Exhibit 10.1

(Australian Branch)

US$205,000,000 Term Loan Facility

US$25,000,000 Revolving Loan Facility

A$40,000,000 Letter of Credit Facility

SYNDICATED FACILITY AGREEMENT

dated 28 February 2023

for

METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD

arranged by

CITIBANK N.A., SYDNEY BRANCH and BANK OF MONTREAL

acting as Mandated Lead Arrangers and Bookrunners

with

CITISECURITIES LIMITED

acting as Agent

CONTENTS

Clause	Page

1.	Definitions and Interpretation	1
2.	The Facilities	52
3.	Purpose	53
4.	Conditions of Utilisation	54
5.	Utilisation – Loans	59
6.	Utilisation – Letters of Credit	60
7.	Letters of Credit	63
8.	Repayment	66
9.	Prepayment and Cancellation	67
10.	Restrictions	72
11.	Interest	73
12.	Interest Periods	75
13.	Changes to the Calculation of Interest	76
14.	Fees	78
15.	Tax Gross-Up and Indemnities	79
16.	Increased Costs	83
17.	Other Indemnities	84
18.	Mitigation by the Finance Parties	85
19.	Costs and Expenses	86
20.	Guarantee	87
21.	Corporate Representations	92
22.	Project Representations	100
23.	Information Undertakings	102
24.	Financial Covenants	110
25.	General Undertakings	112
26.	Project Undertakings	118
27.	Accounts	126
28.	Events of Default	132
29.	Changes to the Lenders	140
30.	Changes to the Obligors	147
31.	Restriction on Debt Purchase Transactions	148

page i

32.	Role of the Agent and the Arranger	150
33.	Conduct of Business by the Finance Parties	160
34.	Sharing among the Finance Parties	160
35.	Public Offer	163
36.	Payment Mechanics	165
37.	Set-Off	170
38.	Notices	170
39.	Calculations and Certificates	176
40.	Partial Invalidity	177
41.	Remedies and Waivers	177
42.	Amendments and Waivers	178
43.	Instructions and Decisions	183
44.	Confidentiality	184
45.	PPSA Provisions	189
46.	Anti-money Laundering and Sanctions	189
47.	Confidentiality of Funding Rates	190
48.	Counterparts	191
49.	Indemnities and Reimbursement	192
50.	Acknowledgement	192
51.	Contractual recognition of bail-in	192
52.	Governing Law	195
53.	Enforcement	195

page ii

page iii

THIS AGREEMENT is dated 28 February 2023 and made between:

(1)	METALS ACQUISITION CORP, an exempted company incorporated in the Cayman Islands, company number 372802, of Suite 400, 425 Houston Street, Fort Worth, Texas 76102, United States of America and METALS ACQUISITION LIMITED incorporated in Jersey with registration number 144625, of 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey (each the "Company");

(2)	THE ENTITY listed in Part I of Schedule 1 as borrower ("Borrower");

(3)	THE ENTITIES listed in Part I of Schedule 1 as original guarantors (together with the Company the "Original Guarantors");

(4)	CITIBANK N.A., SYDNEY BRANCH (ABN 34 072 814 058) and BANK OF MONTREAL as mandated lead arrangers and bookrunners (whether acting individually or together the "Arranger");

(5)	CITIBANK N.A., SYDNEY BRANCH (ABN 34 072 814 058) (the "Initial Account Bank");THE ENTITIES listed in Part II of Schedule 1 as lenders ("Original Lenders"); and

(6)	CITISECURITIES LIMITED (ABN 51 008 489 610) (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Aboriginal Heritage Law" means any State or Commonwealth legislation that provides for the recognition and protection of sites of significance to Aboriginal people.

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

"Accession Letter" means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

"Account Bank" means the Initial Account Bank or a replacement account bank which is an Acceptable Bank and acceptable to the Agent (acting on the instructions of the Majority Lenders) appointed in accordance with this Agreement.

"Account Bank Agreement" means any account bank agreement and associated documents entered into by the Borrower and an Account Bank which is required under clause 27.1(d).

"Acquisition" means the acquisition of 100% of the issued share capital in the Target by the Borrower under the Sale and Purchase Agreement.

"Additional Business Day" means any day specified as such in the Compounded Rate Terms.

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

"Additional Obligor" means an Additional Guarantor.

"Adjusted EBITDA" means for any period, EBITDA for that period adjusted by deducting (to the extent that the following items are not already deducted in determining EBITDA):

(a)	any payments of any income (or similar) taxes paid by a member of the Borrower Group and adding back any tax rebates, refunds or credit in respect of any such taxes received by the member of the Borrower Group, in each case during that period (or, for the purposes of calculating the Forecast Cash Flow Coverage Ratio, the projected payments, rebates, rebates or credit in respect of such taxes, as set out in the Base Case Financial Model for such period);

(b)	any Capital Expenditure actually paid in cash by a member of the Borrower Group during that period (or, for the purposes of calculating the Forecast Cash Flow Coverage Ratio, the projected Capital Expenditure of the members of the Borrower Group for that period, as set out in the Base Case Financial Model).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annual Operating Budget" means the cash flow budget for the Borrower Group approved by the board of the Borrower, to be provided to the Agent under clause 4.1 (Initial conditions precedent), as updated and amended from time to time as required under and in accordance with clause 23.6 (Annual Reporting).

"Approved Hedge Counterparty" means each Arranger and each Original Lender and each of their Affiliates.

"Approved Hedging Programme" means the document entitled "Approved Hedging Programme – Project Chariot 2023" provided to the Agent under clause 4.1 (Initial conditions precedent) as amended in accordance with this Agreement.

"Assignment Agreement" means an agreement in the form agreed between the Agent and the relevant assignor and assignee.

"Associate" has the meaning given to it in Section 128F(9) of the Tax Act.

"Auditors" means Ernst & Young, or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

"Australian Withholding Tax" means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence (including each Water Licence), permit, order, concession, franchise, exemption, filing or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Authorised Signatory" means:

(a)	in respect of an Obligor, any director or secretary, or any person from time to time nominated as an Authorised Signatory by the Obligor by a notice to the Agent accompanied by certified copies of signatures of all new persons so appointed in accordance with clause 23.8(g) (Information: miscellaneous); and

(b)	in respect of the Agent, Security Trustee or a Lender, any person whose title or acting title includes the word Chief, Counsel, Head, Director or President or cognate expressions, or any secretary or director.

"Availability Period" means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is one calendar month after the date of Financial Close;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one calendar month before the Termination Date; and

(c)	in relation to Facility C, the period from and including the date of this Agreement to and including the date falling one calendar month before the Termination Date.

"Available Cash" means any amounts classified according to applicable IFRS as 'Cash' (which is held with an Acceptable Bank).

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility B or Facility C only, that Lender's participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Case Financial Model" means the excel document in a form and substance equivalent to that provided at Financial Close comprising the reserves position, business plan, production, operating and financial forecasts (including forecast Capital Expenditure and forecast Revenues) of the Borrower Group from the date of Financial Close until the end of the currently forecast life of mine, or in relevant cases, such longer term as necessary to demonstrate compliance with any forward-looking financial covenants required under this Agreement, provided to the Agent under clause 4.1 (Initial conditions precedent), as updated annually and from time to time in accordance with clause 23.5 (Updates to Base Case Financial Model) and for the purposes of evidencing that the Borrower is permitted to increase the amount of hedging permitted under the Approved Hedging Programme or to make Permitted Acquisitions.

"Base Copper and Silver Forward Price" means the US dollar unhedged copper and silver price forecast being the lower of:

(a)	the forward curve provided by AME Research (as applicable);

(b)	the LME Forward Curve for Copper and CME Forward Curve for Silver (as applicable); or

(c)	as otherwise agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders).

"Base FX Assumption" means on any date, the AUD-USD rate of exchange on Bloomberg screen FRD at or about 11 a.m. on the relevant date or as otherwise agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders).

"Beneficiaries" has the meaning given to it in the Security Trust Deed.

"Borrower Affiliate" means the Borrower, any Affiliates of the Borrower, any trust of which it or any of its Affiliates is a trustee, any partnership of which it or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, it or any of its Affiliates.

"Borrower and Company General Security Deed" means the general security deed to be dated before Financial Close between the Borrower and the Company and the Security Trustee.

"Borrower Group" means the Borrower and each of its Subsidiaries.

"Break Costs" means any amount specified as such in the Compounded Rate Terms.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Sydney, Jersey, New York, Hong Kong, Singapore and any Additional Business Day.

"Capital Expenditure" means any expenditure or monetary obligation of the Borrower Group of a capital nature in connection with the Project (including Sustaining Capital Expenditure and repairs and maintenance, to the extent they are capital in nature).

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within six months after the relevant date of calculation and issued by an Acceptable Bank;

(b)	bonds, debentures, stock, treasury bills, notes or any other security issued or guaranteed by the government of the United States of America, the Commonwealth of Australia or any government of any State or Territory of the Commonwealth of Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Portugal, Ireland, Greece or Spain) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within six months after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds (i) which have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) to the extent that investment can be turned into cash on not more than 30 days' notice;

(e)	overnight deposits held with an Acceptable Bank; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which the Borrower is alone (or together with other members of the Borrower Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

"Cash Sweep" means the amounts repaid by the Borrower in respect of Facility A in accordance with clause 8.2(a)(i) (Cash Sweep).

"Cayman Companies Act" means the Companies Act (as revised) of the Cayman Islands.

"Cement Supply Agreement" means the document titled "Forward Purchase Agreement – Supply of Cement" with a commencement date of 1 January 2022 between the Target and East Coast Cement Pty Ltd ACN 603 062 497.

"Central Bank Rate" has the meaning given to that term in the Compounded Rate Terms.

"Central Bank Rate Adjustment" has the meaning given to that term in the Compounded Rate Terms.

"Certain Funds Period" means the period from the date of this Agreement to and including the earlier of:

(a)	Financial Close; and

(b)	1 June 2023.

"Clean Up Period" means the period on and from Completion to and including the date which is 90 days after Completion.

"Cobar Terminal Services Agreement" means the document titled "Cobar Terminal Services Agreement" dated 31 August 2021 between the Target and Aurizon Port Services NSW Pty Ltd ACN 103 570 181.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means a Facility A Commitment or Facility B Commitment or Facility C Commitment.

"Company Offshore Security Document" means the security documents to be given by the Company governed by Jersey law and Cayman Islands law over all of the Company's assets and undertaking and the Jersey Company SIA.

"Completion" has the meaning given in the Sale and Purchase Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Compounded Rate Supplement" means a document which:

(a)	is agreed in writing by the Borrower and the Agent (acting on the instructions of all Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to the Borrower and each Finance Party.

"Compounded Rate Terms" means the terms set out in Schedule 13 (Compounded Rate Terms) or in any Compounded Rate Supplement.

"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.

"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of all Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrower and each Finance Party.

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(D)	is included in a Jersey Consent letter provided in connection with the registration of a Company Offshore Security Document governed by Jersey law; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a form as set out in Schedule 9 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Consent Deed" means a consent deed in a form acceptable to the Agent (acting reasonably) in relation to the attachment of the Transaction Security to the following:

(a)	the Diesel Supply Agreement;

(b)	the Cement Supply Agreement; and

(c)	any other Material Contract which the Agent determines (acting reasonably) requires consent to the Transaction Security attaching to it or any property in connection with it.

"Consultancy Services Umbrella Agreement" means the document titled "Umbrella Agreement - Consultancy Services" dated 8 February 2021 between the Target and Golder Associates Pty Ltd ACN 006 107 857.

"Contamination" means the presence of any substance at a level exceeding that naturally occurring:

(a)	in relation to land, in, on or under that land;

(b)	in relation to groundwater percolating through land, in that groundwater;

(c)	in relation to a river or stream, in its waters, in, on or under its bed or riparian land or in or on animal or plant life growing in its waters or on its bed; or

(d)	in relation to sea or oceanic waters, in those waters, on or under its bed or in or on animal or plant life growing in its waters or on its bed.

"Cooling Plant Agreement" means the document titled "Wet Equipment Hire Contract" dated 6 September 2019 between the Target and Aggreko Generator Rentals Pty Ltd ACN 001 991 457.

"Copper Purchase Agreement" means the agreement to be dated before Financial Close entitled " copper purchase agreement" between the Company as seller, the Borrower, the Stream Purchaser as purchaser and which will, following completion of a section 260B whitewash procedure under the Corporations Act, be acceded to by the Target in Agreed Form.

"Copper Streaming Facility" means the financial accommodation made available to the Company under the Copper Purchase Agreement.

“Copper Streaming Facility Security Documents” means the “Copper Security Documents” as defined in the Copper Purchase Agreement in Agreed Form.

"Copper Stream Obligations" means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any

Obligor to the Stream Purchaser under, in connection with or pursuant to the Copper Purchase Agreement and Copper Streaming Facility Security Documents, each in Agreed Form.

"Copper Stream Security Trust Deed" means the deed entitled "Security Trust Deed (Copper Stream)" to be dated before Financial Close and made between, among others, the Company and the security trustee named in that deed in Agreed Form.

"Copper Streaming Intercompany Loan Agreement" means the intercompany loan between the Company and the Borrower to be dated before Financial Close under which the proceeds of the upfront deposit to be paid by the Stream Purchaser under the Copper Purchase Agreement are on-lent to the Borrower in Agreed Form.

"Corporations Act" means the Corporations Act 2001 (Cth).

"Credit Adjustment Spread" means, in respect of any Loan, any rate which is either:

(a)	specified as such in the Compounded Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Compounded Rate Terms,

except that if the Credit Adjustment Spread is less than zero, it will be deemed to be zero.

"Cumulative Compounded RFR Rate" means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 15 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 14 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Rate" means the rate specified as such in the Compounded Rate Terms.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	acquires by way of assignment, novation or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, or allowing it to control the exercise of rights relating to,

any Commitment or amount outstanding under this Agreement.

"Debt Service" means for any Relevant Period, the aggregate amount of interest and amounts in the nature of interest paid or incurred during that period (as stated on the Borrower's financial statements) in relation to Financial Indebtedness of the Borrower Group, including:

(a)	commitment fees, ongoing fees and all similar fees of a periodic nature (other than interest), but excluding any upfront fees; and

(b)	scheduled payments of principal of Facility A, but excluding:

(i)	the final bullet repayment of Facility A on the termination date of that Facility;

(ii)	any voluntary or mandatory prepayments or repayments; and

(iii)	any Cash Sweep,

plus or minus the net amount of any difference payments under the Hedging Agreements (but excluding the net close out amounts payable to the Borrower under a Hedging Agreement which has been closed out or terminated), paid during that Relevant Period in respect of the Financial Indebtedness of the Borrower Group.

"Debt Service Cover Ratio" means, for any Relevant Period, the ratio of:

(a)	Adjusted EBITDA; to

(b)	Debt Service.

"Default" means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default.

"Defaulting Finance Party" means any Finance Party (other than a Lender which is a Borrower Affiliate):

(a)	which (in any capacity) has failed to make a payment when due under this Agreement or has notified a Party that it will not make such a payment;

(b)	which (in any capacity) has otherwise rescinded or repudiated a Finance Document;

(c)	which is an Issuing Person which has failed to issue a Letter of Credit (or has notified the Agent or the Borrower (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5(b) (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Borrower (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.1 (Claims under a Letter of Credit); or

(d)	which:

(i)	is or is adjudicated to be insolvent;

(ii)	applies or resolves to be wound up, given protection against creditors or placed in bankruptcy or any analogous process; or

(iii)	is subject to the appointment of a liquidator, administrator, manager, trustee in bankruptcy or any analogous process,

unless, in the case of paragraphs (a) and (c) above:

(iv)	its failure to pay or to issue a Letter of Credit, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(v)	the Finance Party is disputing in good faith whether it is contractually obliged to make the payment in question.

"Derivative Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Diesel Supply Agreement" means the document titled "Diesel Supply Agreement" dated 7 September 2012 between the Target and Glencore Singapore Pte Ltd ABN 42 883 745 924.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distributions" means:

(a)	any payment by the Company, or a member of the Borrower Group to the Company or any of its or their wholly-owned Subsidiaries that are not themselves member of the Borrower Group in relation to share capital (including by way of redemption, reduction or repayment of share capital), payments of dividends, payments of principal or interest in relation to shareholder loans;

(b)	any Sponsor Affiliate Payment;

(c)	$75,000,000 deferred consideration payable to Glencore Operations Australia Pty Limited under the Sale and Purchase Agreement;

(d)	the First Contingent Copper Payment; and

(e)	the Second Contingent Copper Payment.

"EBITDA" means for any period, the total consolidated operating income of the Borrower Group for that period as stated in the Borrower's financial statements (or, for the purposes of calculating the Forecast Cash Flow Coverage Ratio, the projected total consolidated operating income of the Borrower Group, as set out in the Base Case Financial Model) before interest and taxation and:

(a)	after adding back any amount attributable to the amortisation, depreciation or impairment charges and any unrealised gains or losses in respect of any Derivative Transactions other than any Derivative Transaction entered into in accordance with the Approved Hedging Programme;

(b)	excluding any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(i)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(ii)	disposals, revaluations or impairment of non-current assets; and

(iii)	disposals of assets associated with discontinued operations,

on the basis that the closing out of any Derivative Transactions is not an item of an unusual or non-recurring nature for these purposes;

(c)	excluding any upward or downward adjustment of any non-cash provision during that period; and

(d)	excluding unrealised mark-to-market gains and losses under any Derivative Transaction entered into in accordance with the Approved Hedging Programme.

"Economic Assumptions" means, in relation to the Base Case Financial Model, assumptions relating to escalation factors, Base Copper and Silver Forward Price, Base FX Assumption, hedging volumes and prices, discount rates, interest rates, inflation rates and Taxes, and any other assumption which in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) is necessary to run the Base Case Financial Model.

"Environment" means all aspects of the surroundings of human beings including:

(a)	the physical factors of those surroundings, such as land, the waters and the atmosphere;

(b)	the biological factors of those surroundings, such as animals, plants and other forms of life; and

(c)	the aesthetic factors of those surroundings such as appearance, sounds, smells, tastes and textures.

"Environment and Social Expert" means:

(a)	SRK Consulting;

(b)	any replacement environmental and social expert or adviser appointed by agreement between the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"Equity Contribution" means the contribution (in form and substance satisfactory to the Agent acting on the instructions of all Lenders) to the funds required for completion of the Acquisition not funded by Utilisations under Facility A and drawings under the Junior Debt Documents.

"ERISA" means the US Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that for purposes of Title I or Title IV of ERISA or section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Obligor or a Subsidiary of an Obligor under section 414 of the Code.

"ERISA Event" means any one or more of the following:

(a)	any reportable event, as defined in section 4043 of ERISA, with respect to a Plan, other than those events as to which the notice period referred to in section 4043(a) of ERISA has been waived as of the date hereof;

(b)	the filing of a notice of intent to terminate any Plan (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(c)	the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the Pension Benefit Guaranty Corporation under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)	the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under section 430 of the Code or section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance;

(e)	the application for waiver of, or any failure to satisfy, the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not waived;

(f)	a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of section 430 of the Code or section 303 of ERISA;

(g)	receipt by an Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from an Obligor or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, "insolvent" (within the meaning of Section 4245 of ERISA), in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA);

(h)	the failure of an Obligor or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any instalment payment with respect to withdrawal liability under Section 4201 of ERISA;

(i)	the cessation of operations at a facility of an Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, or the withdrawal by an Obligor or any ERISA Affiliate from a Plan during a plan year for which it was a "substantial employer", as defined in Section 4001(a)(2) of ERISA;

(j)	an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under section 4007 of ERISA); or

(k)	the occurrence of an act or omission which could give rise to the imposition on an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate of fines, penalties, taxes or related charges under the Code or ERISA in respect of any Plan.

"Event of Default" means any event or circumstance specified as such in Clause 28 (Events of Default).

"Excess Cash" means, on any date, the cash balance of the Borrower Group during the relevant Interest Period that is available for Distributions (excluding any cash balance already in the Distribution Account before that date) after making all other required payments in accordance with items 27.4(a) to (i) of clause 27.4 (Cashflow Waterfall – Proceeds Account), after allowance for the required minimum cash and Cash Equivalent Investments (net of any redemption costs) balance of US$30,000,000. Excess Cash does not include (i) the proceeds from the Company issuing equity in connection with listing on ASX (or undertaking an alternative equity raise), (ii) the proceeds from any sale and lease back (hire purchase) of assets up to US$30,000,000 in aggregate as long as the assets continue to be used for the Project.

"Expiry Date" means, for a Letter of Credit, the last day of its Term. "Facility" means Facility A or Facility B or Facility C.

"Facility A" means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Repayment Date" means 31 March, 30 June, 30 September and 31 December in each year commencing on the first such date which is at least 3 months after Financial Close, which is expected to be 30 September 2023, or if any such date is not a Business Day, the preceding Business Day.

"Facility A Repayment Instalment" means, in respect of each Facility A Repayment Date, the amount set out in the Facility A Repayment Schedule corresponding to that date.

"Facility A Repayment Schedule" means the amortisation schedule prepared by the Agent on behalf of the Lenders, sculpted to a Debt Service Cover Ratio of 1.50x, so that the Facility A Loan is fully amortising over a notional 5 year loan life based on the Base Case Financial Model as at Financial Close or as amended from time to time in accordance with clause 23.5(g).

"Facility B" means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility C" means the Letter of Credit facility made available under this Agreement as described in Clause 2 (The Facilities).

"Facility C Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility C Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement under the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between the Arrangers or an Original Lender and the Company (or the Agent and the Company or the Security Trustee and the Company) setting out any of the fees referred to in Clause 14 (Fees) or any other fees in connection with the Facilities, including the letters listed below:

(a)	the invitation letter from the Company to each Original Lender dated 8 November 2022;

(b)	the fee letter from Citibank, N.A., Sydney Branch to the Company dated 9 November 2022;

(c)	the fee letter from Bank of Montreal to the Company dated 10 November 2022;

(d)	the fee letter from National Bank of Canada to the Company dated 10 November 2022;

(e)	the commitment letter from Bank of Nova Scotia to the Company dated 10 November 2022; and

(f)	the commitment variation letter between the Company and Bank of Montreal and each Original Lender (other than BMO Harris Bank N.A.) dated 9 January 2023.

"Final Adjustment Amount" has the meaning given in the Sale and Purchase Agreement.

"Final Adjustment Interest Amount" has the meaning given in the Sale and Purchase Agreement.

"Finance Document" means:

(a)	this Agreement;

(b)	any Compliance Certificate;

(c)	any Mandate and Commitment Letter;

(d)	any Fee Letter;

(e)	any Accession Letter;

(f)	any Resignation Letter;

(g)	the Security Trust Deed;

(h)	the Intercreditor Deed;

(i)	any Hedging Agreement;

(j)	any Recognition Certificate;

(k)	any Transaction Security Document;

(l)	any Account Bank Agreement;

(m)	any Tripartite Deed;

(n)	any Utilisation Request;

(o)	any Compounded Rate Supplement;

(p)	any Compounding Methodology Supplement;

(q)	any agreement under Clause 29.1(b); and

(r)	any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Arranger, the Security Trustee, a Hedge Counterparty or a Lender.

"Financial Close" means the date on which the Agent, acting on behalf of the Lenders, confirms that the initial conditions precedent to this Agreement are satisfied or waived.

"Financial Covenant" means each of the covenants set out in clause 24.1 (Financial covenants).

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and any debit balance at any financial institution;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force before 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing (including amounts payable under the Silver Streaming Facility and the Copper Streaming Facility);

(h)	consideration for the acquisition of assets or services payable more than 90 days after acquisition;

(i)	any Derivative Transaction (and, when calculating the value of any Derivative Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Derivative Transaction, that amount) shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"First Contingent Copper Payment" means the unsecured, subordinated payment of up to $75,000,000 deferred consideration payable by the Company to Glencore Operations Australia Pty Limited under the Sale and Purchase Agreement payable if, over the life of the Project, the average daily LME closing price of copper is greater than US$9,370 per metric tonne for any rolling 18-month period (starting at Completion).

"Forecast Cash Flow Coverage Ratio" means the ratio of:

(a)	the net present value of Adjusted EBITDA over a five year forecast from Reserves, as outlined in the Base Case Financial Model; to

(b)	the aggregate amount outstanding under the Facilities.

"Freehold Property" means each freehold property held by the Target listed in Part I of Schedule 17 (Real Property).

"Freehold Property Mortgages" means each mortgage to be granted by the Target in favour of the Security Trustee in respect of the Freehold Property.

"Funding Rate" means any individual rate notified by a Lender to the Agent under Clause 13.3(a)(ii) (Cost of funds).

"Funds Flow Statement" means the statement of sources and uses of funds prepared by the Borrower in relation to the completion of the Acquisition.

"Glencore NSR Royalty Agreement" means the Cobar Royalty Deed to be entered into on or around Completion between Target, the Company and Glencore Operations Australia Pty Limited in Agreed Form.

"Golder Umbrella Agreement" means the document titled "Umbrella Contract – Consultancy Services" dated 26 February 2021 between the Target and Golder Associates Pty Ltd ACN 006 107 857.

"Good Mining Practice" means the exercise of that degree of skill, care, prudence, operational and financial foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as the Obligors under the same or similar circumstances, with the exercise of skill, care, prudence, operational and financial foresight and operating practices to be substantially in accordance with recognised best practices in the mining industry in Australia.

"Governmental Agency" means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self regulatory organisation established under statute or any stock exchange.

"Group" means the Company, the Borrower and each Subsidiary of the Company or the Borrower.

"Guarantee" means the guarantee, undertaking and indemnity given under Clause 20 (Guarantee).

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors).

"GST Law" means the same as "GST law" means in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

"Haulage Agreement" means the document titled "Rail Haulage Services Agreement" dated on or around 1 December 2009 and as varied on 1 December 2015 and 8 September 2020 between the Target and Qube Logistics (Rail) Pty Ltd ACN 082 313 415 (formerly South Spur Rail Services Pty Ltd).

"Hedge Counterparty" means any person which is, or has become, a party to the Security Trust Deed as a Hedge Counterparty in accordance with the Security Trust Deed and to the Intercreditor Deed as a Hedge Counterparty in accordance with the Intercreditor Deed.

"Hedge Protocol" means the document entitled 'Hedge Protocol' and provided to the Agent under clause 4.1 (Initial conditions precedent) as amended in accordance with this Agreement detailing, among other things, the minimum and maximum volumes, the initial and on-going hedging, approved counterparties to any Derivative Transaction and requirements for close out provisions.

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging only the types of liabilities and/or risks in relation to the Facilities which is required or permitted to be entered into by this Agreement.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means the International Financial Reporting Standards applied in accordance with generally accepted accounting principles, standards and practices in Australia.

"Independent Technical Expert" means:

(a)	SRK Consulting; or

(b)	any replacement technical expert or adviser appointed by agreement between the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Insurances" means the insurances required to be taken out or maintained by the Obligors to comply with this Agreement and the Transaction Security Documents.

"Intercreditor Deed" means the deed entitled "Intercreditor Deed" to be dated before Financial Close and made between, among others, the Borrower, the Lenders, the Agent and the Security Trustee.

"Intercreditor Deed Accession Deed" has the meaning given to the term "Accession Deed" in the Intercreditor Deed.

"Interest Payment" means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Loan.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

"Ipso Facto Event" has the meaning given to it in Clause 20.1 (Guarantee).

"Issuing Person" means the Lender under Facility C so long as, in respect of a Letter of Credit issued or to be issued under this Agreement, the "Issuing Person" shall be the Issuing Person which has issued or has been requested to issue that Letter of Credit.

"ITSA" means an indirect tax sharing agreement which:

(a)	satisfies the requirements of section 444-90 of the Taxation Administration Act 1953

(Cth); and

(b)            covers all group liabilities of the GST Group to which an Obligor is a member.

"Jersey Companies Law" means the Companies (Jersey) Law 1991.

"Jersey Company SIA" means the Jersey law security interest agreement to be granted by the Company which is incorporated in Jersey in favour of the Security Trustee in respect of all intangible Jersey situs assets held by that Company.

"Jersey Consent Letter" means a consent letter (in the form acceptable to the Security Trustee) executed by any party granting a Company Offshore Security Document governed by the laws of Jersey, consenting to the registration of a financing statement on the SIR, in respect of the security interest to be created pursuant to such Company Offshore Security Document.

"Joint Venture" means any form of joint venture, whether a company, unincorporated entity, undertaking, association, partnership or other similar entity or arrangement.

"JORC Code" means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia, effective as at December 2012, as updated from time to time.

"Junior Debt" means the Permitted Financial Indebtedness incurred under or in respect of the Mezzanine Debt Facility, the Silver Streaming Facility, the Copper Streaming Facility and the NSR Royalty.

"Junior Debt Documents" means each of the following:

(a)	in respect of the Mezzanine Debt Facility the:

(i)	Mezzanine Debt Facility Agreement;

(ii)	Mezzanine Debt Facility Security Documents; and

(iii)	Mezzanine Security Trust Deed.

(b)	in respect of the Silver Streaming Facility the:

(i)	Silver Purchase Agreement;

(ii)	Silver Streaming Facility Security Documents;

(iii)	Silver Stream Security Trust Deed; and

(iv)	Silver Streaming Intercompany Loan Agreement;

(c)	in respect of the Copper Streaming Facility the:

(i)	Copper Purchase Agreement;

(ii)	Copper Streaming Facility Security Documents;

(iii)	Copper Stream Security Trust Deed; and

(iv)	Copper Streaming Intercompany Loan Agreement;

(d)	in respect of the NSR Royalty the:

(i)	Glencore NSR Royalty Agreement;

(ii)	all "NSR Documents" as defined in the defined in the Intercreditor Deed,

and any other document, agreement or understanding (in writing or not) between any Obligors or between an Obligor and any shareholder of any of them which evidences Financial Indebtedness of an Obligor to another Obligor or shareholder of any of them.

"Key Material Contract" means each of the following Material Contracts:

(a)	the Offtake Agreement;

(b)	the Transitional Services Agreement;

(c)	the Sale and Purchase Agreement;

(d)	the PPX Supply Contract;

(e)	the ME Supply Contract;

(f)	the Shiploader Agreement;

(g)	the Haulage Agreement;

(h)	the Cobar Terminal Services Agreement;

(i)	the Cooling Plant Agreement;

(j)	the Ventilation Construction Agreement;

(k)	the Project Leases;

(l)	any Material Contract which in the opinion of the Agent (acting on the instructions of the Majority Lenders, each acting reasonably) is a Key Material Contract for the purposes of this definition; and

(m)	any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

"Key Tenement" means each Tenement other than Exploration Licence 6223 (1992) and Exploration Licence 6907 (1992) or any other Tenement the Agent (acting on the instructions of all the Lenders) agrees is not a Key Tenement.

"Leasehold Property Mortgages" means each mortgage to be granted by the Target in favour of the Security Trustee in respect of the Project Leases.

"Legal Opinions" means each of the legal opinions given under Schedule 2. "Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitations laws, the possibility that an undertaking to assume liability for or indemnity of a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	any other matters which are set out as qualifications or reservations as to matters of law in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with this Agreement.

"Lender Presentation" means the document in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

"Less Key Material Contract" means each of the following Material Contracts:

(a)	the Diesel Supply Agreement;

(b)	the Cement Supply Agreement;

(c)	the Consultancy Services Umbrella Agreement;

(d)	any Material Contract which in the opinion of the Agent (acting on the instructions of the Majority Lenders, each acting reasonably) is a Less Key Material Contract for the purposes of this definition; and

(e)	any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

"Letter of Credit" means:

(a)	a letter of credit or bank guarantee, substantially in the form required by the New South Wales Department of Mines as set out in Schedule 11 (Form of Letter of Credit) or in any other form provided by the Issuing Person; or

(b)	any guarantee, indemnity or other instrument in a form requested by the Borrower and agreed by the Issuing Person.

"Life of Mine Plan" means, at any time, the independent technical report summary dated 13 May 2022 prepared by Behre Dolbear Australia Pty Ltd in accordance with the SEC Regulation S-K technical Report Summary requirements in respect of CSA Copper Mine – New South Wales – Australia, provided to the Agent under clause 4.1 (Initial conditions precedent) as such mine plan may be amended or updated at such time in accordance with the in accordance with this Agreement.

"Loan" means a Facility A Loan or a Facility B Loan.

"Lookback Period" means the number of days specified as such in the Compounded Rate Terms.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate at least 66⅔ per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 66⅔ per cent of the Total Commitments immediately before the reduction). Where a Lender's Commitment has been reduced to zero, but it has an outstanding participation in any outstanding Utilisations, then for this purpose its Commitment will be taken to be the aggregate amount of its participation.

"Mandate and Commitment Letter" means any mandate and commitment letter or letters dated on or before the date of this Agreement between the Company and an Arranger or the Company and an Original Lender.

"Margin" means 3.00 per cent. per annum for Facility A and Facility B.

"Market Disruption Rate" means the rate (if any) specified as such in the Compounded Rate Terms.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operation, property, condition (financial or otherwise) or prospects of the Obligors taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted under any of, the Finance Documents or the rights or remedies of any Finance Party or the Security Trustee under any of the Finance Documents.

"Material Contracts" means:

(a)	each Key Material Contract;

(b)	each Less Key Material Contract;

(c)	any other contract entered into by a member of the Borrower Group which is material to the operation of the Project and which the Agent determines (acting on the instructions of the Majority Lenders, each acting reasonably) is a Material Contract;

(d)	any other document designated as such by the Agent and the Company; and

(e)	any document entered into for the purpose of varying, novating, supplementing, extending, replacing or restating any of the above.

"ME Supply Contract" means the document titled "Mobile Equipment Supply Contract (Supply of Capital Equipment and Associated Services)" dated 30 June 2020 between Mount Isa Mines Limited ACN 009 661 447 (acting in its personal capacity and as agent for the Target and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382.

"Mezzanine Debt Facility" means the financial accommodation made available to the Borrower under the Mezzanine Debt Facility Agreement.

"Mezzanine Debt Facility Agreement" means the agreement to be dated before Financial Close entitled "US$135,000,000 mezzanine debt facility" between the Borrower as borrower, the Company as guarantor, Sprott Private Resource Lending II (Collector), LP as lender and others in Agreed Form.

"Mezzanine Debt Facility Security Documents" means the “Transaction Security Documents” as defined in the Mezzanine Debt Facility Agreement in each case in Agreed Form.

"Mezzanine Security Trust Deed" means the deed entitled "Security Trust Deed (Mezzanine)" to be dated before Financial Close and made between, among others, the Borrower, the Company and the security trustee named in that deed in Agreed Form.

"Mining Act" means the Mining Act 1992 (NSW). "Mining Mortgages" means:

(a)	each mortgage to be granted by the Target in favour of the Security Trustee in respect of the Tenements under the Target General Security Deed;

(b)	any mining mortgage over a tenement that becomes a Tenement after Financial Close; and

(c)	any mining mortgage granted by a Guarantor in favour of the Security Trustee.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) for which there are rules specified as "Business Day Conventions" in the Compounded Rate Terms, those rules shall apply, or for all other purposes:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means any multiemployer plan as defined in section 4001(a)(3) of ERISA, which is or was contributed to by an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate (or to which any of the foregoing had any obligation to contribute or any liability, contingent or otherwise).

"Native Title Claim" means any application, claim, right or entitlement, (whether arising by statute or otherwise) of any indigenous person or traditional owner to any estate or interest in land by which that person or owner is applying for or claiming or has that estate or interest in land because that person is indigenous, is a traditional owner or otherwise has a relationship with the land including any application, claim, right or entitlement under the Native Title Act 1993 (Cth) or any analogous legislation.

"Net Debt" means, in relation to the Borrower Group, at the end of any Relevant Period, the sum of the following items (as stated on the Borrower's financial statements):

(a)	the consolidated Financial Indebtedness of the Borrower Group, excluding any liabilities related to:

(i)	unrealised Derivative Transactions;

(ii)	the Mezzanine Debt Facility;

(iii)	the Silver Streaming Facility;

(iv)	the Copper Streaming Facility;

(v)	the NSR Royalty; and

(vi)	any other subordinated loans referred to or permitted under this agreement;

(b)	less the Available Cash and Cash Equivalent Investments. "Net Debt to EBITDA" means, for any Relevant Period, the ratio of:

(a)	Net Debt; to

(b)	EBITDA.

"New Lender" has the meaning given in Clause 29 (Changes to the Lenders).

"NSR Royalty" means the 1.5% copper only net smelter return royalty granted by Target to Glencore Operations Australia Pty Limited under the Glencore NSR Royalty Agreement.

"Obligor" means the Borrower or a Guarantor.

"Obligor Shares" means any shares, membership or other equity interests, or other equity securities in or issued by any Obligor or Target but excluding the Company.

"Offshore Associate" means an Associate:

(a)	which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

(b)	which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and

which does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

"Offtake Agreement" means:

(a)	the offtake agreement to be entered into between the Target as seller and Glencore International AG as the buyer on or before Completion; and

(b)	any additional or replacement offtake agreement, on market-based commercial terms consistent with the Base Case Financial Model and approved by the Agent (acting on the instructions of the Majority Lenders).

"Offtaker" means Glencore International AG and any other offtaker under an Offtake Agreement approved by the Agent.

"Operating Costs" means all costs and expenses incurred and paid or payable by the Borrower Group in the ordinary course of business in connection with the day-to-day activities of the Project, including (without double-counting):

(a)	cash expenses incurred in connection with the operation and maintenance of the Project that are not of a capital nature;

(b)	administrative, management and employee costs;

(c)	payments under any equipment leases;

(d)	payments of an operating nature under the Material Contracts (including water, land leases, rail and port usage);

(e)	insurance premia and deductibles; and

(f)	any other operating or recurring costs and expenses of the Borrower in connection with the operation and/or maintenance of the Project (excluding Debt Service) that the Borrower and the Agent agree are Operating Costs.

"Original Financial Statements" means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Borrower Group for the financial years or half year, ended 2022, 2021 and 2020;

(b)	in relation to each Original Guarantor (other than Metals Acquisition Limited), its audited financial statements for its financial years ended 31 December 2020, 31 December 2021 and 31 December 2022; and

(c)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 30 (Changes to the Obligors).

"Original Guarantor" means each entity listed as such in Part I of Schedule 1. "Original Obligor" means the Borrower or an Original Guarantor.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Payable Copper" means 96.2% of any and all copper in whatever form or state that is mined, produced, extracted or otherwise recovered from the Tenements, including

(a)	any copper derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Tenements; and

(b)	copper contained in any ore or other products resulting from further milling, processing or other beneficiation of minerals mined, produced, extracted or otherwise recovered (including concentrates and dore bars) or derived from the Tenements.

"Payable Silver" means 90% of any and all silver in whatever form or state that is mined, produced, extracted or otherwise recovered from the Tenements, including

(a)	any silver derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Tenements; and

(b)	silver contained in any ore or other products resulting from further milling, processing or other beneficiation of minerals mined, produced, extracted or otherwise recovered (including concentrates and dore bars) or derived from the Tenements.

"Perfection Requirements" means the making or procuring of the appropriate perfection, stamping, endorsements, notarisations, notifications, Authorisations and registration requirements of the Transaction Security Documents and/or the Security created under them.

"Permitted Acquisition" means:

(a)	the Acquisition of the Target;

(b)	any acquisition under the definition of Permitted Disposal;

(c)	any acquisition of Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable following such acquisition (other than in the case of Cash Equivalent Investments maturing within 30 days);

(d)	any acquisition of, subscription for or investment in any business or undertaking, or shares or securities (or equivalent ownership interests) of, any company or corporation (a "Complementary Acquisition"), unless the Complementary Acquisition would have a Material Adverse Effect, and so long as:

(i)	the aggregate consideration during the term of the Facilities for the Complementary Acquisitions (together with the aggregate investment in Permitted Joint Ventures) does not exceed US$50,000,000;

(ii)	no Event of Default is continuing on the closing date for the Complementary Acquisition or would occur as a result of the Complementary Acquisition;

(iii)	the acquired company, corporation, business or undertaking is primarily engaged in, or the acquired company, corporation business assets and undertaking will be used primarily in connection with, a base or precious metals business the same as, substantially similar to or directly related to or directly complementary to that carried on by the Target immediately before the Complementary Acquisition and so long as such company, corporation, business or undertaking does not produce or deal in coal or uranium; and

(iv)	where the consideration during the term of the Facilities for the Complementary Acquisition exceeds US$25,000,000, an updated Base Case Financial Model has been delivered by the Borrower to the Agent and approved by the Agent (acting on the instructions of the Majority Lenders), updated in accordance with clause 23.5 (Updates to Base Case Financial Model), showing a projected Debt Service Cover Ratio of at least 1.5:1.00 on a pro-forma basis following completion of such acquisition; and

(e)	any other acquisition with the prior consent of the Agent (acting on the instructions of the Majority Lenders).

"Permitted Disposal" means any sale, lease, licence, bailment, transfer or other disposal (a "Disposal") which, except in the case of paragraph (b), is on arm's length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of Product under the Offtake Agreement;

(c)	of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company is the Borrower, the Acquiring Company must be an Obligor in the Borrower Group;

(iii)	the Disposing Company had given Security over the asset, the Acquiring Company must have given equivalent Security over that asset;

(iv)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company; and

(v)	the Disposing Company is a Guarantor in the Borrower Group, the Acquiring Company must be a Guarantor in the Borrower Group guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(d)	of assets (other than shares, businesses, real property/intellectual property) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(e)	of obsolete or redundant vehicles, plant and equipment for cash;

(f)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(g)	arising as a result of any Permitted Security;

(h)	of assets to, in connection with or for the purpose of the creation of, a Permitted Joint Venture, so long as, if any such disposal shall include real property of the Target or a Tenement, the net book value (when aggregated with the net book value of all such Disposals in respect of the Target) does not exceed US$10,000,000 (or its equivalent) in total during any 12 month period;

(i)	of assets (other than shares or businesses) for cash (that is not otherwise permitted by the preceding paragraphs) so long as the net book value (when aggregated with the net book value of all such Disposals) does not exceed US$10,000,000 (or its equivalent) in total during any 12 month period;

(j)	of assets (other than shares or businesses), in connection with, or for the purpose of, such assets then continuing to be used by the Borrower or Target under a lease back or hire purchase contract, so long as the net book value (when aggregated with the net book value of all such Disposals) does not exceed US$30,000,000 (or its equivalent) in total;

(k)	pursuant to the grant of leasehold interests in, or licences of, residential property to employees of the Borrower or Target in the ordinary course of business; and

(l)	with the prior written consent of the Agent, acting on the instructions of all Lenders,

so long as, in each case, no Event of Default is subsisting on the date of such Disposal or would occur as a result of such Disposal, and such Disposal would not have, or could not reasonably be expected to have, a Material Adverse Effect.

"Permitted Distribution" means the payment of any Distribution so long as:

(a)	no Event of Default is continuing or would occur as a result of making the Distribution;

(b)	no Offtake Agreement has been terminated, unless it has been replaced with an offtake agreement which the Agent has confirmed in writing is acceptable to it (acting on the instructions of the Majority Lenders);

(c)	the amount of cash or Cash Equivalent Investments (net of any redemption costs) freely available to the Borrower immediately following the Distribution is not less than US$30,000,000;

(d)	the Reserve Tail Ratio for the most recently ended Relevant Period is not less than 25%;

(e)	the Debt Service Cover Ratio set out in the Compliance Certificate for the most recently ended Relevant Period is not less than 1.2:1.00; and

(f)	the Borrower has not exercised its right to remedy a breach of the Financial Covenant under clause 24.3 (Financial Covenant Cure) in the six months immediately preceding the Distribution;

(g)	except in the case of a Distribution described under paragraph (h) below, the Distribution is paid within 10 Business Days of the most recent Interest Payment Date on which all amounts then due and payable under this Agreement were paid; and

(h)	in the case of a Distribution under paragraph (c), (d) or (e) of the definition of "Distribution", such Distribution is paid solely out of (i) the net proceeds of the issuance of equity by the Company or (ii) monies held in the Distribution Account.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	in respect of the Obligors, incurred under the Mezzanine Debt Facility so long as the total outstanding liabilities of the Company and the Borrower under or in connection with the Mezzanine Debt Facility do not exceed US$135,000,000 plus any interest (including capitalised interest) accruing thereon;

(b)	in respect of the Obligors, incurred under the Silver Purchase Agreement;

(c)	in respect of the Borrower, incurred under the Silver Streaming Intercompany Loan Agreement;

(d)	in respect of the Obligors, incurred under the Copper Purchase Agreement, but only to the extent that it is actually utilised as required in order to achieve Financial Close;

(e)	in respect of the Borrower, incurred under the Copper Streaming Intercompany Loan Agreement, but only to the extent that it is actually utilised as at Financial Close;

(f)	in respect of the Borrower and the Target, incurred under the NSR Royalty;

(g)	incurred under the other Transaction Documents, including in respect of the Sale and Purchase Agreement, any future or contingent consideration payable under it;

(h)	so long as it is in accordance with the Approved Hedging Programme, arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(i)	arising under a Permitted Loan or as permitted by Clause 25.17 (Derivative Transactions);

(j)	under leases and hire purchase contracts constituting Financial Indebtedness under paragraph (d) of that definition of vehicles, plant, equipment or computers, so long as the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed US$30,000,000 (or its equivalent in any other currency or currencies) at any time;

(k)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed US$10,000,000 (or its equivalent in any other currency or currencies) in aggregate for the Group at any time and which is on an unsecured basis;

(l)	under leases and hire purchase contracts constituting Financial Indebtedness undertaken in connection with a Permitted Disposal and not otherwise exceeding $15,000,000 (or its equivalent in any other currency or currencies) at any time; and

(m)	with the prior written consent of the Agent, acting on the instructions of the Majority Lenders,

so long as, in each case, no Event of Default is subsisting on the date such Financial Indebtedness is incurred or would occur as a result of the incurrence of such Financial Indebtedness.

"Permitted Joint Venture" means any investment in any Joint Venture, unless such investment would have a Material Adverse Effect and so long as:

(a)	the aggregate investment amount during the term of the Facilities (together with the aggregate consideration for all Complementary Acquisitions):

(i)	does not exceed US$10,000,000; or

(ii)	exceeds US$10,000,000 and an updated Base Case Financial Model has been delivered by the Borrower to the Agent and approved by the Agent (acting on the instructions of the Majority Lenders), updated in accordance with clause 23.5 (Updates to Base Case Financial Model), showing a projected Debt Service Cover Ratio of at least 1.5:1.0 on a pro-forma basis following completion of the investment;

(b)	no Event of Default is continuing on the closing date for such investment or would occur as a result of such investment (unless such investment is being entered into under a purchase obligation binding on the Borrower and, at the time such purchase obligation was assumed, no Event of Default was continuing or occurred as a result of the assumption of the purchase obligation);

(c)	the Joint Venture is or will be primarily engaged in, or the Joint Venture will be used primarily in connection with, a base or precious metals business the same as, substantially similar to or directly related to or directly complementary to that carried on by the Target immediately before the investment in such Joint Venture, and so long as that Joint Venture (or the venture partner) does not produce or deal in coal or uranium;

(d)	no Obligor may invest real property of the Obligor or a Tenement in a Joint Venture (except where the disposal would be a Permitted Disposal).

"Permitted Loan" means:

(a)	any loans, refundable deposits, advance payments or trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (i) of that definition);

(c)	a loan made by:

(i)	an Obligor within the Borrower Group to another Obligor within the Borrower Group; and

(ii)	made by a member of the Group which is not an Obligor within the Borrower Group to another member of the Group so long as it is subordinated to the Facilities to the satisfaction of the Agent, acting on the instructions of the Majority Lenders;

(d)	any loan made by the Borrower which is funded solely by cash otherwise available for Distributions in accordance with this Agreement;

(e)	any loan made by the Borrower to an employee or director of the Borrower if the amount of that loan when aggregated with the amount of all such loans does not exceed US$2,500,000 (or its equivalent) at any time;

(f)	any loan made with the prior written consent of the Agent, acting on the instructions of the Majority Lenders; and

(g)	any loan made by the Borrower not otherwise permitted by the preceding paragraphs if the amount of that loan when aggregated with the amount of all such loans permitted under this paragraph (g) does not exceed US$5,000,000 (or its equivalent) in aggregate for the Borrower at any time, so long as no Event of Default is continuing on the date such loan is made or would occur as a result of the making of the loan; and

(h)	any loan made with the prior written consent of the Agent, acting on the instructions of the Majority Lenders.

"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances:

(i)	across accounts of that Group member; or

(ii)	across accounts of members of the Borrower Group that are Obligors; or

(iii)	across accounts of members of the Group that are not part of the Borrower Group; or

(iv)	across accounts of members of the Group that are not Obligors;

(c)	any payment or close out netting or set-off arrangement under any transactional banking facilities or any Derivative Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security under a credit support arrangement;

(d)	any contractual right of set-off, other than in respect of Financial Indebtedness, pursuant to a contract entered into in the ordinary course of business;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms (or on terms more favourable to the members of the Group) so long as the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(f)	any Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security in respect of real property which is or arises by any order, memorial, notification, easement benefit or burden, or lease existing at the date of this Agreement and which is evident from the certificate of title to such real property or a purchaser's caveat;

(h)	any Security granted in relation to any Permitted Joint Venture, so long as such Security is limited to cross-security solely over the assets of the Permitted Joint Venture solely to secure amounts payable between the joint venturers in connection with the Permitted Joint Venture and arising in the ordinary course of business and on arm's length terms;

(i)	any Security arising as a consequence of any leases or hire purchase contracts (constituting Financial Indebtedness under paragraph (d) of that definition) of vehicles, plant, equipment or computers permitted under paragraph (j) of the definition of Permitted Financial Indebtedness and only over the asset being financed, or otherwise any PPS Lease (as defined in the PPSA) provided for by a transaction which does not secure payment or performance of an obligation;

(j)	any Security already subsisting but not legally possible or reasonably feasible to be discharged and listed in Schedule 8 (Existing Security) except to the extent the principal amount secured by it exceeds the amount stated in that Schedule;

(k)	any Security listed Schedule 8 (Existing Security), including any replacement Security upon any successive refinancing thereof, so long as the Financial Indebtedness secured thereby is Permitted Financial Indebtedness;

(l)	any Security in respect of the Financial Indebtedness in respect of the Junior Debt, so long as it subsists in accordance with the Intercreditor Deed; or

(m)	any Security not otherwise permitted by the preceding paragraphs securing obligations which do not exceed US$5,000,000 (or equivalent) in aggregate for the Borrower at any time from the date of Financial Close, so long as, if the assets subject to this Security are real property of an Obligor or a Tenement, such Security would not have, or could not reasonably be expected to have, a Material Adverse Effect, and so long as no Event of Default is continuing on the date of creation of such Security or would occur as a result of the creation of such Security and provided that no Project Assets or Obligor Shares are subject to any such Security.

"Permitted Transaction" means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, either under the Finance Documents or as otherwise approved by the Agent on the instructions of the Majority Lenders provided that no such disposal, Security or other transaction involves any Disposal or Security being granted over any Project Assets or any Obligor Shares; or

(b)	a dual listing by the Company on the Australian Securities Exchange and the issue of any securities by the Company in connection with that listing or any other equity raise; or

(c)	the raising of any equity in connection with the Acquisition and any restructure, redemption or other matters undertaken in connection with the Acquisition associated with the Company's listing on the New York Stock Exchange (NYSE) subject to any such restructure and redemptions having been completed before Financial Close.

"Plan" means an "employee benefit plan" as defined in section 3(3) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to by an Obligor, a Subsidiary of an Obligor or any ERISA Affiliate or in respect of which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate has or has had an obligation to contribute or any liability (contingent or otherwise).

"PPSA" means the Personal Property Securities Act 2009 (Cth).

"PPX Supply Contract" means the document titled "Supply Contract (Supply of PPX Parts, GET, Drilling Consumables, Services and other items)" dated on or around 1 October 2020 between Mount Isa Mines Limited ACN 009 661 447 (in its personal capacity and acting as agent for the Target and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382.

"Product" means the present and future right, title and interest of an Obligor in and to all copper and silver and other metals and minerals mined, extracted or derived from the Project.

"Project" means:

(a)	the management, operation, maintenance, repair and expansion of the mines owned by the Target as at the date of this Agreement; and

(b)	the extraction, production, recovery, sale, transportation, storage, processing and delivery of copper, silver and by product metals in concentrate in respect of those mines.

"Project Account" means each of the following accounts in the name of the Borrower and/or Target and held with the Account Bank:

(a)	USD Proceeds Account ("Proceeds Account");

(b)	AUD Proceeds Account ("Proceeds Account"); and

(c)	Distribution Account ("Distribution Account"),

and any replacement bank account with an Account Bank with the approval of the Agent and agreed between the Borrower and the Agent to be the USD Proceeds Account, the AUD Proceeds Account or the Distribution Account.

"Project Area" means the area the subject of the Tenements, the Freehold Properties and the Project Leases.

"Project Assets" means all the right, title and interest both present and future of the Obligors which is attributable to the Project and includes all the right, title and interest both present and future of the Obligors in, to, under or derived from:

(a)	the Tenements, the Freehold Properties, the Project Leases and all other documentation and agreements under which an Obligor derives the right to conduct mining or exploration for Product at the Project;

(b)	the Product;

(c)	the Project Area, including any title to or interest in land in a Project Area now or at a later time held by an Obligor;

(d)	each Offtake Agreement;

(e)	the Insurances;

(f)	every contract for the use by any third party of any of the assets and property included in the Project;

(g)	all Authorisations in relation to the Project;

(h)	the Material Contracts and any other contract, agreement, permit, lease, licence, consent, easement, right of way and other rights or interests in land, which relate to the development, operation or maintenance of the Project, or to the mining production, transportation, storage, treatment, processing or marketing of a Product;

(i)	all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project; and

(j)	all buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Product, and all facilities and infrastructure (including any treatment or processing plant) associated with the Project.

"Project Leases" means each perpetual land lease held by the Target listed in Part II of Schedule 17 (Real Property) and any additional or replacement lease used or to be used in connection with the Project.

"Real Property Mortgages" means:

(a)	the Freehold Property Mortgages;

(b)	the Leasehold Property Mortgages; and

(c)	the Water Licence Mortgages.

"Recognition Certificate" has the meaning given in the Security Trust Deed.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Market" means in relation to Australian dollars, the Australian interbank market for bank accepted bills and negotiable certificates of deposits and, in relation to US Dollars, the market specified as such in the Compounded Rate Terms.

"Relevant Period" means:

(a)	each rolling period of 12 consecutive months ending on the last day of a financial year and the date falling three, six and nine months after the last day of a financial year, being as at the date of Financial Close, 31 March, 30 June, 30 September and 31 December, except that the first Relevant Period will end on the first such date which falls at least 3 months after Financial Close; and

(b)	for the purposes of testing the Financial Covenants, each rolling period of 12 consecutive months ending on 31 March, 30 June, 30 September and 31 December.

"Renewal Request" means a written notice delivered to the Issuing Person in accordance with Clause 6.6 (Renewal of a Letter of Credit).

"Repeating Representations" means each of the representations set out in Clauses 21.1 (Status) to 21.5 (Validity and admissibility in evidence), 21.11 (No misleading information), 21.12(c) (Financial Statements), 21.13 (Ranking), 21.15 (Trustee), 21.19 (Ranking), 21.21 (Good title to assets), 21.23 (Group structure chart), 21.26 (Sanctions), 21.28 (Jersey Representations) and Clause 22 (Project Representations).

"Reporting Day" means the day specified as such in the Compounded Rate Terms.

"Reporting Time" means the relevant time (if any) specified as such in the Compounded Rate Terms.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Reserve Tail Ratio" means the ratio expressed as a percentage of:

(a)	the projected remaining proven and probable Reserves as from the Termination Date to the forecast end of the mine life for the Project; and

(b)	the projected remaining proven and probable Reserves as from the date of Financial Close to the forecast end of the mine life for the Project,

as included in the relevant updated Reserves Statement (taking into account the projected future production set out in the most recently delivered updated Base Case Financial Model).

"Reserves" means reserves of copper as determined in accordance with the JORC Code.

"Reserves Statement" means a statement of proven and probable Reserves in relation to the Project which is prepared in accordance with the JORC Code.

"Resignation Letter" means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

"Revenue" means, for any period, the aggregate of the following amounts actually received (or, where not received at any date of the calculation, projected to be actually received as contemplated in the Base Case Financial Model) by the Obligors that are members of the Borrower Group during that period:

(a)	Sales Proceeds;

(b)	net amounts received under or in relation to any Hedging Agreement;

(c)	any interest on the Project Accounts; and

(d)	any other recurring moneys received by the Obligors (including proceeds of Disposals of assets, insurance proceeds and amounts received by way of damages) and for any purpose whatsoever,

but excluding:

(e)	the proceeds of a Utilisation and any other financial accommodation (other than under a Hedging Agreement) made available by a Lender;

(f)	the proceeds of any financial accommodation made available under the Junior Debt Documents; and

(g)	the proceeds of any Insurance in respect of liabilities to third parties.

"Review Event" means the occurrence of any of the following events (whether or not it is in the control of any Obligor):

(a)	suspension of trading of shares of the Company, or any other relevant subsidiary if applicable, from the New York Stock Exchange or, to the extent its shares are listed on the Australian Securities Exchange, Australian Securities Exchange, for 10 consecutive Business Days, other than in connection with the de-SPAC process before Financial Close;

(b)	the Company ceases to hold directly or indirectly at least 50% of the voting shares of, or otherwise ceases to control, the Borrower and, after its acquisition by the Borrower, the Target. For this purpose "control" has the meaning given in section 50AA of the Corporations Act;

(c)	the Target ceases to own the Key Tenements relating to the Project;

(d)	unplanned cessation of mining or processing at the Project for more than 14 Business Days; or

(e)	the occurrence of a Tax Event.

"RFR" means the rate specified as such in the Compounded Rate Terms.

"RFR Banking Day" means any day specified as such in the Compounded Rate Terms.

"Rollover Loan" means one or more Facility B Loans or Letters of Credit:

(a)	made or to be made on the same day that:

(i)	a maturing Facility B Loan is due to be repaid; or

(ii)	a demand by the Issuing Person under a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan or the relevant claim in respect of that Letter of Credit;

(c)	made or to be made to the Borrower for the purpose of:

(i)	refinancing that maturing Facility B Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

"Sale and Purchase Agreement" means the document titled "CMPL share sale agreement" dated 17 March 2022 between the Borrower, the Company and Glencore Operations Australia Pty Limited in respect of the acquisition of 100% of the issued share capital in the Target by the Borrower as amended or varied before the date of this Agreement.

"Sales Proceeds" means moneys received from the sale of Product, including moneys received under any Offtake Agreement.

"Sanctions" means any trade, economic or financial sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty's Treasury, the Australian Department of Foreign Affairs and Trade, the New Zealand Ministry of Foreign Affairs and Trade, the Hong Kong Commerce, Industry and Tourism Branch of the Commerce and Economic Development Bureau, the Monetary Authority of Singapore or the Ministry of Finance Japan.

"Second Contingent Copper Payment" means the unsecured, subordinated payment of up to $75,000,000 deferred consideration payable by the Company to Glencore Operations Australia Pty Limited under the Sale and Purchase Agreement payable if, over the life of the mine, the average daily LME closing price of copper is greater than US$9,920 per metric tonne for any rolling 24-month period (commencing at Completion).

"Secured Property" means all of the assets of the Obligors which from time to time are the subject of the Transaction Security.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including any "security interest" as defined in sections 12(1) or (2) of the PPSA.

"Security Trust Deed" means the deed entitled "Security Trust Deed" dated on or about the date of this Agreement and made between, among others, the Company and the Security Trustee.

"Security Trust Deed Accession Deed" has the meaning given to the term "Accession Deed" in the Security Trust Deed.

"Security Trustee" has the meaning given to it in the Security Trust Deed.

"Selection Notice" means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to Facility A.

"Shiploader Agreement" means the document titled "Newcastle Shiploader Services Agreement" dated on or about January 2014 as varied on 30 August 2021 between the Target and Aurizon Port Services Pty Ltd ACN 103 570 181 (formerly Conports Pty Ltd).

"SIJL" means the Security Interests (Jersey) Law 2012.

"SIR" means the security interest register maintained under Part 8 of the SIJL.

"Silver Purchase Agreement" means the agreement to be dated before Financial Close entitled "silver purchase agreement" between the Company as seller, the Borrower, the Stream Purchaser as purchaser and which will, following completion of a section 260B whitewash procedure under the Corporations Act, be acceded to by the Target in Agreed Form.

"Silver Streaming Facility" means the financial accommodation made available to the Company under the Silver Purchase Agreement.

"Silver Streaming Facility Security Documents" means the “Stream Security Documents” as defined in the Silver Purchase Agreement in each case in Agreed Form.

"Silver Stream Obligations" means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any Obligor to the Stream Purchaser under, in connection with or pursuant to the Silver Stream Documents.

"Silver Stream Security Trust Deed" means the deed entitled "Security Trust Deed (Silver Stream)" to be dated before Financial Close and made between, among others, the Company and the security trustee named in that deed in Agreed Form.

"Silver Streaming Intercompany Loan Agreement" means the intercompany loan between the Company and the Borrower to be dated before Financial Close under which the proceeds of the upfront deposit to be paid by the Stream Purchaser under the Silver Purchase Agreement are on-lent to the Borrower in Agreed Form.

"Social Laws" means any applicable law or regulation which relates to:

(a)	employment and labour, including occupational health and safety and collective bargaining;

(b)	respect of human rights, including fair treatment, non-discrimination and equal opportunity;

(c)	land acquisition and restrictions on land use;

(d)	community consultation on matters that directly affect them;

(e)	native title and protection of cultural property and heritage; or

(f)	protection of community health, safety and security.

"Specified Time" means a day or time determined in accordance with Schedule 10 (Timetables).

"Sponsor Affiliate" means the Company and each of its affiliates and related funds, trusts, partnerships and controlled entities.

"Sponsor Affiliate Payment" means any payment to a Sponsor Affiliate in respect of any management or other fees.

"Stream Purchaser" means Osisko Bermuda Limited, an exempted company existing under the laws of Bermuda, and its permitted successors and assigns.

"Subsidiary" has the meaning given in the Corporations Act, but as if body corporate includes any entity, and, in respect of any entity incorporated or established in Jersey, a subsidiary within the meaning of articles 2 and 2A of the Companies (Jersey) Law 1991. It also includes an entity required by current accounting practice to be included in the consolidated annual financial statements of that entity or would be required if that entity were a corporation.

"Sustaining Capital Expenditure" means Capital Expenditure contemplated in the Annual Operating Budget which is incurred by the Borrower Group in order to maintain or sustain the production capacity of the Project.

"Target" means Cobar Management Pty. Limited (ACN 083 171 546), a company existing under the laws of New South Wales, and its successors and permitted assigns in accordance with the Finance Documents.

"Target General Security Deed" means the general security deed (including mining mortgage) to be entered into between the Target and the Security Trustee.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).

"Tax Act" means the Income Tax Assessment Act 1936.

"Tax Consolidated Group" means a Consolidated Group or an MEC Group as defined in the Income Tax Assessment Act 1997.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Event" means the introduction of or any change in (or in the interpretation, administration or application of) any tax law or regulation made after the date of this Agreement with respect to the Obligors which results in an adverse tax consequence to an assumption for tax under the Base Case Financial Model, and the Base Case Financial Model, when updated for such assumption in accordance with clause 23.5 (Updates to Base Case Financial Model) does not show satisfaction of the Financial Covenants.

"Tax Funding Agreement" means a tax funding agreement between the members of a Tax Consolidated Group which includes:

(a)	reasonably appropriate arrangements for the funding of Tax payments by the "Head Company" (as defined in the Tax Act) having regard to the position of each member of the Tax Consolidated Group;

(b)	an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately for loss of Tax attributes (including Tax losses and Tax offsets) as a result of being a member of the Tax Consolidated Group; and

(c)	an undertaking from the "Head Company" (as defined in the Tax Act) to pay all group liabilities (as described in section 721-10 of the Tax Act) of the Consolidated Group before the members of the Tax Consolidated Group make any payments to the "Head Company" (as defined in the Tax Act) under the agreement.

"Tax Sharing Agreement" means any agreement that satisfies the requirements of section 721- 25 of the Tax Act for being a valid tax sharing agreement.

"Technical Assumptions" means, in relation to the Base Case Financial Model, forecast and actual Revenue, Operating Costs and technical operating assumptions relating to each Project and any other assumption that in the Agent's reasonable opinion is necessary to run the Base Case Financial Model (other than Economic Assumptions).

"Tenements" means:

(a)	each tenement listed in Schedule 16 (Tenements) held by the Target or another Obligor under the Mining Act;

(b)	each tenement acquired by an Obligor or any Affiliate thereof after the date of this Agreement which is related to the Project, or is in respect of an area adjacent to an existing Tenement;

(c)	each other tenement held by an Obligor or any Affiliate thereof which is required for the Project in accordance with the then current Life of Mine Plan;

(d)	each present or future interest from time to time held by or on behalf of an Obligor or any Affiliate thereof in any present or future right, lease, licence, claim, permit or other authority which confers or may confer a right to prospect or explore for or mine any metals or minerals in any part of the area covered by the tenements referred to in paragraphs (a) to (c) of this definition;

(e)	each present or future renewal, replacement, extension, modification, amendment, substitution, conversion, amalgamation, relocation, adjustment, resurvey, additional location, consolidation, derived right or variation of any of the mineral rights described above (whether extending over the same or a greater or lesser area);

(f)	each present or future application for or an interest in any of the above which confers or which, when granted, will confer the same or similar rights in relation to the Project; and

(g)	each other tenement the Agent (acting on the instructions of the Majority Lenders) and the Borrower agree in writing to be a Tenement.

"Term" means each period determined under this Agreement for which the Issuing Person is under a liability under a Letter of Credit.

"Termination Date" means, in relation to each Facility, the date falling three years after Financial Close.

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments and the Total Facility C Commitments.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being US$205,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being US$25,000,000 at the date of this Agreement.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments, being A$40,000,000 at the date of this Agreement.

"Total Net Debt" means, in relation to the Borrower Group, at the end of any Relevant Period, the sum of the following items (as stated on the Borrower's financial statements):

(a)	the consolidated Financial Indebtedness of the Borrower Group:

(i)	including any liabilities related to:

(A)	the Mezzanine Debt Facility; and

(B)	the Copper Streaming Facility (if any);

(ii)	excluding any liabilities related to:

(A)	unrealised Derivative Transactions;

(B)	the Silver Streaming Facility;

(C)	the NSR Royalty; and

(D)	any other subordinated loans referred to or permitted under this Agreement;

(b)	less the Available Cash and Cash Equivalent Investments.

"Total Net Debt to EBITDA" means, for any Relevant Period, the ratio of:

(a)	Total Net Debt; to

(b)	EBITDA.

"Transaction Documents" means the Finance Documents, the Junior Debt Documents and the Material Contracts.

"Transaction Security" means the Security created or expressed to be created in favour of, or held for the benefit of, the Security Trustee under the Transaction Security Documents.

"Transaction Security Documents" means any documents:

(a)	listed as a Transaction Security Document in paragraph 2(g) of Part I of Schedule 2 (Conditions Precedent);

(b)	required to be delivered to the Agent under paragraph 3 of Part II of Schedule 2 (Conditions Precedent); or

(c)	entered into by any Obligor and which create a Security over any of its assets in favour of, or for the benefit of, the Security Trustee in respect of all or any part of the obligations of the Obligors (with or without securing the obligations of other Obligors) under the Transaction Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Transitional Services Agreement" means the document contemplated in the Sale and Purchase Agreement to be titled "Transitional Services Agreement" to be dated on or before Completion and to be entered into between the Company, the Target and an entity within the Glencore Group.

"Tripartite Deed" means each tripartite deed to be granted in respect of the following Key Material Contracts:

(a)	the Offtake Agreement;

(b)	the Transitional Services Agreement;

(c)	the Sale and Purchase Agreement;

(d)	the Shiploader Agreement;

(e)	the Haulage Agreement;

(f)	the Cobar Terminal Services Agreement;

(g)	the Cooling Plant Agreement;

(h)	the Ventilation Construction Agreement;

(i)	each Consent Deed; and

(j)	any consent letter or side agreement made or to be made between an Obligor, the Agent and a counterparty to a Material Contract in relation to that Material Contract in accordance with clause 26.8 (New Tripartite Deed).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

"Utilisation Request" means a notice substantially in the form set out in Part I or Part II (as applicable) of Schedule 3 (Requests).

"Ventilation Construction Agreement" means the document titled "Construction Agreement (Cooling Turnkey Solution)" dated 1 September 2021 between the Target and Gordon Brothers Industries (Pty) Ltd ACN 160 126 456.

"Water Licence Mortgages" means each mortgage granted or to be granted by the Target or another Obligor in favour of the Security Trustee in respect of the Target's interest in the Water Licences.

"Water Licences" means each water access licence listed in Part III of Schedule 17 (Real Property) and any additional or replacement licence, permit or authorisation in respect of water used or to be used in connection with the Project.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Hedge Counterparty", any "Lender", any "Issuing Person", any "Obligor", any "Party" or the "Security Trustee" shall be construed so as to include its executors, administrators, successors, substitutes (including by novation) and assigns to, or of, its rights and/or obligations under the Finance Documents or Transaction Documents;

(ii)	an agreement, document or instrument being in "Agreed Form" is a reference to that agreement, document or instrument in the form as at Financial Close or as amended in accordance with this Agreement and the Intercreditor Deed;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a "group of Lenders" includes all the Lenders;

(vi)	"guarantee" means (other than in Clause 20 (Guarantee)) (A) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or (B) any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	the "Interest Period" of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(ix)	a "person" or "entity" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality) or two or more of them and any reference to a particular person or entity (as so defined) includes a reference to that person's or entity's executors, administrators, successors, substitutes (including by novation) and assigns;

(x)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation and if not having the force of law, with which responsible entities in the position of the relevant Party would normally comply;

(xi)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(xii)	a provision of law or a regulation is a reference to that provision as amended or re-enacted from time to time;

(xiii)	a time of day is a reference to Sydney time; and

(xiv)	the words "including", "for example" or "such as" when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined under this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	An Obligor providing "cash cover" for a Letter of Credit means that Obligor paying an amount in the currency of the Letter of Credit to the Issuing Person of the Letter of Credit who must apply the amount in accordance with Clause 28.27 (Cash cover).

(f)	A Default (other than an Event of Default) or Review Event is "continuing" if it has not been remedied to the satisfaction of the Majority Lenders or waived and an Event of Default is "continuing" if it has not been remedied to the satisfaction of the Majority Lenders or waived.

(g)	The Borrower "repaying" or "prepaying" a Letter of Credit means:

(i)	the Borrower providing cash cover for that Letter of Credit;

(ii)	the Borrower making a payment under Clause 7.1 (Claims under a Letter of Credit) in respect of the Letter of Credit or the Borrower reimbursing an amount paid by the Issuing Person under the Letter of Credit under Clause 7.2 (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms;

(iv)	the Letter of Credit being returned to the Issuing Person;

(v)	the Issuing Person being satisfied that it has no further liability under that Letter of Credit; or

(vi)	if the Issuing Person has given its prior consent, providing a back-to-back letter of credit, bank guarantee or similar from a bank which, along with the terms (including fees and identity of the issuer) of such letter of credit, bank guarantee or similar instrument, must be acceptable to the Issuing Person in its absolute discretion, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (i), (ii), (iii) and (vi) above is the amount of the relevant cash cover, payment, reimbursement, reduction or cancellation. When the Borrower is obliged to repay or prepay a Letter of Credit under this Agreement, it must:

(A)	provide cash cover for the outstanding amount of the Letter of Credit (less the total amount paid by the Issuing Person under the Letter of Credit); and

(B)	pay under Clause 7.1 (Claims under a Letter of Credit) or Clause 7.2 (Indemnities) an amount equal to the total amount paid by the Issuing Person under the Letter of Credit,

except to the extent that the amount of the Letter of Credit has been repaid or prepaid by another means.

(h)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(j)	Amounts outstanding under this Agreement include amounts actually or contingently outstanding under or in respect of any Letter of Credit.

(k)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time.

(l)	The Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with paragraph (g) above.

(m)	Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent's spot rate of exchange (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(n)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(o)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(p)	Any Compounded Rate Supplement overrides anything in:

(i)	Schedule 13 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

(q)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 14 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 15 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(r)	In each Finance Document, where it relates to a person (i) incorporated, (ii) established, (iii) constituted, (iv) formed, (v) which carries on, or has carried on, business, or (vi) that owns immovable property, in each case, in Jersey, a reference to:

(i)	a "composition, compromise, assignment or arrangement with any creditor", "winding-up", "administration", "insolvency", "insolvent", "bankruptcy "liquidation" or "dissolution" includes, without limitation, "bankruptcy" (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(ii)	a "liquidator", "receiver", "administrative receiver", "administrator" or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991, or any other person performing the same function of each of the foregoing;

(iii)	a "Transaction Security Interest", "security interest", "security", "encumbrance" or the like includes, without limitation, any hypothèque, whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(iv)	any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991 in respect of such entity.

1.3	Currency symbols and definitions

"US$", "USD" and "US dollars" denote the lawful currency of the United States of America, "A$", "AUD" and "Australian dollars" denote the lawful currency of Australia.

1.4	Limitation on liability of trustee Lenders

Any limitation of liability conforming to the requirements of Schedule 4 (Form of Transfer Certificate) contained in a Transfer Certificate or in an Assignment Agreement signed by a Lender which is a trustee of a fund will apply in respect of that Lender as if incorporated in this Agreement.

1.5	Obligors' agent

(a)	All communications and notices under the Finance Documents to and from the Obligors may be given to or by the Borrower and each Obligor irrevocably authorises each Finance Party to give those communications to the Borrower.

(b)	Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act on its behalf as its agent in connection with the Finance Documents and irrevocably authorises the Borrower on its behalf to:

(i)	supply all information relating to itself as contemplated by any Finance Document to any Finance Party;

(ii)	give and receive all communications and notices (including any Utilisation Request or Selection Notice) and instructions under the Finance Documents; and

(iii)	agree and sign all documents under or in connection with the Finance Documents (including any amendment, novation, supplement, extension or restatement of or to any Finance Document) without further reference to, or the consent of, that Obligor.

(c)	An Obligor shall be bound by any act of the Borrower under this Clause 1.5 irrespective of whether the Obligor knew about it or whether it occurred before the Obligor became an Obligor under any Finance Document.

(d)	To the extent that there is any conflict between any communication or notice by the Borrower on behalf of an Obligor and any other Obligor, those of the Borrower shall prevail.

(e)	An Obligor which is a shareholder of another Obligor consents to the Obligor of which it is a shareholder entering into and performing its obligations under each Transaction Document.

1.6	Target pre-accession

Where a provision of a Finance Document imposes, or purports to impose, an obligation on, or otherwise relates to, the Target before it becomes a party to the Finance Document, the provision will be read as imposing an obligation on the Borrower to procure that the Target complies with that obligation, or (to the extent possible) as relating to the Target as if it were a party to the Finance Document as an Obligor.

1.7	Joint Activities

The Lenders carry on jointly the activity of supplying services to the Borrower. Those services consist of making available the Facilities in accordance with the terms of the Finance Documents (the "Services"). The Borrower acknowledges that:

(a)	it has, in its sole discretion, requested that the Lenders supply the Services on a joint basis; and

(b)	the Lenders are not in competition for the provision of those Services to the Borrower.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to this Agreement, the Lenders make available to the Borrower:

(a)	a US dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a US dollar revolving credit facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	an Australian dollar Letter of Credit facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and any part of a Utilisation or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under Facility A towards:

(i)	part of the purchase consideration for the Acquisition under the Sale and Purchase Agreement in accordance with the Funds Flow Statement; and

(ii)	transaction costs associated with the Acquisition and any fees, costs and expenses in connection with the Facilities.

(b)	The Borrower shall apply all amounts borrowed by it under Facility B towards the general corporate purposes, including the working capital needs, of the Project. The Proceeds of Facility B may not be applied towards:

(i)	the purchase consideration or fees relating to the Acquisition; or

(ii)	making payments or distributions in respect of the Junior Debt or to Sponsor Affiliates.

(c)	The Borrower shall utilise Facility C for the issuance of Letters of Credit as necessary including the provision of:

(i)	the following performance guarantees in favour of the government of New South Wales in relation to the environmental rehabilitation obligations in relation to the Project:

Purpose	Amount
EL5693	A$	37,500
EL5983	A$	10,000
EL6223	A$	10,000
EL6907	A$	10,000
CML5, MPL1093, MPL1094	A$	24,553,000
CML5, MPL1093, MPL1094	A$	12,250,000

(ii)	financial guarantees as required up to the balance of Facility C not required for performance guarantees.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent acting on the instructions of all Lenders. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	The Obligors agree that, as part of the Agent and the Lenders reviewing the matters referred to in Clause 4.1(a), they may identify matters that in their opinion require amendments to a Finance Document which must be entered into before the Borrower may deliver a Utilisation Request. If they do, then the Agent will notify the Borrower of the amendments and propose a draft amending agreement (acting on the instructions of all Lenders). The Obligors must then promptly enter into the amendment agreement and provide all other documents and evidence in connection with the entry into of it reasonably requested by the Agent acting on the instructions of all Lenders. The Obligors agree that the Borrower may not deliver a Utilisation Request until the Agent notifies the Borrower that the amendment agreement has been entered into and all other documents and evidence in connection with the entry into of it reasonably requested by the Agent acting on the instructions of all Lenders have been provided to the satisfaction of the Agent acting on the instructions of all Lenders. The Agent agrees to notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan:

(i)	subject to clause 4.5 (Certain Funds), no Event of Default is continuing or would result from the proposed Loan;

(ii)	the Borrower is in compliance with the Financial Covenants (disregarding clause 24.3 (Financial covenant cure)); and

(iii)	Facility B has been fully repaid for a period of at least 3 Business Days in each preceding 6 month period;

(b)	in the case of any Utilisation other than in respect of a Rollover Loan, subject to clause 4.5 (Certain Funds), no Default is continuing or would result from the proposed Utilisation; and

(c)	subject to clause 4.5 (Certain Funds), the Repeating Representations to be made by each Obligor are true in all material respects and not misleading.

4.3	Maximum number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	6 or more Facility A Loans would be outstanding; or

(ii)	6 or more Facility B Loans would be outstanding.

(b)	The Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, 6 or more Facility A Loans would be outstanding.

(c)	The Borrower may not request that a Letter of Credit be issued under Facility C if, as a result of the proposed Utilisation, 6 or more Letters of Credit from any Issuing Person would be outstanding.

4.4	Conditions Subsequent

The continuing obligation of the Lenders to make available or maintain any accommodation under the Facilities is subject to the following:

(a)	within 30 days of Financial Close (and as soon as reasonably practicable following completion of a section 260B whitewash procedure), the accession of Target as an Additional Guarantor to the Finance Documents as required to satisfy clause 25.5 (Guarantor coverage);

(b)	within 30 Business Days of Financial Close, provision to the Agent of a copy of each certificate of currency in respect of the material insurances of Target noting the interests of the Security Trustee where it is customary and practicable to do so;

(c)	within 10 Business Days of Financial Close (or such longer period as the Agent may agree in its reasonable discretion), the Borrower shall procure that the following is delivered to the Security Trustee:

(i)	a certified copy of the register of members of the Target;

(ii)	signed but undated blank transfer forms in relation to all issued shares in the Target; and

(iii)	the original share certificate(s) for all issued shares in the Target;

(iv)	evidence satisfactory to the Security Trustee that the constitution of the Target has been amended to remove any directors’ or other officers’ discretion to refuse transfers of shares in the Target and do not otherwise restrict or inhibit any transfer or creation or enforcement of the Transaction Security;

(d)	within 30 Business Days of Financial Close, provision to the Agent of a copy of each contract to which the Target is a party with a total cost of at least $10 million over the life of the contract or which is otherwise material to the operations of the Target and which was not disclosed to the Target before Financial Close;

(e)	within 30 days of Financial Close, evidence that the Target has withdrawn from the deed of cross guarantee dated 4 December 2018 and is released with effect on and from the date of Completion from any obligations that have previously arisen and may be due under that deed; and

(f)	within 5 Business Days of Financial Close, in respect of any Transaction Security Document to be entered by the Company (which is incorporated under the laws of the Cayman Islands), evidence of the completion of each registration to be made under Cayman Islands law pursuant to each such Transaction Security Document.

4.5	Certain Funds

During the Certain Funds Period each Lender agrees that it will:

(a)	comply with any duly completed Utilisation Request for a Utilisation under the Facilities for the purposes of financing the Acquisition or making other payments in respect of the Acquisition in an amount up to the Commitment for the Facilities available for the Acquisition (a "Certain Funds Utilisation"); and

(b)	not exercise any rights which exist in favour of the Lenders to:

(i)	cancel its Commitment to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel the Facilities or exercise any similar right or remedy or make or enforce any claim it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to make available or participate in a Utilisation under the Facilities in relation to a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of any Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under the Facilities to the extent to do so would prevent or limit the making of a Certain Funds Utilisation,

unless at the time of the Utilisation Request or on the proposed Utilisation Date for the utilisation:

(A)	clause 4.1 (Initial Conditions Precedent) has not been satisfied;

(B)	a Major Representation in respect of an Obligor or the Target is untrue or misleading in any material respect (whether by omission or otherwise) or unable to be made for any reason;

(C)	a Major Default in respect of an Obligor or the Target is subsisting or would result from the Utilisation being made;

(D)	an event has occurred under the Sale and Purchase Agreement which permits the Company or the Borrower to issue a notice of termination in respect of the Sale and Purchase Agreement or terminate the Sale and Purchase Agreement;

(E)	a mandatory prepayment event has occurred under clause 9.4 (Other mandatory prepayment events) of this Agreement;

(F)	the Borrower has not provided evidence to the Agent that it holds (or will hold, immediately before completion) sufficient cleared funds in the Borrower's bank accounts (together with cleared funds in the Company bank accounts available for such purpose or a Glencore Operations Australia Pty Limited account nominated by the Borrower) to pay in full the purchase price under the Sale and Purchase Agreement in order to complete the Acquisition; or

(G)	it is unlawful for any of the Lenders to perform any of its obligations under the Finance Documents for any reason.

(c)	In this paragraph 4.5 (Certain Funds):

(i)	"Major Representations" means a representation (a) in respect of each Obligor, under clauses 21.1 (Status), 21.2 (Binding obligations), 21.3 (Non- conflict with other obligations), 21.4 (Power and authority), 21.5 (Validity and admissibility in evidence), 21.7 (Insolvency), 21.16 (Borrower as SPV), 21.21 (Good title to assets) and 21.26 (Sanctions) and (b) in respect of Target, under clauses 21.1 (Status), 21.2 (Binding obligations), 21.3 (Non-conflict with other obligations), 21.4 (Power and authority), 21.5 (Validity and admissibility in evidence), 21.13 (Ranking), 21.7 (Insolvency) and 21.26 (Sanctions).

(ii)	"Major Undertaking" means an undertaking under clause 26.5 (Special Purpose Vehicle), and a negative undertaking under clauses 25.9 (Negative pledge), 25.12 (Disposal), 25.13 (Mergers/Acquisitions), 25.14 (Change of business), 25.10 (Loans or credit), 25.9 (Financial Indebtedness), 26.7 (Offtake Agreements) or 21.26 (Sanctions).

(iii)	"Major Default" means with respect to the Obligors, an Event of Default under clauses 28.1 (Non-payment), 28.3 (Other obligations) (insofar as it relates to a breach of any Major Undertaking), 28.4 (Misrepresentation) (insofar as it relates to a breach of any Major Representation), 28.5 (Cross default), 28.6 (Insolvency), 28.7 (Insolvency proceedings), 28.8 (Creditors' process), 28.10 (Unlawfulness), 28.11 (Repudiation); 28.13 (Vitiation of Finance Documents) or 28.14 (Cessation of business).

SECTION 3
UTILISATION

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request for a Loan

The Borrower may utilise Facility A or B by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan under Facility A or B is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Loan for a Loan under Facility A or B must be an amount not more than the Available Facility and must be a minimum of:

(i)	US$1,000,000 for Facility A; or

(ii)           US$1,000,000 for Facility B or, if less, the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.3 (Repayment of Facility B Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately before making the Loan.

5.5	Cancellation of Commitment: Sunset

(a)	If Financial Close and the first utilisations of each Facility have not occurred before 1 June 2023, then all Commitments are immediately cancelled on that date.

(b)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(c)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.	UTILISATION – LETTERS OF CREDIT

6.1	Facility C

(a)	Facility C may only be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation – Loans) does not apply to Utilisations by way of Letters of Credit.

(c)	In determining the amount of the Available Facility for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover or any back-to-back letter of credit provided for outstanding Letters of Credit.

(d)	The Borrower must use its best endeavours to manage its utilisation of Facility C such that:

(i)	to the maximum extent practicable, Letters of Credit in respect of any relevant underlying obligation are issued by all Issuing Persons pro rata according to their Commitment under Facility C; and

(ii)	if it is not possible to comply with paragraph (i), then so that the overall participations in Utilisations under Facility C are distributed among the Lenders according to their Commitment under Facility C.

6.2	Delivery of a Utilisation Request for Letters of Credit

The Borrower may request a Letter of Credit to be issued by delivery to the Issuing Person of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Issuing Person which is to issue the Letter of Credit;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility C;

(d)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(e)	the form of Letter of Credit is attached and is substantially in the form set out in Schedule 11 (Form of Letter of Credit) or another form that has been agreed in writing by the Issuing Person;

(f)	the delivery instructions for the Letter of Credit are specified;

(g)	the identity of the beneficiary of the Letter of Credit is the government of New South Wales or any other beneficiary approved by the Issuing Person and the Majority Lenders; and

(h)	in the case of bank guarantees, the underlying contract or agreement in respect of which the Letter of Credit is issued is specified.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be Australian dollars.

(b)	The amount of the proposed Letter of Credit must be an amount which is not more than the Available Commitment.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Person shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Person will only be obliged to comply with paragraph (a) if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The Issuing Person has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Person may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Person will have no liability to any person for issuing a Letter of Credit based on such assumption.

(d)	The Issuing Person is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(e)	Subject to paragraph (j) of Clause 32.7 (Rights and discretions), each of the Issuing Person and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(f)	The Issuing Person may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Letter of Credit in any particular form of communication.

6.6	Renewal of a Letter of Credit

(a)	The Borrower may request that any Letter of Credit issued on behalf of the Borrower be renewed by delivery to the Issuing Person of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Issuing Person shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (e) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately before its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately before its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately before its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (c) above and paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Person shall amend or re-issue any Letter of Credit under a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Person is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Person or the Issuing Person is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Notification of the Agent

The Issuing Person shall, upon request, provide to the Agent details of all Letters of Credit issued under this Agreement including details of the initial face value of each Letter of Credit, the Term, the Expiry Date and the beneficiary under that Letter of Credit.

6.8	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires before its Expiry Date, the Issuing Person and the Borrower shall promptly notify the Agent of the details upon becoming aware of them.

6.9	Letter of Credit which does not expire before Termination Date

A Letter of Credit may be issued with or without an Expiry Date. If a Letter of Credit does not have an Expiry Date, or the Expiry Date of the Letter of Credit is after the Termination Date applicable to Facility C, the Borrower shall repay or prepay the Letter of Credit on the Termination Date applicable to Facility C.

6.10	Administration for Letters of Credit

(a)	Despite anything in this Agreement, any notices, requests, correspondence or payment of administration mechanics (including in relation to fees, principal and interest) in relation to Facility C (the "Administrative Duties"), must be given, made or operated (as applicable) directly between the Borrower and the Issuing Person under the applicable Letter of Credit without reference to the Agent, except that the Borrower must provide a copy of each Utilisation Request in respect of Facility C to the Agent.

(b)	The Agent shall have no responsibility to any party to:

(i)	perform any Administrative Duties in respect of Facility C;

(ii)	monitor the utilisation of Facility C; or

(iii)	ensure that Facility C is not utilised by the Borrower in a manner which exceeds the Lender's Facility C Commitment.

(c)	Any reference in this Agreement to the Agent performing any Administrative Duty (otherwise than in this Clause 6.10) will be read as references to the Issuing Person performing that Administrative Duty.

7.	LETTERS OF CREDIT

7.1	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises the Issuing Person to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order and to make any payment under Clause 7.4 (Voluntary pay-out) (in this Clause 7, each of a claim or payment under Clause 7.4 (Voluntary pay- out) is a "claim").

(b)	The Borrower shall pay to the Issuing Person an amount equal to the amount of any claim on the day on which the Issuing Person pays that claim. If the Borrower does not pay this amount to the Issuing Person on the date on which the Issuing Person pays the claim, interest shall accrue on the amount from that date up to the actual date of payment in accordance with Clause 11.3 (Default interest).

(c)	The Borrower acknowledges that the Issuing Person:

(i)	may make payments under a Letter of Credit by any means that it determines;

(ii)	may make any payments under a Letter of Credit despite any direction by the Borrower to the Issuing Person not to pay, any dispute between the Borrower and the Issuing Person as to the Issuing Person's obligation to pay, any dispute between the Borrower and the beneficiary of the Letter of Credit or any claim by the Borrower that a claim under the Letter of Credit is not valid;

(iii)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(iv)	may refuse to make a payment under a Letter of Credit (in its absolute discretion) where it considers that a claim under, or any other document presented under the Letter of Credit, does not comply with the terms of the Letter of Credit; and

(v)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document;

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document;

(iii)	any act of any Governmental Agency, court, arbitral body, agency or authority or the application of any law or regulation affecting any Letter of Credit; or

(iv)	any failure by any person to obtain any Authorisation required or desirable in connection with any Letter of Credit.

7.2	Indemnities

(a)	Without prejudice to the Borrower's obligation under Clause 7.1 (Claims under a Letter of Credit), the Borrower shall immediately on demand indemnify the Issuing Person against any cost, loss or liability incurred by the Issuing Person (otherwise than by reason of the Issuing Person's gross negligence or wilful misconduct) in acting as the Issuing Person under any Letter of Credit requested by the Borrower (including as a result of the Issuing Person making a payment under Clause 7.4 (Voluntary pay-out)).

(b)	The obligations of the Borrower under this Clause 7.2 are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(c)	The obligations of any the Borrower under this Clause 7.2 will not be affected by any act, omission, matter or thing which, but for this Clause 7.2, would reduce, release or prejudice any of its obligations under this Clause 7.2 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.3	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.4	Voluntary pay-out

The Issuing Person may cancel a Letter of Credit at any time by paying to the beneficiary of the relevant Letter of Credit the outstanding amount of the Letter of Credit or any lesser amount specified by the beneficiary.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Facility A Loans

(a)	If the Borrower has drawn a Facility A Loan, the Borrower shall repay the principal amount outstanding under Facility A:

(i)	on each Facility A Repayment Date, in an amount equal to the Facility A Repayment Instalment for the corresponding Facility A Repayment Date; and

(ii)	in full on the Termination Date.

(b)	The Borrower may not reborrow any part of Facility A which is repaid.

8.2	Cash Sweep

(a)	Subject to clause 27.5, on each Facility A Repayment Date, the Borrower must:

(i)	notify the Agent of the amount of Excess Cash no later than 5 Business Days before the Facility A Repayment Date; and

(ii)	prepay the Facility A Loan in the amount of 30% of that Excess Cash on the Facility A Repayment Date.

(b)	Any prepayment under this clause 8.2 shall be applied in prepayment of Facility A against the remaining Facility A Repayment Instalments in inverse chronological order.

8.3	Repayment of Facility B Loans

(a)	If the Borrower has drawn a Facility B Loan, the Borrower shall repay that Loan on the last day of its Interest Period. The Borrower shall repay the principal amount outstanding under Facility B in full on the Termination Date.

(b)	Without prejudice to the Borrower's obligation under paragraph (a) above and so long as each condition precedent in clause 4.2(a) (Further conditions precedent) is satisfied or otherwise waived by the Agent, if:

(i)	one or more Facility B Loans are to be made available to the Borrower:

(A)	on the same day that a maturing Facility B Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Facility B Loan; and

(ii)	the proportion borne by each Lender's participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender's participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(1)	the Borrower will only be required to make a payment under Clause 36.1 (Payments to the Agent) in an amount equal to that excess; and

(2)	each Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(1)	the Borrower will not be required to make a payment under Clause 36.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender's participation in the maturing Facility B Loan and the remainder of that Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Facility B Loan.

8.4	Repayment of Facility C

Without limitation to Clause 6.9, the Borrower must repay all Letters of Credit then outstanding on the Termination Date in accordance with clause 1.2(g).

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful (or impossible as a result of a change in law or regulation) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or it becomes unlawful or impossible as a result of a change in law or regulation for any Affiliate of a Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred under paragraph (d) of Clause 9.8 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

9.2	Illegality in relation to Letter of Credit

If, in any applicable jurisdiction, it becomes unlawful (or impossible as a result of a change in law or regulation) for the Issuing Person to issue or leave outstanding any Letter of Credit or it becomes unlawful or impossible as a result of a change in law or regulation for any Affiliate of the Issuing Person to do so, then:

(a)	the Issuing Person shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Issuing Person shall not be obliged to issue any Letter of Credit;

(c)	the Borrower shall procure that each Obligor shall procure the release and return of each Letter of Credit issued by the Issuing Person and outstanding at such time on or before the date specified by the Issuing Person in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has become an Issuing Person under this Agreement, Facility C shall cease to be available for the issue of Letters of Credit.

9.3	Review Event

If a Review Event occurs:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(c)	during the 45 day period starting on the earlier of the date on which the Agent receives notice of the Review Event and the date on which the Agent becomes aware of the Review Event ("Negotiation Period") the Borrower and each other Obligor will seek to negotiate amendments to the Finance Documents to reflect the altered commercial parameters of the transaction as a consequence of the occurrence of the Review Event; and

(d)	if the Obligors and the Lenders are unable to agree amendments to the Finance Documents by the end of the Negotiation Period, and despite anything else in any Finance Document at the conclusion of the Negotiation Period, the Agent, acting on the instructions of the Majority Lenders, may at any time within 20 days following the end of the Negotiation Period, by giving not less than 60 days' notice to the Borrower, cancel each Available Commitment of each Lender and declare all Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, each Facility shall immediately cease to be available for further utilisation and all such Utilisations, accrued interest and other amounts shall become immediately due and payable.

9.4	Other mandatory prepayment events

(a)	If:

(i)	there is a breach of any of the representations in clause 21.26 (Sanctions) or undertakings in clause 26.25 (Sanctions);

(ii)           an Obligor sells, transfers, disposes all of substantially all of its assets,

then,

(iii)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(iv)	the Agent, acting on the instructions of the Majority Lenders, shall cancel each Available Commitment of each Lender and declare all Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, each Facility shall immediately cease to be available for further utilisation and all such Utilisations, accrued interest and other amounts shall become immediately due and payable.

(b)	If an Obligor receives cash proceeds from Insurance claims exceeding US$5,000,000 in aggregate in any financial year, excluding:

(i)	proceeds received in respect of third party liabilities, loss of revenue, public liability, personal injury or directors' and officers' liability; and

(ii)	proceeds that are committed to be applied to reinstate or replace assets within 90 days following the relevant Obligor's receipt of such proceeds or to meet the liability in respect of which relevant claim was made, then the Borrower must promptly after receipt, apply an amount equal to such cash proceeds in reduction of Facility A Loans, to be applied against the obligations under Clause 8.1 (Repayment of Facility A Loans) against the remaining Facility A Repayment Instalments in inverse chronological order.

(c)	The Agent shall cancel the Available Commitment of each Lender in an aggregate amount equal to the amount prepaid under clause 9.4(b).

9.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 RFR Banking Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$500,000 (or its equivalent in A$) and integral multiples thereof or, if less, the balance of a Facility) of an Available Facility before the end of its Availability Period. Any cancellation under this Clause 9.5 shall reduce the Commitments of the Lenders rateably under that Facility.

9.6	Voluntary prepayment of Facility A Loans

(a)	The Borrower may, if it gives the Agent not less than 5 RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the amount of the Facility A Loan by a minimum amount of US$500,000 and integral multiples thereof).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	The Borrower may select (by notifying the Agent at the same time as its gives notice of prepayment under this Clause 9.6) to apply that prepayment either:

(i)	to satisfy the obligations under Clause 8.1 (Repayment of Facility A Loans) against the remaining Facility A Repayment Instalments in inverse chronological order; or

(ii)	to satisfy the obligations under Clause 8.1 (Repayment of Facility A Loans) against the remaining Facility A Repayment Instalments pro-rata by the amount of the Facility A Loan prepaid.

9.7	Voluntary prepayment of Facility B Loan

The Borrower may, if it gives the Agent not less than 5 RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the amount of the Facility B Loan by a minimum amount of US$2,000,000).

9.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims any sum from the Borrower under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or claim continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Utilisation and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 9.1 (Illegality) or 9.2 (Illegality in relation to Letter of Credit) to any Lender,

the Borrower may, on 21 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer under Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or another bank, or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in any such case selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or issuance fees (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender under paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Trustee;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender under the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations under paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

9.9	Right of cancellation in relation to a Defaulting Finance Party

(a)	The Borrower may give the Agent 5 RFR Banking Days' notice of cancellation of each Available Commitment of a Lender that is, and continues to be, a Defaulting Finance Party.

(b)	On the notice becoming effective, each Available Commitment of the Defaulting Finance Party will reduce to zero.

(c)	The Agent shall notify all the Lenders as soon as practicable after receiving the notice.

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8.4 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	No reborrowing of Facility A

The Borrower may not reborrow any part of Facility A which is prepaid.

10.4	Reborrowing of Facility B or Facility C

Unless a contrary indication appears in this Agreement, any part of Facility B or Facility C which is prepaid or repaid may be reborrowed in accordance with this Agreement.

10.5	Prepayments in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.6	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 8.4 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

10.8	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

10.9	Application of prepayments

Any prepayment of a Utilisation under Clause 9.3 (Review Event), Clause 9.4 (Other mandatory prepayment events), Clause 9.6 (Voluntary prepayment of Facility A Loans), Clause 9.7 (Voluntary prepayment of Facility B Loans) or Clause 24.3 (Financial Covenant Cure) shall be applied pro rata to each Lender's participation in that Utilisation.

SECTION 5
COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest

(a)	The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day, except that if that rate is less than zero, the Compounded Reference Rate shall be deemed to be zero.

(b)	If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

11.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

11.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) and (c) below, is the sum of 2 per cent per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent per annum and the rate which would have applied if the overdue amount had not become due.

(c)	If any overdue amount relates in any way to a Letter of Credit, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, in respect of each Lender, is the sum of:

(i)	the cost of funds of each Lender's participation if the overdue amount had, during the period of non-payment, constituted a loan denominated in the currency of the relevant Letter of Credit; plus

(ii)	3 per cent per annum; plus

(iii)	2 per cent per annum.

(d)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest

(a)	The Agent shall promptly upon an Interest Payment being determinable notify:

(i)	the Borrower of the Interest Payment;

(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in the relevant Loan; and

(iii)	the relevant Lenders and the Borrower of:

(A)	each applicable rate of interest relating to the determination of that Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.

This paragraph (a) shall not apply to any Interest Payment determined under Clause 13.3 (Cost of funds).

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement relating to a Loan to which Clause 13.3 (Cost of funds) applies.

(d)	This Clause 11.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Subject to this Clause 12, the Borrower may select an Interest Period of 3 Months or of any other shorter period agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders).

(c)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(d)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be 3 Months.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if a the Loan has already been made) on the last day of the preceding Interest Period of the Loan.

(g)	A Facility B Loan has one Interest Period only and shall start on the Utilisation Date.

12.2	Non-Business Days

(a)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	If there are rules specified as 'Business Day Conventions' in the Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan.

12.3	Consolidation of Facility A Loans

(a)	If two or more Interest Periods:

(i)	relate to Facility A Loans made to the same Borrower; and

(ii)	end on the same date,

those Facility A Loans will be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

(b)          "Cost of funds will apply as a fallback" is specified in the Compounded Rate Terms,

then Clause 13.3 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Compounded Rate Terms; and

(b)	before the Reporting Time, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of that Market Disruption Rate, then Clause 13.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.3	Cost of funds

(a)	If this Clause 13.3 applies to a Loan for an Interest Period, the rate of interest on each relevant Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the weighted average of the rates notified to the Agent by each relevant Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 13.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed under paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 13.3 applies under Clause 13.2 (Market disruption) and in relation to a Loan:

(i)	a Lender's Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the Reporting Time,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	Subject to paragraph (d) above if this Clause 13.3 applies but any Lender does not supply a quotation by the Reporting Time the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

(f)	If this Clause 13.3 applies the Agent shall, as soon as is practicable, notify the Borrower.

13.4	Agent's role and confidentiality

(a)	The Agent shall promptly notify the Borrower if there is a market disruption event under Clause 13.2 (Market disruption) and of the identity of any Lender or Lenders giving a notice under that Clause.

(b)	A Lender who gives a notification under Clause 13.2 (Market disruption) at any time before 5.00pm (Sydney time) on the RFR Banking Day after the relevant Reporting Time may in that notification request the Agent to notify each other Lender that it has received a notification under Clause 13.2 (Market disruption) (without giving details) and the Agent shall promptly comply with the request.

13.5	Break Costs

(a)	If an amount is specified as Break Costs in the Compounded Rate Terms, the Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day before the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become, or may become, payable.

14.	FEES

14.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in US dollars computed at the rate of:

(i)	50 per cent. per annum of the applicable Margin per annum on that Lender's Available Commitment under Facility A for the period starting on Financial Close and ending on the last day of the Availability Period applicable to Facility A; and

(ii)	50 per cent. per annum of the applicable Margin per annum on that Lender's Available Commitment under Facility B for the period starting on Financial Close and ending on the last day of the Availability Period applicable to Facility B.

(b)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in Australian dollars computed at the rate of 50 per cent. per annum of the Letter of Credit fee for a Letter of Credit which is a financial guarantee on that Lender's Available Commitment under Facility C for the Availability Period applicable to Facility C.

(c)	The accrued commitment fees are payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period, and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

14.2	Underwriting fee

The Borrower shall pay to the Arranger an underwriting fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter. The Agent's Fee Letter may be amended by agreement between the Company, the Agent without consent of any other Lender.

14.4	Fees payable in respect of Letters of Credit

(a)	The Borrower shall pay to the Issuing Person a Letter of Credit fee computed at the rate equal to:

(i)	2.00 per cent. per annum on the outstanding amount of each Letter of Credit which is a performance guarantee; and

(ii)	3.00 per cent. per annum on the outstanding amount of each Letter of Credit which is a financial guarantee,

in each case for the period from the issue of that Letter of Credit until its Expiry Date or if the Letter of Credit does not have an Expiry Date, until the Letter of Credit is repaid in one of the ways set out in Clauses 1.2(g)(ii) to 1.2(g)(v) (Construction).

(b)	The accrued Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. If the outstanding amount of a Letter of Credit is reduced, any Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(c)	If an Obligor provides cash cover in respect of any Letter of Credit:

(i)	the Letter of Credit fee shall continue to be payable until the expiry of the Letter of Credit; and

(ii)	the Borrower shall be entitled to apply interest accrued on the cash cover provided by it to pay the fees described in paragraph (i) above so long as no Event of Default is continuing.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions

(a)	In this Clause 15:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

15.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction unless such Tax Deduction is required by law.

(b)	The Borrower or a Finance Party shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender or Issuing Person it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor except in relation to a Tax described in Clause 15.3(b)(i) or 15.3(b)(ii) (Tax indemnity), the Obligor shall pay an additional amount together with the payment so that, after making any Tax Deduction, the Finance Party receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or a transaction or payment under it.

(b)	Paragraph (a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(ii)	with respect to Australian Withholding Tax in respect of any interest paid to an Offshore Associate of the relevant Obligor; or

(iii)	to the extent the relevant loss, liability or cost:

(A)	is compensated for by an additional amount under Clause 15.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion that:

(a)	a Tax Credit is attributable to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

subject to Clause 33 (Conduct of Business by the Finance Parties), the Finance Party shall pay an amount to the Obligor which that Finance Party determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in had the circumstances not arisen which caused the Tax Payment to be required to be made by the Obligor.

15.5	Stamp duties and Taxes

The Borrower shall:

(a)	pay; and

(b)	within three Business Days of demand, indemnify each Finance Party against any cost, expense, loss or liability that Finance Party incurs in relation to,

all stamp duty, registration or other similar Tax payable in respect of any Finance Document except Transfer Certificates.

15.6	Indirect Tax

(a)	All payments to be made by an Obligor under or in connection with any Finance Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Obligor makes the payment:

(i)	it must pay to the Finance Party an additional amount equal to that payment (or part) multiplied by the appropriate rate of the Indirect Tax; and

(ii)	the Finance Party will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

(b)	Where a Finance Document requires an Obligor to reimburse or indemnify a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the Indirect Tax. The Finance Party will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

15.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party under paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

16.	INCREASED COSTS

16.1	Increased Costs

(a)	Subject to Clause 16.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made after the date of this Agreement. This includes any law or regulation with regard to capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital as more capital is required to be allocated);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2	Increased cost claims

(a)	A Finance Party intending to make a claim under Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, expense, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, expense, loss or liability (including legal fees) incurred by that Finance Party as a result of:

(a)	the occurrence of any Default or Review Event;

(b)	the Lender Presentation or any other information produced or approved by an Obligor under or in connection with the Finance Documents or the transactions they contemplate being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, expense, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(f)	issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(g)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(h)	an amount being paid or payable by that Finance Party to the Agent or another Finance Party under Clause 32.11 (Lenders' indemnity to the Agent); or

(i)	security being provided by that Finance Party to the Agent under Clause 32.7(j) (Rights and discretions) or Clause 32.11(d) (Lenders' indemnity to the Agent) including costs and expenses in providing that security and, if the security is cash, the Borrower shall pay interest on the amount provided from the date of provision in the manner provided in Clause 11.3 (Default interest).

17.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, expense, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other experts or professional advisers as permitted under this Agreement.

18.	MITIGATION BY THE FINANCE PARTIES

18.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, use reasonable endeavours to mitigate any circumstances which arise and which would result in any amount becoming payable under or under, or its Commitment being cancelled under, any of Clause 9.1 (Illegality) or, in respect of the Issuing Person, Clause 9.2 (Illegality in relation to Letter of Credit), Clause 15 (Tax gross-up and indemnities) (other than Clause 15.6 (Indirect Tax)) or Clause 16 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security (including the attachment and perfection of the Transaction Security); and

(b)	any other Finance Documents executed after the date of this Agreement,

and any costs and expenses reasonably incurred in connection with the annual site visit by the Lenders in accordance with Clause 23.12 (Site Visit).

19.2	Amendment and other costs

If (a) an Obligor requests an amendment, waiver or consent or makes or initiates a request or demand under the PPSA or (b) an amendment is required under Clause 36.10 (Change of currency) or (c) an amendment is required under Clause 42.4 (Replacement of Relevant Rate), the Borrower shall, within three Business Days of demand, reimburse the Agent and each other Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or other Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Document; and

(b)	any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security.

SECTION 7
GUARANTEE

20.	GUARANTEE

20.1	Guarantee

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that:

(i)	whenever an Obligor does not pay any amount when due under or in connection with any Finance Document (or anything which would have been due if the Finance Document or the amount was enforceable, valid and not illegal), immediately on demand by the Finance Party that Guarantor shall pay that amount as if it was the principal obligor; and

(ii)	if an Ipso Facto Event has occurred, then immediately on demand by the Agent that Guarantor shall:

(A)	pay all Loans, accrued interest and other amounts referred to in Clause 28.25(b) (Acceleration) as if it was the principal obligor; and/or

(B)	provide cash cover for all Letters of Credit except to the extent they have been repaid or prepaid; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, expense, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount of the cost, expense, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

Each of paragraphs (a), (b)(i), (b)(ii) and (c) is a separate obligation. None is limited by reference to the other.

"Ipso Facto Event" means an Obligor is the subject of:

(a)	an announcement, application, compromise, arrangement, managing controller, or administration as described in section 415D(1), 434J(1) or 451E(1) of the Corporations Act; or

(b)	any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

20.2	Continuing guarantee

This Guarantee is a continuing obligation and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment to or any discharge, release or arrangement given or entered into by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including as a result of insolvency, breach of fiduciary or statutory duties or any similar event) in whole or in part, then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred and any relevant security shall be reinstated.

20.4	Waiver of defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or other concession or consent granted to, or composition with, any Obligor or other person;

(b)	the release or resignation of any other Obligor or any other person;

(c)	any composition or arrangement with any creditor of any Obligor or other person;

(d)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(f)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any Facility or the addition of any new facility under any Finance Document or other document or security;

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(h)	any set off, combination of accounts or counterclaim;

(i)	any insolvency or similar proceedings; or

(j)	this Agreement or any other Finance Document not being executed by or binding against any other Obligor or any other party.

References in Clause 20.1 (Guarantee) to obligations of an Obligor or amounts due will include what would have been obligations or amounts due but for any of the above, as well as obligations and amounts due which result from any of the above.

20.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received or recovered (by set off or otherwise) by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	without limiting paragraph (a), refrain from applying any moneys received or recovered (by set off or otherwise) from any Guarantor or on account of any Guarantor's liability under this Clause 20 in discharge of that liability or any other liability of an Obligor and claim or prove against anyone in respect of the full amount owing by the Obligors.

20.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken under, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a Guarantee under Clause 20.1 (Guarantee);

(e)	to exercise any right of set-off against any Obligor;

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party; and/or

(g)	in any form of administration of an Obligor (including liquidation, winding up, bankruptcy, voluntary administration, dissolution or receivership or any analogous process) prove for or claim, or exercise any vote or other rights in respect of, any indebtedness of any nature owed to it by the Obligor.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

20.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken under, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Specific waiver of customary law rights

Without limitation to the preceding and without prejudice to the generality of any waiver granted in the Finance Documents, each Obligor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a)	whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against the Obligor in respect of the obligations or liabilities assumed by the Obligor under any document, including without limitation under any Finance Document; and

(b)	whether by virtue of the droit de division or otherwise to require that any liability under any document, including without limitation any Finance Document, be divided or apportioned with any other person or reduced in any manner whatsoever.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	CORPORATE REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.1	Status

(a)	It is a company or corporation, duly incorporated. validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates (or when executed will create) the Security which that Transaction Security Document purports to create and that Security is valid and effective.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents including the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets or constitute a default or termination event under any such agreement or instrument.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party, its legal, valid, binding and enforceable obligations, admissible in evidence in its jurisdiction of incorporation;

(c)	to perfect the Transaction Security; and

(d)	for it and its Subsidiaries to carry on their business,

have been obtained or effected and are in full force and effect other than:

(e)	the registration of any security interest against any party which is not an Obligor created under a Finance Document on the register held under the PPSA; or

(f)	any Authorisation which will be obtained or effected in satisfaction of the conditions precedent in Part I or Part II (as applicable) of Schedule 2 (Conditions Precedent) or by the Agent or Security Trustee.

21.6	Governing law and enforcement

(a)	The choice of law referred to in Clause 52 (Governing Law) as the governing law of the Transaction Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained against it in any jurisdiction referred to in Clause 53 (Enforcement) in relation to a Transaction Document will be recognised and enforced in its jurisdiction of incorporation.

21.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 28.7(a) (Insolvency proceedings); or

(b)	creditors' process described in Clause 28.8 (Creditors' process),

has been taken in relation to a member of the Group, and none of the circumstances described in Clause 28.6 (Insolvency) applies to a member of the Group.

21.8	No stamp Taxes

Under the law of its jurisdiction of incorporation it is not necessary that any stamp, registration or similar Tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents, save for:

(a)	any payment referred to in any legal opinion delivered to the Agent under this Agreement or disclosed by or behalf of an Obligor to the Agent;

(b)	which has been paid or will be paid in satisfaction of the conditions precedent in Part I or Part II (as applicable) of Schedule 2 (Conditions Precedent) or by the Agent; or

(c)	payment of the registration fees required to register a financing statement in respect of each Company Offshore Security Document governed by Jersey law on the SIR (the "Jersey Registrations"),

which stamp duty, Taxes and fees will be paid promptly after the date of the relevant Transaction Security Document (or, in the case of the Jersey Registrations, at the date and time agreed in the relevant Jersey Consent Letter) or at such later date as the Agent may approve.

21.9	No default, Review Event or MAE

(a)	No Event of Default or Review Event is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

21.10	Disclosure

It has disclosed in writing to the Original Lenders all information known to it which could reasonably be expected to be material to the ability of the Group (taken as a whole) to perform their obligations under the Transaction Documents or to an Original Lender's assessment of the nature and degree of risk undertaken by it in granting financial accommodation to the Group in entering into the Transaction Documents.

21.11	No misleading information

(a)	Any factual information provided by or on behalf of an Obligor or any other member of the Group in or for the purposes of the Lender Presentation (excluding projections) or provided in writing in connection with the Finance Documents and the transactions they contemplate was true and accurate in all material respects and not misleading as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The Base Case Financial Model and any financial projections provided by or on behalf of an Obligor or any other member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information provided in writing in connection with the Finance Documents and no information has been given or withheld that results in the information provided by or on behalf of an Obligor or any other member of the Group being untrue or misleading in any material respect.

21.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	Its Original Financial Statements give a true and fair view and fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Borrower).

(c)	Its most recent financial statements delivered under Clause 23.1 (Financial statements):

(i)	have been prepared in accordance with Clause 23.3 (Requirements as to financial statements); and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(d)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the most recent financial statements delivered under Clause 23.1 (Financial statements).

21.13	Ranking

Its obligations under the Finance Documents to which it is a party constitute direct, unconditional obligations and (in all respects and at all times) rank in right and priority of payment and in point of security ahead of all its other obligations (actual or contingent, present or future) except:

(a)	obligations mandatorily preferred by law; or

(b)	a Permitted Security.

21.14	No proceedings pending

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any government or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

21.15	Trustee

It does not enter into any Finance Document or hold any property as trustee.

21.16	Borrower as SPV

As at the date of this Agreement, the Borrower has not engaged in any transaction or engaged in any business other than the Acquisition and matters immediately preparatory to it.

21.17	Authorised Signatories

Any person specified as its Authorised Signatory under Schedule 2 (Conditions Precedent) or Clause 23.8 (Information: miscellaneous) is authorised to sign Utilisation Requests and Selection Notices and other notices on its behalf except where it has previously notified the Agent that the authority has been revoked.

21.18	Tax Consolidation

(a)	If any Obligor is a member of a Tax Consolidated Group at any time, it is a member of a Tax Consolidated Group for which the Head Company (as defined in the Tax Act) is the Company, and each member of that Tax Consolidated Group is party to a valid Tax Sharing Agreement and a Tax Funding Agreement.

(b)	If any Obligor is a member of a GST Group at any time, it is a member of a GST Group for which the Representative Member (as defined in the GST Law) is the Borrower, and each member of that GST Group is party to a valid ITSA.

(c)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$100,000 (or its equivalent in any other currency or currencies) or more.

(d)	No claims are being, or are reasonably likely to be, made against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of US$100,000 (or its equivalent in any other currency or currencies) or more is reasonably likely to arise.

21.19	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents (if any) and it is not subject to any prior ranking or pari passu ranking Security other than Permitted Security.

21.20	No immunity

Neither it nor its assets has immunity from the jurisdiction of a court or from legal process.

21.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.22	Shares

The shares, membership or other interests, or other securities in or issued by any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional or other documents of entities whose shares, membership or other interests, or other securities are subject to the Transaction Security do not and could not restrict or inhibit any transfer or creation or enforcement of the Transaction Security.

21.23	Group Structure Chart

(a)	The group structure chart delivered to the Agent as a condition precedent to the first Utilisation is true, complete and accurate in all material respects on the first Utilisation Date.

(b)	The most recent group structure chart delivered to the Agent under this Agreement is true, complete and accurate in all material respects.

(c)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the group structure chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

21.24	Company representations

(a)	To the best of its honest understanding and belief, neither the Company, nor any of its Subsidiaries, is likely to be, and after the making of any Utilisation, the application of the proceeds and the repayment thereof by any Obligor, and the consummation of the other transactions contemplated hereby would likely to be, an "investment company", or is likely to be, and after making of any Utilisation, the application of the proceeds and the repayment thereof by any Obligor, and the consummation of the other transactions contemplated hereby would likely to be "controlled" by an "investment company", within the meaning of the US Investment Company Act of 1940, as amended. Neither the making of any Utilisation nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the US Securities and Exchange Commission thereunder.

(b)	No proceeds of any Utilisation will be used to purchase or carry any Margin Stock (as defined in US Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof) or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Utilisation nor the use of the proceeds of it will violate or be inconsistent with US Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof. Following the application of the proceeds of each Utilisation not more than 25% of the value of the assets (either of the Company only or of the Group on a consolidated basis) will be Margin Stock.

(c)	No ERISA Event has occurred or is reasonably likely to occur other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(d)	Except as would not reasonably be expected to have a Material Adverse Effect, no Obligor nor any ERISA Affiliate currently or will at any time sponsor, maintain, contribute to, or has or will have any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(e)	As of the date hereof and throughout the term of the Agreement, the Borrower is not and will not be using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with any Facility.

21.25	Financial Indebtedness

It has not entered into any agreement to incur, and has not incurred before the date of this Agreement, any Financial Indebtedness other than Permitted Financial Indebtedness.

21.26	Sanctions

(a)	No Obligor nor any of their respective shareholders, Subsidiaries, directors, officers, employees, agents or representatives or other person acting on behalf of the Obligor or any of its Subsidiaries is an individual or entity (each a "Person") that:

(i)	is, or is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Person that is the subject of any Sanctions; or

(ii)	part of, controlled by, or owned by the government, or any agency or instrumentality of the government, of a Comprehensively Sanctioned Country or Territory,

(a "Sanctioned Person").

(b)	No Obligor nor any of their respective shareholders, Subsidiaries, or directors, is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including the Crimea Region of Ukraine, the Democratic Republic of North Korea, the Donetsk People's Republic, the Luhansk People's Republic, Cuba, Iran, Sevastopol, Sudan and Syria (a "Comprehensively Sanctioned Country or Territory").

(c)	No Obligor is part of, controlled by, or owned by the government, or any agency or instrumentality of the government, of a Comprehensively Sanctioned Country or Territory.

(d)	To its knowledge, no Obligor is in violation of any applicable Sanctions.

(e)	Neither it nor any of its Subsidiaries or any director, officer, agent, employee, affiliate or other person acting on behalf of the Obligor or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA");

(f)	Each Obligor and, to the knowledge of the Obligor, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

21.27	Interests in property

It has disclosed in writing to the Agent any interest it has in:

(a)	any aircraft, aircraft engine, airframe or helicopter;

(b)	any motor vehicle, watercraft or intellectual property that has a value of more than US$250,000;

(c)	any deposit account with a financial institution other than the Finance Parties where the total credit balance of the deposit account is or may become more than US$50,000 (and, if there is more than one, the total credit balance of all those deposit accounts is or may become more than US$50,000); and

(d)	any shares, stock, stock units, interests in a managed investment scheme or other securities, or negotiable instruments where the total value of all of them is more than US$500,000.

21.28	Jersey Representations

In relation to each Obligor incorporated in Jersey:

(a)	all returns, resolutions and documents required by any legislation to be filed with the Jersey Registrar of Companies or the Jersey Financial Services Commission in respect of the Obligor have been duly prepared, kept and filed (within all applicable time limits) and are correct;

(b)	it is exempt from any requirement to hold a business licence under the Control of Housing and Work (Jersey) Law 2012;

(c)	it does not conduct any unauthorised "financial service business" (as defined in the Financial Services (Jersey) Law 1998);

(d)	it is not in breach of any approvals, authorisations, consents, licences, permits or registrations issued to it by any regulatory or governmental authority in Jersey and will not be in breach of the same as a result of entering into any of the Finance Documents;

(e)	it is and will remain an "international services entity" (within the meaning of the Goods and Services Tax (Jersey) Law 2007);

(f)	it is charged to income tax in Jersey at a rate of zero per cent. under the Income Tax (Jersey) Law 1961;

(g)	it has not owned and does not own land in Jersey; and

(h)	it is and will remain a company that is complying in full with its obligations to disclose beneficial owner information to the Jersey Financial Services Commission under the Financial Services (Disclosure and Provision of Information)(Jersey) Law 2020.

22.	PROJECT REPRESENTATIONS

22.1	Mining activity Authorisations

All mining tenements and Authorisations necessary and which it is possible and practical to obtain at the date of the making or repetition (as the case may be) of this representation and warranty for the carrying on of mining operations on the Tenements, the conduct of the Project, the sale of Product and for the entering into and performance by each Obligor of its obligations under the Material Contracts, have been obtained, are in full force and effect by the date of the making or repetition (as the case may be) of this representation and warranty and it has no reason to believe that those to be obtained in the future will not be granted.

22.2	Tenements and Water Licences

(a)	Each Tenement and Water Licence:

(i)	is legal, valid and subsisting and all terms and conditions of the Tenements and Water Licences have been complied with, and no event has occurred or condition exists which would permit the cancellation, forfeiture, termination or revocation of a Tenement or Water Licence; and

(ii)	that is a mining lease gives the holder thereof the exclusive right to mine within the boundaries of that mining lease.

(b)	The Tenements and Water Licences confer on the Target all material rights required to enable it to develop, operate, manage and maintain the Project in accordance with the then applicable Base Case Financial Model and Life of Mine Plan in all material respects.

(c)	Subject to the Transaction Security, the Target is the legal and beneficial holder of the Tenements and Water Licences as being held by it and no person other than the Target has any legal or beneficial interest in any of the Tenements and Water Licences.

(d)	Entitlements under the Water Licences (taken as a whole) are adequate for the Target to meet the water requirements of operating the Project in accordance with Good Mining Practice at the date of this Agreement.

22.3	Compliance with Tenements and Water Licences

All of the terms and conditions of the Tenements and Water Licences have been complied with and no event has occurred and no condition exists (or it may reasonably be anticipated by the Obligor, would exist by virtue of impending notice, lapse of time or the satisfaction of some other condition) in each case which would permit the cancellation, termination, forfeiture or suspension of any of the Tenements and Water Licences.

22.4	No orders

It has not received from any Governmental Agency any notice or order requiring it or any other person to perform or cease to perform any act in relation to the Project or so as to restrict the performance of the terms of any of the Material Contracts which have been executed or the construction, development and operation of the Project in accordance with the Base Case Financial Model and the Material Contracts.

22.5	No revocation

It has not received notice of and is not aware of any intention of any Governmental Agency to revoke or resume any of the Tenements, the Water Licences, the Project Leases, the Freehold Property or Authorisations required in connection with the Project.

22.6	Compliance with Environmental Laws

(a)	Each Obligor is in compliance with all Environmental Laws in all material respects and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)	No act or omission has occurred and there is no circumstance relating to its assets or its business or the assets or business of any of its Subsidiaries which has given rise to:

(i)	a claim against it or any of its Subsidiaries;

(ii)	a requirement of substantial expenditure by it or any of its Subsidiaries; or

(iii)	a requirement that it or any of its Subsidiaries ceases or substantially alters an activity,

under Environmental Law which has or could reasonably be expected to have a Material Adverse Effect.

(c)	None of its assets is subject to contamination:

(i)	that is material in circumstances where the relevant entity is not taking all reasonable steps to remedy such contamination; or

(ii)	to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(d)	None of its assets breach applicable environmental standards and no emissions or discharges breach standards or limits imposed by all relevant laws and Authorisations which gives rise to:

(i)	a material non-compliance in circumstances where the relevant entity is not taking all reasonable steps to remedy such non-compliance; or

(ii)	non-compliance which has or could reasonably be expected to have a Material Adverse Effect.

22.7	Material Contracts

In relation to the Material Contracts:

(a)	it has given the Agent copies of all material agreements including amendments and updates which relate to the Project and all such copies are true and complete;

(b)	the copies of the Material Contracts which have been provided to the Agent contain the entire agreement of the parties to them and supersede all previous agreements and understandings between them in relation to the Project;

(c)	its material obligations under the Material Contracts are valid and binding and enforceable in accordance with their terms and conditions subject to laws generally affecting creditors' rights and to principles of equity;

(d)	none of the Material Contracts nor any of the terms or conditions of the Material Contracts have been varied or supplemented in a material respect, or replaced without being approved in writing by the Agent; and

(e)	it has not breached any of its material obligations in any material respect under the Material Contracts and is not aware of any act, omission or circumstance having occurred which would give any other party legal grounds to terminate, rescind or vary any Material Contract.

22.8	No Native Title Claims

There is no Native Title Claim or site of significance to Aboriginal people under any Aboriginal Heritage Law affecting the Project which has or is reasonably likely to have a Material Adverse Effect.

22.9	Intellectual property

Each applicable Obligor is entitled to use, or will be entitled to use at the relevant time, all intellectual and commercial property rights necessary for, or intended to be used by it in conjunction with the operation of the Project.

22.10	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	the date of each Compliance Certificate; and

(c)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

23.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year; and

(b)	as soon as they become available, but in any event within 90 days after the end of each half of each of its financial years:

(i)	its unaudited consolidated financial statements for that financial half year; and

(ii)	the unaudited financial statements of each Obligor for that financial half year; and

(c)	as soon as they become available, but in any event within 30 days after the end of each quarter of its financial years:

(i)	its unaudited consolidated financial statements for that quarter; and

(ii)	the unaudited financial statements of each Obligor for that quarter.

23.2	Provision and contents of Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered under paragraphs (a)(i), (b)(i) or (c)(i) of Clause 23.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 24 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors or a director and the company secretary of the Borrower.

23.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of annual financial statements delivered by the Borrower under Clause 23.1(a) (Financial statements) shall be audited by the Auditors.

(b)	Each set of financial statements delivered by the Borrower under Clause 23.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view of (in the case of annual financial statements for any financial year), or (in other cases) fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(c)	The Borrower shall procure that each set of financial statements delivered under Clause 23.1 (Financial statements) is prepared using IFRS.

(d)	The Borrower shall procure that each set of financial statements of an Obligor delivered under Clause 23.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

23.4	Year-end

No Obligor shall change its financial year-end.

23.5	Updates to Base Case Financial Model

(a)	The Borrower must provide to the Agent an updated draft Base Case Financial Model in respect of the Project which includes:

(i)	a Reserves Statement;

(ii)	forecast Revenue;

(iii)	forecast Capital Expenditure;

(iv)	Economic Assumptions; and

(v)	Technical Assumptions,

at the following times:

(i)	on each anniversary following the date of initial Utilisation of Facility A;

(ii)	at any time to the extent necessary to reflect any material change to the Economic Assumptions or Technical Assumptions or any other change for which approval is sought, such as when the Life of Mine Plan or Reserves are updated;

(iii)	for the purposes of evidencing that the Borrower is permitted to increase the amount of hedging permitted under the Approved Hedging Programme or to make Permitted Acquisitions or enter Permitted Joint Ventures;

(iv)	if, after consultation with the Borrower, the Agent (acting on the instructions of the Majority Lenders) considers a review is required because of any circumstance or matter which may have affected the accuracy or efficacy of the Base Case Financial Model; and

(v)	if there is an estimated material change to the then existing Base Case Financial Model for example upon the occurrence of a mandatory prepayment event under clause 9.3 (Review Event) or 9.4 (Other mandator prepayment events) or an Event of Default under clause 28 (Events of default).

(b)	The Borrower will promptly provide the Agent with all information relevant to or reasonably requested by the Agent in order to enable the Lenders to conduct the review of the draft Base Case Financial Model.

(c)	If there is any disagreement between the Borrower and the Agent about the economic or technical assumptions in the Base Case Financial Model the Agent agrees to consult with the Borrower in good faith as to any disagreement regarding the relevant assumptions and projections and to seek the advice of an Independent Technical Expert.

(d)	If, after the consultation under sub-Clause (c), the Agent and the Borrower, with reference to the advice of an Independent Technical Expert, are unable to reach an agreement, the Agent will make a determination with respect to the relevant assumption and projection and such determination shall, in the absence of manifest error, be final and binding upon the parties.

(e)	On receipt of that determination the Borrower must promptly revise the draft Base Case Financial Model and provide the Agent with an updated draft Base Case Financial Model. That revision must:

(i)	if the change relates to assumptions, be consistent with the basis for determining these under the previous draft Base Case Financial Model and reflect any determination of assumptions and projections under sub-Clause (d); and

(ii)	be limited to changes that are required:

(A)	where the Base Case Financial Model shows that the ratios set out in Clause 24.1 (Financial covenants) will not be complied with; or

(B)	as necessary to address concerns raised by the Agent that the changes proposed to the Base Case Financial Model are not reasonable in terms of the assumptions in the Base Case Financial Model;

(iii)	be based on the principles and methodology used in preparing the initial Base Case Financial Model; and

(iv)	subject to paragraph (ii), be agreed by the Agent.

(f)	The Borrower will provide the Agent with an electronic copy of the revised Base Case Financial Model promptly after any revision is agreed.

(g)	If, on any date on which a revised Base Case Financial Model is delivered to the Agent under this clause 23.5, the Facility A Loan would not be fully amortising over a notional 5 year loan life (commencing on Financial Close) sculpted to a Debt Service Cover Ratio of 1.50x, the Facility A Repayment Schedule will be amended (by the Agent acting on the instructions of the Majority Lenders) from such date so that the Facility A Loan is fully amortising over a notional 5 year loan life (commencing on Financial Close) sculpted to a Debt Service Cover Ratio of 1.50x.

23.6	Annual reporting

(a)	Annual Independent Environmental and Social Report

On each anniversary following the date of initial Utilisation of Facility A, the Borrower must provide to the Agent a report from the Environment and Social Expert outlining compliance with Environmental Laws and Social Laws, environmental and social impact assessment and related programs and plans, tailing storage facility reviews, issues, breaches, plans, Scope 1 and 2 emissions together with emissions reduction plans.

(b)	Annual Operating Budget and Life of Mine Plan

(i)	No less than 30 days before the start of each financial year of the Borrower, the Borrower must provide to the Agent, its Annual Operating Budget and Life of Mine Plan.

(ii)	Any Life of Mine Plan provided under this clause 23.6 will be reviewed by the Agent and must meet with the Agent's approval (acting on the instructions of the Majority Lenders). If the Agent does not approve of the Life of Mine Plan, the Obligors must continue to comply with the previous Life of Mine Plan and references in the Finance Documents to the Life of Mine Plan will be to the previous Life of Mine Plan.

(c)	Annual Reserves Statement

On each anniversary following the date of initial Utilisation of Facility A, the Borrower must provide to the Agent an updated Reserves Statement.

23.7	Quarterly operating report

At the same time as delivery of any Compliance Certificate under clause 23.2 (Provision and contents of Compliance Certificate), the Borrower must provide to the Agent its quarterly operating report (in substantially the form approved by the Agent before Financial Close).

23.8	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders):

(a)	all documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or Environmental Claims which are current, threatened or pending against any member of the Group, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of:

(i)	any judgment or order of a court, arbitral tribunal or other tribunal;

(ii)	any order or sanction of any governmental or other regulatory body which is made against any member of the Group;

(iii)	any claims with respect to Sanctions;

(iv)	any revised Reserves Statements;

(v)	any material changes to the Life of Mine Plan or Annual Operating Budget;

(vi)	any material damage to any asset;

(vii)	any material Environmental Permit change;

(viii)	any changes to Material Contracts;

(ix)	any unscheduled stoppages to mining or processing for more than 14 days;

(x)	any Native Title Claims;

and in each case, which could reasonably be expected to have a Material Adverse Effect;

(d)	promptly following a change in the structure of the Group (including following completion of the merger of the two Companies), an updated group structure chart;

(e)	promptly following receipt of the Agent's written request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(f)	promptly following receipt of the Agent's written request, such information as the Agent may reasonably require about the Secured Property and compliance of the Obligors with any Transaction Security Documents;

(g)	promptly, notice of any change in Authorised Signatories of the Borrower signed by a director or secretary of the Borrower accompanied by specimen signatures of any new signatories, except that no notice of change shall be effective until the Agent and the Lenders have conducted "know your customer" checks on each such new Authorised Signatory as required under paragraph (a) of Clause 23.10 ("Know your customer" checks) below; and

(h)	any event where creditors are outstanding 30 days beyond the agreed credit terms (other than any amounts being disputed in good faith).

23.9	Notification of Default or Review Event

(a)	Each Obligor shall notify the Agent of any Default or Review Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default or Review Event is continuing (or if a Default or Review Event is continuing, specifying the Default or Review Event and the steps, if any, being taken to remedy it).

23.10	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement or any changes to shareholdings of an Obligor;

(iii)	any change in the Authorised Signatories of an Obligor after the date of this Agreement; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender before such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations under the transactions contemplated in the Finance Documents.

(b)	The Borrower shall by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor under Clause 30 (Changes to the Obligors).

(c)	Following the giving of any notice under paragraph (b) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations under the accession of such Subsidiary to this Agreement as an Additional Obligor.

(d)	The Borrower shall promptly supply, or procure the supply of, such documentation and other evidence reasonably requested by the Agent (for itself or on behalf of any Finance Party) from time to time in relation to an Obligor or an Additional Obligor to enable the Finance Party to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to the Finance Party.

23.11	Inspection

Each Obligor shall, and the Borrower shall ensure that each member of the Borrower Group will, permit the Agent and/or the Security Trustee and/or delegates and/or accountants or other professional advisers and contractors of the Agent or Security Trustee access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of the Project and each member of the Borrower Group (b) the Tenements, the Project Leases, the Freehold Properties and any other Secured Property and to inspect or observe all or any facilities or operations of each member of the Borrower Group, the Project or any other Secured Property and (c) following an Event of Default to meet and discuss matters with senior management.

23.12	Site visit

Each Obligor shall permit each Finance Party to participate in (a) an annual conference call with its senior management and (b) at least one Project site visit in each successive 12 month period after the date of this Agreement.

23.13	New Material Contracts

Each Obligor shall, within 10 Business Days of entering into a Material Contract after the date of this Agreement, supply to the Agent (in sufficient copies for all the Lenders) a certified copy of that Material Contract.

23.14	Updated due diligence information

(a)	Each Obligor shall, on or before the end of the Clean Up Period, provide to the Agent a further or updated legal due diligence reports from Squire Patton Boggs (and, if requested by the Agent acting on the instructions of the Majority Lenders, Hetherington Legal), addressed to the Lenders (or with an associated reliance letter addressed to the Lenders), in a form and substance satisfactory to the Agent acting on the instructions of the Majority Lenders (each acting reasonably) with updated sections covering:

(i)	regulatory compliance;

(ii)	environment and planning compliance;

(iii)	environment and planning approvals; and

(iv)	Aboriginal heritage compliance,

in each case, by reference to the information then available to the Borrower as the owner of the Target and the Project.

(b)	Following delivery of those further or updated legal due diligence reports, each Obligor shall promptly, at its cost, undertake any remedying works the Agent acting on the instructions of the Majority Lenders (each acting reasonably) considers necessary or desirable in relation to the matters referred to in those reports.

23.15	Redomicile

Each Obligor shall keep the Agent informed about the progress of any re-domicile of the Company and the steps taken towards it and provide any information requested by the Agent (acting on the instructions of the Majority Lenders (each acting reasonably)) in connection with the re-domicile of the Company.

24.	FINANCIAL COVENANTS

24.1	Financial covenants

The Borrower shall ensure that at all times:

(a)	the Debt Service Cover Ratio in respect of any Relevant Period is not less than 1.2:1.0;

(b)	the Forecast Cash Flow Coverage Ratio is not less than 1.25.1.00;

(c)	Net Debt to EBITDA in respect of any Relevant Period is not more than 2.5:1.00;

(d)	the aggregate of Available Cash and Cash Equivalent Investments of the Borrower Group is at least US$30,000,000. During the period from Financial Close to the date falling 12 months after Financial Close, the calculation of Available Cash will include any undrawn and available portion of Facility B;

(e)	the Reserve Tail Ratio is projected to be greater than 25% at the Termination Date; and

(f)	Total Net Debt to EBITDA shall not be more than 3.25:1 on any date during the period from Financial Close to the date falling 12 months after Financial Close and shall not be more than 3.00:1 on any date thereafter.

24.2	Financial covenant testing

(a)	Each Financial Covenant shall be tested as at each date a Compliance Certificate must be delivered in accordance with clause 23.2 (Provision and contents of Compliance Certificate).

(b)	The Financial Covenants in clauses 24.1(a), 24.1(c), 24.1(d) and 24.1(f) shall be tested by reference to the latest financial statements delivered under clause 23.1 (Financial Statements) and the Financial Covenants in clauses 24.1(b) and 24.1(e) shall be tested by reference to the Base Case Financial Model.

24.3	Financial covenant cure

(a)	If a Financial Covenant set out in clause 24.1(a), 24.1(c), 24.1(d) or 24.1(f) (Financial Covenants) is not satisfied at any time (a "Relevant Breach"), the Borrower may procure that the Relevant Breach is cured in accordance with this clause 24.3.

(b)	Subject to paragraph (d), a Relevant Breach under:

(i)	clause 24.1(a), 24.1(c) or 24.1(f) may be cured by the Borrower prepaying Facility A in part in such as amount as would result in the relevant Financial Covenant being complied with no later than 30 days after notifying the Agent of an actual or anticipated breach of such Financial Covenant; and

(ii)	clause 24.1(d) may be cured by the Borrower being funded for such an amount as would result in the relevant Financial Covenant being complied with no later than 30 days after notifying the Agent of an actual or anticipated breach of such Financial Covenant, subject to the requirement that any prepayment under 24.3(b)(i) or funding under 24.3(b)(ii) must be funded by either or both of:

(iii)	a subscription for shares or other equity interests in the Borrower or other cash funding from the Company; or

(iv)	proceeds from any subordinated loans (or other financial accommodation) which are permitted as Permitted Financial Indebtedness.

(c)	If following the occurrence of additional funding or prepayment in accordance with paragraph (b) above and upon re-calculation of the Financial Covenant that resulted in the Relevant Breach (assuming that aggregate of Available Cash and Cash Equivalent Investments, Debt Service, Net Debt or Total Net Debt (as applicable) for the Relevant Period has been reduced or increased, as applicable, (pro forma) by the amount of such prepayment), the Financial Covenant set out in clause 24.1(a), 24.1(c), 24.1(d) or 24.1(f) is met, no Default or Event of Default shall occur as a result of any such breach or anticipated breach (and the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant) as of the relevant date of determination with the same effect as though there has been no failure to comply and the breach shall be deemed to have been cured.

(d)	The Borrower shall not be entitled to the remedy set out in paragraph (b) or above, if:

(i)	the Borrower has already exercised the remedy three times since the date of Financial Close; or

(ii)	with respect to a Relevant Period, the Borrower has exercised the remedy with respect to the preceding Relevant Period.

(e)	The Agent shall cancel the Available Commitment of each Lender in an aggregate amount equal to the amount prepaid under this clause 24.3.

24.4	Accounting Policy

(a)	If any changes to IFRS materially alter the effect of the undertakings in this Clause 23.15 or the related definitions, the Borrower and the Agent (acting on the instructions of the Majority Lenders) will negotiate in good faith to amend the relevant undertakings and definitions so that they have an effect comparable to that at the date of this Agreement.

(b)	If the amendments are not agreed within 30 days (or any longer period agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders)) then the Borrower will provide with its financial statements any reconciliation statements (audited, where applicable) necessary to enable calculations based on IFRS as they were before those changes, and the changes will be ignored for the purposes of this Clause 23.15.

25.	GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Constitution

Each Obligor must not amend its constitution, or permit it to be amended, in any way which would be reasonably likely to have a Material Adverse Effect.

25.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document, and any Authorisation required for it to carry on its business (including the Project).

25.3	Compliance with laws

Each Obligor shall comply in all respects with all laws (including Environmental Laws and Social Laws) to which it may be subject, if failure so to comply has or could reasonably be expected to have a Material Adverse Effect.

25.4	Taxation

(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

(c)	Each Obligor undertakes to ensure that the Tax Sharing Agreement and Tax Funding Agreement are maintained in full force and effect and that it and each other member of the Tax Consolidated Group complies with the Tax Sharing Agreement and Tax Funding Agreement, and they are not varied without the Agent's consent.

(d)	No Obligor may enter into a deed of cross guarantee or assumption deed with any entity which is not an Obligor for the purposes of ASIC Corporations (Wholly-owned Companies) Instrument 2016/785.

25.5	Guarantor Coverage

Where an entity becomes a Borrower Group member, it must become a Guarantor under this Agreement. The Borrower shall ensure the entity becomes an Additional Guarantor as soon as reasonably practicable and in any event within 30 days of such entity becoming a Borrower Group member.

25.6	Change of Obligor details

(a)	Each Obligor must notify the Agent at least 14 days before:

(i)	the Obligor changes its name as recorded in a public register in its jurisdiction of incorporation or in its constituent documents;

(ii)	any ACN or ARBN allocated to the Obligor changes, is cancelled or otherwise ceases to apply to it (or if it does not have any such applicable number, one is allocated, or otherwise starts to apply, to it); and

(b)	No Obligor may become trustee of a trust, or a partner in a partnership.

25.7	No transfer or reconstruction

Each Obligor must not transfer or change its jurisdiction of incorporation or formation or enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (except to carry out a reconstruction or amalgamation while solvent on terms approved by the Agent (acting on the instructions of all the Lenders)). A dual listing on the Australian Securities Exchange will not be restricted by this clause or require the prior consent of the Agent.

25.8	Conduct of business and preservation of assets

Each Obligor shall:

(a)	carry on its business in accordance with Good Mining Practice and in a proper, orderly and efficient manner and not cease, or significantly change the general nature of the business of the Borrower or the Borrower Group from that carried on at the date of this Agreement; and

(b)	maintain in accordance with Good Mining Practice and in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business and the Project and correct any defect to the extent that failure to do so would be reasonably likely to have a Material Adverse Effect.

25.9	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no member of the Group shall incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

25.10	Loans or credit

No member of the Group shall be a creditor in respect of any Financial Indebtedness other than a Permitted Loan.

25.11	Negative pledge

Except as permitted under paragraph (c) below:

(a)	No member of the Group shall create or permit to subsist any Security over any of its assets.

(b)	Without limiting paragraph (a), no member of the Group shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group or its Affiliate;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any title retention arrangement in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

(iv)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into any other preferential arrangement having a similar effect.

(c)	Paragraphs (a) and (b) above do not apply to any Security or arrangement which is:

(i)	a Permitted Security; or

(ii)	a Permitted Transaction.

25.12	Disposals

No member of the Group shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than any Permitted Disposal or as part of a Permitted Transaction.

25.13	Mergers/Acquisitions

No member of the Group shall enter into:

(a)	any amalgamation, demerger, merger, continuation, scheme of arrangement or corporate reconstruction;

(b)	any Joint Venture; or

(c)	any acquisition,

in each case other than a Permitted Acquisition, a Permitted Joint Venture or a Permitted Transaction.

25.14	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of an Obligor or the Group from that carried on at the date of this Agreement.

25.15	Arm's length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall enter into any transaction with any person except on arm's length terms.

(b)	The following transactions shall not be a breach of this Clause 25.15:

(i)	intra-Group loans permitted under Clause 25.9 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transaction.

25.16	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, no Obligor shall:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) to its members or on or in respect of its share or equity capital (or any class of its share or equity capital) or subordinated debt;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(iv)	redeem, repurchase, defease, retire or repay any of its share or equity capital, membership interests or subordinated debt or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution;

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term);

(iii)	a Distribution by the Target to the Borrower;

(iv)	any:

(A)	declaration or payment of any dividend or other distribution in relation to share capital (including by way redemption, reduction or repayment of share capital); or

(B)	any payment of principal or interest pursuant to the Silver Streaming Intercompany Loan Agreement or the Copper Streaming Intercompany Loan Agreement,

in each case, made to the Company to allow the Company to satisfy its obligations as and when due under the Silver Purchase Agreement and the Copper Purchase Agreement but only to the extent that such amounts are available for such purpose under Clause 27.4 (Cashflow Waterfall – Proceeds Account).

25.17	Derivative Transactions

(a)	No Obligor shall enter into any Derivative Transaction, other than in accordance with the Approved Hedging Programme.

(b)	Within 1 Business Day of the date of the initial Utilisation of Facility A, the Borrower (or another Obligor reasonably acceptable to the Agent) must establish with one or more Hedge Counterparties, and maintain in good standing, an Approved Hedging Programme. The Approved Hedging Programme must be for a minimum of 30% of the Target's copper production for the first three years from Financial Close.

(c)	Any Derivative Transactions entered into after the date of this Agreement in accordance with this clause 25.17 are to be entered into with the Hedge Counterparties who wish to participate in the Derivative Transaction on a pro-rata basis with pricing that is reflective of the prevailing credit and market conditions and agreed with each such Hedge Counterparty.

(d)	Despite paragraph (c), the Borrower must use its best endeavours to ensure that the Approved Hedging Programme is undertaken with the Original Lenders on a pro-rata basis (so long as the pricing provided by the Original Lenders is competitive).

25.18	Sanctions

(a)	Each Obligor undertakes that it will not engage in, or be a party to, any transaction or activity:

(i)	with a Sanctioned Person;

(ii)	with a Person who is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Sanctioned Person;

(iii)	that is for the benefit of a Sanctioned Person; or

(iv)	that would amount to a breach of any applicable Sanctions.

(b)	Each Obligor undertakes that:

(i)	the processing of any transaction by a Finance Party in accordance with an Obligor's instructions will not breach any laws or regulations relating to anti- bribery laws or anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to an Obligor;

(ii)	without limiting the above, neither it nor any of its shareholders, Subsidiaries, directors, officers, employees, agents or representatives will directly or indirectly, use any services or products provided by any Finance Party, conduct any transaction through a Finance Party, use the proceeds of Facility A, Facility B and Facility C, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Sanctioned Person:

(A)	to fund any activities or business of or with a Sanctioned Person or for the benefit of a Sanctioned Person; or

(B)	in any manner that would be prohibited by applicable Sanctions or would otherwise cause a Finance Party to be in breach of any applicable Sanctions; and

(iii)	it will not fund any repayment of Facility A, Facility B and Facility C with proceeds derived from any transaction that would be prohibited by applicable Sanctions or would otherwise cause any Finance Party to be in breach of any applicable Sanctions.

25.19	Incorrect representation or warranty

Each Obligor must promptly notify the Agent if any representation or warranty made by it or any Obligor or on its behalf in connection with a Finance Document is found to have been incorrect or misleading in a material respect when made.

25.20	Redomicile

The Company shall not complete any re-domicile of it without the prior written consent of the Agent (acting on the instructions of the Majority Lenders (each acting reasonably)).

26.	PROJECT UNDERTAKINGS

26.1	Operation of Project

Each Obligor agrees to ensure that the Project and the Project Assets are diligently operated and maintained and ore is diligently mined from the Tenements in accordance with the Base Case Financial Model and the Material Contracts, all applicable laws and Authorisations and in accordance with Good Mining Practice.

26.2	Project Assets

Each Obligor agrees to ensure that:

(a)	the Project Assets;

(i)	are kept in good working order and condition; and

(ii)	are protected from theft, loss or damage,

to the extent that a prudent operator would do so and that any material defects in their condition which will or may prejudice the development or operation of the Project are promptly rectified;

(b)	the Project Assets are used, directly or indirectly, only for the purposes of the Project; and

(c)	it has a legal and enforceable right of access to each Project Asset.

26.3	Authorisations

Each Obligor agrees to ensure that:

(a)	any Authorisation necessary for an Obligor to enter into the Material Contracts to which it is a party, observe obligations under them and allow them to be enforced and complied with;

(b)	any Authorisation (including each Environmental Permit) necessary for the timely development and operation of the Project (including associated infrastructure) in accordance with the Base Case Financial Model and the Material Contracts;

(c)	each Key Tenement, Water Licence and Project Lease; and

(d)	each other tenement providing access or containing dumps, services, infrastructure or ore reserves,

in each case, is obtained, renewed or replaced on time, complied with and otherwise maintained in good order and in full force and effect;

26.4	Ownership

Each Obligor agrees not to decrease or alter its entitlement to Product, or its right, title, estate or interest in the other Project Assets and any Key Tenement.

26.5	Special Purpose Vehicle

(a)	Each Obligor must not engage in any business, transaction or dealing other than as permitted under the Finance Documents, in relation to the Project and any business activities which are ancillary to such business.

(b)	No member of the Borrower Group may open or maintain any bank account other than the Project Accounts.

26.6	Material Contracts

Each Obligor agrees:

(a)	to comply with its obligations under each Material Contract to which it is a party; and

(b)	to take the action that a prudent, diligent and reasonable person would take to cause each party to a Material Contract to comply with its obligations in connection with that Material Contract and, if a party defaults in the performance of those obligations, the Obligor takes the action that a prudent, diligent and reasonable person would take to cause that party to comply with its obligations or pay an amount equal to the loss and damage it suffers which is caused or contributed to by that default, and to ensure that:

(c)	none of the Material Contracts are assigned, novated, materially varied, rescinded, repudiated, cancelled, suspended or terminated, and no repudiation by any party is accepted by it;

(d)	no Material Contract is entered into except in the ordinary course of ordinary business on arm's length commercial terms, and in every case with other parties who can demonstrate adequate experience and financial capacity to undertake successfully their respective obligations under that contract;

(e)	it does not abandon, settle, compromise, discontinue or become nonsuited in respect of proceedings against any party in connection with a Material Contract;

(f)	it does not waive any of its rights or release any person including a third party, from that person's obligations in connection with a Material Contract;

(g)	it does not by any act or omission give or cause circumstances to arise which would give any other party legal grounds to rescind, repudiate, terminate, suspend or vary any Material Contract or any provision of any of them; and

(h)	within 30 days of entering into any Material Contract falling within paragraph (c) of the definition of "Material Contract", it provides a copy of that Material Contract to the Agent.

26.7	Offtake Agreements

Each Obligor must:

(a)	use its best endeavours to ensure that the each Offtake Agreement remains in full force and effect for the sale of in aggregate 100 per cent of the material produced by the Target until, at least, the date falling one year following the Termination Date (except to the extent such Offtake Agreement is terminated and replaced within 90 days, or otherwise amended, novated, supplemented, extended or restated in accordance with the Finance Documents, on market terms substantially no worse than the existing Offtake Agreement being terminated);

(b)	not novate or transfer, or agree to novate or transfer, the Offtake Agreements to any person who is not an Offtaker or replace, or agree to replace, an Offtaker with any person who is not a person who has the financial capacity to perform its obligations under the relevant replacement offtake agreement; and

(c)	not enter into any other offtake, purchase, refining or finishing agreement with any person other than an Offtaker (and in which case, on terms the same or substantially the same as the Offtake Agreements) without the prior written approval of the Agent (such approval not to be unreasonably withheld), other than the Offtake Agreements.

26.8	New Tripartite Deed

Each Obligor agrees if requested by the Agent following:

(a)	entry into a new Material Contract;

(b)	an existing Material Contract being designated as a Key Material Contract; or

(c)	upon a person obtaining an interest in a Tenement,

in each case that the Agent (acting reasonably) (acting on the instructions of the Majority Lenders (each acting reasonably)) determines, after consulting the Borrower in good faith, requires a side agreement, the relevant Obligor must enter into, and must use its reasonable endeavours to procure that the counterparty to the Material Contract enters into, a side agreement in form and of substance satisfactory to the Agent (acting reasonably) under which that counterparty consents to the Obligor granting Security over all of its rights, title and interest in, to and under the Material Contract or Tenement, as the case may be.

26.9	Mining operations on tenements

Each Obligor agrees to ensure that its mining activities as reflected in the latest Base Case Financial Model take place only on Tenements.

26.10	Tenements

Each Obligor must ensure that, at all times:

(a)	it has, and continues to have, good and valid title to its interests in the Key Tenements and Water Licences and its title is in full force and effect;

(b)	it is in compliance with the material conditions under which each Tenement and Water Licence was issued;

(c)	it has the exclusive right to mine in the area covered by each Key Tenement that is a mining lease; and

(d)	it has all necessary rights of access and entry to the mine site including on all relevant freehold and leasehold land held by an Obligor or any other person and rights to carry out all activities required for the purpose of the Project on that freehold or leasehold land, so as to enable the Project to be developed, constructed, operated and maintained in accordance with the Life of Mine Plan; and

(e)	none of the Target’s interests in the Water Licences are assigned, novated, materially varied, rescinded, repudiated, cancelled, suspended or terminated without the prior written consent of the Agent acting on the instructions of the Majority Lenders.

26.11	Project tenements

Each Obligor agrees to ensure that:

(a)	each tenement that becomes a Tenement after Financial Close, is encumbered by a Mining Mortgage and is not subject to any royalty other than the NSR Royalty;

(b)	each Freehold Property, Water Licence and Project Lease required, used or to be used in the mining, processing and production of copper and silver as contemplated in the Base Case Financial Model for the Project, acquired by an Obligor after Financial Close is encumbered by a Real Property Mortgage;

(c)	it holds and maintains its interest in the Tenements, the Water Licences, the Project Leases and the Freehold Properties free of Security (other than Permitted Security) and the Tenements, the Water Licences, Project Leases and Freehold Properties and any other tenement, lease or licence which contains proved and probable resources are not cancelled, suspended, reduced, surrendered, defaulted against, allowed to lapse or be transferred except for statutory surrenders;

(d)	it complies on time with and observes and performs all conditions and requirements of the Tenements, the Water Licences, the Project Leases and does whatever may be reasonably required to keep the Tenements, the Water Licences, the Project Leases and the Freehold Properties in full force and effect; and

(e)	it has rights of access to and entry upon all relevant freehold, leasehold and other land and rights to carry out all activities required for the purposes of the Project so as to enable the Project to be developed and carried out in accordance with the Base Case Financial Model and the Material Contracts.

26.12	Caveats, notifications or dealings

Each Obligor agrees to do everything necessary to remove any caveat, notification or dealing placed on the title to a Tenement, a Project Lease or a Freehold Property without the Agent's consent (acting on the instructions of the Majority Lenders) other than a Permitted Security.

26.13	Environmental compliance

Each Obligor shall comply in all material respects with all Environmental Laws and Social Laws, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

26.14	Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor's knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

26.15	Environmental approvals

Each Obligor agrees to ensure that:

(a)	the Project Assets and all aspects of the occupation and use of land used by or for the Project comply with all Environmental Permits for the Project and all Environmental Laws in all material respects;

(b)	if there is any non-compliance with Environmental Laws the impact on the Environment is minimised;

(c)	there is no material unlawful Contamination of any land used by or for the Project or any adjacent air, land or waters; and

(d)	environmental and other clean-up and rehabilitation is carried out in a proper and timely manner, in all material respects and in accordance with any applicable Environmental Laws and Environmental Permits.

26.16	Waste product

Each Obligor agrees to ensure that the transportation, dealing, creation, storage or discharge to the Environment of any waste product in connection with the Project is in accordance with any Environmental Permit for the Project, and otherwise not in violation of any Environmental Law, and all Environmental Permits necessary for those activities are obtained and are valid and correct in all material respects and there is no material breach of those Environmental Permits.

26.17	Discharge of contamination

Each Obligor agrees to ensure that the discharge of any Contamination to the Environment in connection with the Project is in all material respects in accordance with any Environmental Permit for the Project, and otherwise in all material respects not in violation of any Environmental Law, and all Environmental Permits necessary for such discharge are obtained and are valid and correct at the time of discharge and there is no material breach of any of those Environmental Permits.

26.18	No requirement for remedial work

Each Obligor agrees to do everything within its power ensure:

(a)	there is no material Contamination of:

(i)	the Project or adjacent areas which would entitle any Governmental Agency to issue any notice or direction requiring the owner or occupier of that area to undertake any remedial work or to require compensation; or

(ii)	on or under any site on which the Project is carried on other than that which is safely stored or exists in both instances in accordance with lawful authority;

(b)	the carrying out of the Project will not cause any material Contamination of:

(i)	the Project or adjacent areas which would entitle any Governmental Agency to issue any notice or direction requiring the owner or occupier of that area to undertake any remedial work or to require compensation; or

(ii)	on or under any site on which the Project is carried on other than that which is safely stored or exists in both instances in accordance with lawful authority.

26.19	Social Laws

Each Obligor agrees to ensure that the Project Assets and all aspects of the occupation and use of land used by or for the Project comply with all Social Laws for the Project where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.20	Royalties

Each Obligor agrees to ensure that no royalty, product payment or any other payment of interest having the same or similar effect is payable, is created or exists pursuant to the Project or in respect of the Product other than the NSR Royalty.

26.21	Exploration costs

Each Obligor must not:

(a)	must not incur exploration costs (other than non-discretionary costs and expenses in relation to staff salaries and annual expenditure commitments to the extent to which each of those payments is necessary to keep the Tenements in good standing) while any Event of Default is continuing; and

(b)	must not incur exploration costs (other than non-discretionary costs and expenses in relation to staff salaries and annual expenditure commitments to the extent to which each of those payments is necessary to keep the Tenements in good standing) while any Review Event is continuing.

26.22	Limit on Acquisitions

Each member of the Group must not acquire or establish any business, acquire any shares or interest in any person, acquire any assets or incorporate any new Subsidiary ("Acquisition") except for a Permitted Acquisition.

26.23	Insurance

Each Obligor agrees to:

(a)	obtain, comply with and maintain insurances with a reputable and substantial insurer in accordance with prudent business practice having regard to the nature of the Project, the Project Assets and the other assets of the Obligors (including all insurance required by applicable law or a Material Contract);

(b)	on request by the Agent, provide the Agent with details of its insurances and evidence that all insurances are in full force and that all premiums have been paid;

(c)	ensure that all insurances (other than in respect of workers' compensation, directors' and officers' liability, public liability or non-owned aircraft, travel, journey policies):

(i)	are on terms customary for the relevant type of insurance; and

(ii)	are in the name of the relevant Obligor; and

(iii)	note the Security Trustee as loss payee; and

(iv)	note the Security Trustee as an insured and insure the Security Trustee's insurable interests;

(d)	notify the Agent if anything happens which gives rise, or may give rise, to an insurance claim of US$1,000,000 or more or if an insurance claim of US$1,000,000 or more is refused either in whole or in part;

(e)	apply the proceeds from any insurance claim in relation to Secured Property:

(i)	if the proceeds are greater than US$5,000,000, at the option of the Agent (acting on the instructions of the Majority Lenders); or

(ii)	otherwise, at the relevant Obligor's option,

towards:

(iii)	the replacement or repair of the relevant Secured Property; or

(iv)	repayment or reduction of any financial accommodation under any Finance Document in accordance with the Finance Document,

except that the Obligors need not apply the proceeds received from any workers' compensation, directors' and officers' liability, public liability or non-owned aircraft, travel, journey policy.

26.24	Notify interests in other property

Each Obligor must notify the Agent at least 14 days before the Obligor:

(a)	acquires any aircraft, aircraft engine, airframe or helicopter that has a value of more than US$1,000,000;

(b)	acquires any motor vehicle, watercraft or intellectual property that has a value of more than US$250,000;

(c)	opens any new deposit account (noting that rolling over of a term deposit does not need to be notified) with a financial institution other than the Finance Parties, where the total credit balance of the deposit account is or may become more than US$50,000 (and, if there is more than one, the total credit balance of all those deposit accounts is or may become more than US$50,000); and

(d)	acquires any interest in any shares, stock, stock units, interests in a managed investment scheme or other securities, or negotiable instruments where the total value of all of them is more than US$500,000.

26.25	Sanctions

(a)	Each Obligor undertakes that it will not engage in, or be a party to, any transaction or activity:

(i)	with a Sanctioned Person;

(ii)	with a Person who is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Sanctioned Person;

(iii)	that is for the benefit of a Sanctioned Person; or

(iv)	that would amount to a breach of any applicable Sanctions.

(b)	Each Obligor undertakes that:

(i)	the processing of any transaction by a Finance Party in accordance with an Obligor's instructions will not breach any laws or regulations relating to anti- bribery laws or anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to an Obligor;

(ii)	without limiting the above, neither it nor any of its shareholders, Subsidiaries, directors, officers, employees, agents or representatives will directly or indirectly, use any services or products provided by any Finance Party, conduct any transaction through a Finance Party, use the proceeds of Facility A, Facility B and Facility C, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Sanctioned Person:

(A)	to fund any activities or business of or with a Sanctioned Person or for the benefit of a Sanctioned Person; or

(B)	in any manner that would be prohibited by applicable Sanctions or would otherwise cause a Finance Party to be in breach of any applicable Sanctions; and

(iii)	it will not fund any repayment of Facility A, Facility B and Facility C with proceeds derived from any transaction that would be prohibited by applicable Sanctions or would otherwise cause any Finance Party to be in breach of any applicable Sanctions.

27.	ACCOUNTS

27.1	Establishment and maintenance of the Project Accounts

(a)	The Borrower must establish and maintain the Project Accounts at all times with the Account Bank and in accordance with the Intercreditor Deed.

(b)	Each Project Account must be a separate interest bearing bank account held with the Account Bank.

(c)	The Project Accounts will be denominated in the following currencies:

(i)	USD Proceeds Account: United State Dollars; and

(ii)	AUD Proceeds Account: Australian Dollars; and

(iii)	Distribution Account: United State Dollars.

(d)	The Account Bank: (i) must be an Authorised Deposit-taking Institution (ADI) (as defined in the Banking Act 1959 (Cth)) which is an Acceptable Bank, as selected by the Borrower; (ii) if the Account Bank is not a Lender, the Security Trustee or the Agent, must have executed an Account Bank Agreement in form and substance approved by the Agent (under which, among other things, it agrees to hold the Project Accounts as sub-security trustee for the Security Trustee); and (iii) will have no right of set-off, except to the extent the Agent (acting on the instructions of all Lenders) agrees and in any case any amounts recovered by set off against the Project Accounts will be recovered moneys to be shared in accordance with the Finance Documents (and the Initial Account Bank so agrees).

(e)	If the Account Bank ceases to be an Acceptable Bank, the Agent may, by notice to the Borrower, require the Borrower to replace the Account Bank in accordance with clause 27.2 (Replacement of Account Bank).

(f)	The authorised signatories to each Project Account will be any person from time to time nominated as an authorised representative by the Borrower by notice to the Agent and the Account Bank (with a certified copy of that person's specimen signature) or such other persons who are agreed from time to time by the Agent and the Account Bank.

(g)	Until all amounts owing under this Agreement and each other Finance Document are unconditionally repaid in full and each Transaction Security has been discharged, the Borrower agrees that:

(i)	it will not withdraw from any Project Account if that withdrawal would cause the account to become overdrawn;

(ii)	it will cause all interest and other earnings on any Project Account to be credited to the Proceeds Account;

(iii)	no later than 5 Business Days after the end of each calendar month and otherwise on request by the Agent, it will provide copies of account statements for each Project Account to the Agent. Each Obligor irrevocably waives any right of confidentiality that may exist in respect of the giving of those statements to the Agent. The Borrower is not obliged to provide copies of bank statements where the Agent is also the Account Bank; and

(iv)	it will deal with the amounts standing to the credit of the Project Accounts in accordance with this Clause 27 and not otherwise.

(h)	None of the restrictions in this Clause 27 on the withdrawal of funds from the Project Accounts affects the obligations of the Borrower to make all payments of indebtedness required to be made to any of the Finance Parties on the due date for payment in accordance with the Finance Documents.

(i)	Without limiting clause 27.4 (Cashflow Waterfall – Proceeds Account), the Borrower must not withdraw, or attempt to withdraw, funds from any Project Account whilst an Event of Default is subsisting (other than from a Proceeds Account to pay Operating Costs or Debt Service), except with the prior written consent of the Agent.

(j)	At any time whilst an Event of Default is subsisting, the Agent (acting on the instruction of Majority Lenders) may take exclusive control of the operation of each Project Account. The Agent must notify the Borrower if:

(i)	it intends to exercise its rights to be a signatory to a Project Account; or

(ii)	it takes exclusive control of the operation of each Project Account.

(k)	Except with the prior written consent of the Agent or as expressly permitted by the Finance Documents, no Obligor may open or maintain in its own name any bank, savings or other account other than the Project Accounts. No money may be deposited into any account by an Obligor other than into a Project Account.

(l)	All amounts withdrawn from any Project Account for application in or towards making a specific payment or meeting a specific liability as provided for in this Agreement must be so applied and made and for no other purpose.

(m)	A reference to the balance of, or amount standing to the credit of, any Project Account is a reference to the cash balance in that Project Account.

27.2	Replacement of Account Bank

(a)	Subject to any agreement between the Borrower and the Account Bank to the contrary:

(i)	the Borrower may replace the Account Bank by notice to that effect to the Agent and the Account Bank (if the Account Bank is not the Agent); and

(ii)	the Account Bank may require that it be replaced with a replacement Account Bank by written notice to that effect to the Borrower and the Agent (if the Account Bank is not the Agent),

without assigning any reason therefore, and such replacement must be effected in accordance with clause 27.2(b).

(b)	If:

(i)	the Borrower gives a notice in accordance with clause 27.2(a)(i): or

(ii)	the Account Bank gives a notice in accordance with clause 27.2(a)(ii),

the Borrower must do each of the following within the applicable time period set out in clause 27.2(c):

(iii)	select a replacement Account Bank;

(iv)	deliver an accession deed executed by the current Account Bank ("Exiting Account Bank") and the replacement Account Bank to the Agent and procure that the replacement Account Bank has, where it is not a Finance Party, signed an Account Bank Agreement in form and substance acceptable to the Agent. Following execution of the accession deed and, where necessary, the Account Bank Agreement by the Agent, the replacement Account Bank will become the Account Bank for the purposes of this Agreement;

(v)	open replacement Project Accounts held with the Exiting Account Bank with the replacement Account Bank corresponding to each Project Account held with the Exiting Account Bank;

(vi)	procure the transfer to the credit of each such new Project Account of any amount then standing to the credit of the current Project Account, together with any accrued interest thereon (less any fees then accrued and owing to the Exiting Account Bank); and

(vii)	close the Project Accounts and other relevant bank accounts held with the Exiting Account Bank.

(c)	The Borrower must ensure that the actions specified in clause 27.2(b)(iii) to 27.2(b)(vii) inclusive are performed within 30 Business Days of a notice under clause 27.2(a).

(d)	An Exiting Account Bank will cease to be an Account Bank only upon the completion of each of the actions specified in clause 27.2(b)(iii) to 27.2(b)(vii) inclusive.

(e)	Upon an Exiting Account Bank ceasing to be an Account Bank under clause 27.2(d), the relevant provisions of this Agreement and the Finance Documents will continue to benefit the Exiting Account Bank in respect of any prior action taken by it under the relevant provisions of this Agreement and the Finance Documents in its capacity as Account Bank. The Exiting Account Bank will have no further obligations under the relevant provisions of this Agreement and the Finance Documents in its capacity as Account Bank other than in respect of any liabilities which have arisen or accrued before its resignation.

(f)	An Exiting Account Bank must make available to the replacement Account Bank such assistance as a replacement Account Bank may reasonably request for the purposes of performing its functions as Account Bank.

27.3	Proceeds Account

(a)	On receipt, unless the Agent otherwise agrees, the Borrower must deposit, or cause to be deposited, into the Proceeds Account:

(i)	all money received by an Obligor from Sales Proceeds or otherwise from the sale of minerals (including copper and silver) extracted or derived from the Project and any other operating revenue received by an Obligor;

(ii)	net amounts received by an Obligor under or in relation to any Hedging Agreement;

(iii)	interest on the Project Accounts;

(iv)	the proceeds of the Loans under this Agreement;

(v)	any liquidated damages payable under or in connection with the Material Contracts;

(vi)	all GST refunds and input tax credits;

(vii)	any Equity Contribution received by an Obligor;

(viii)	all net proceeds received under the Hedging Agreements;

(ix)	the proceeds of any insurance (including all business interruption insurance proceeds) in relation to the Project received by an Obligor that have not been used for reinstatement or replacement of the relevant asset to which the insurance proceeds related within 60 days of receipt;

(x)	any Final Adjustment Amount and Final Adjustment Interest Amount received by the Borrower under the Sale and Purchase Agreement; and

(xi)	all other amounts received by an Obligor (or to its order) in connection with the Project or its interest in the Project.

27.4	Cashflow Waterfall – Proceeds Account

Subject to clause 27.5, all amounts deposited into the Proceeds Account may only be withdrawn to meet the following amounts and must be applied in the following order of priority:

(a)	first, to pay:

(i)	any Operating Costs properly incurred in accordance with the Base Case Financial Model;

(ii)	any Final Adjustment Amount and Final Adjustment Interest Amount payable by the Borrower under the Sale and Purchase Agreement;

(iii)	to the Company, payments under the Silver Streaming Intercompany Loan Agreement on account of Payable Silver due by the Company under the Silver Purchase Agreement and, if no such payments are then due and payable under the Silver Streaming Intercompany Loan Agreement, then such other Distributions to the Company equal to the amount required to fund the deliveries of credits on account of Payable Silver then due by the Company to the Stream Purchaser under the Silver Purchase Agreement;

(iv)	to pay the NSR Royalty to Glencore Operations Australia Pty Limited under the Glencore NSR Royalty Agreement;

(b)	then, to pay any fees, Taxes (including income tax) or royalties other than the NSR Royalty (whether levied by the State of New South Wales or to any governmental or regulatory body) in respect of the Project;

(c)	then, in or towards the payment of operation and maintenance costs which are not Operating Costs but are permitted under this Agreement;

(d)	then, in or towards the payment of capital expenditure incurred in accordance with the Base Case Financial Model (including Sustaining Capital Expenditure and capital expenditure provided under an Annual Operating Budget);

(e)	then, to pay any fees and expenses of the Agent, Security Trustee or the Account Bank;

(f)	then, to pay any fees payable under or in connection with this Agreement and any costs or expenses of the Finance Parties;

(g)	then, to pay any interest and other financing costs (other than capitalised and principal interest) due under the Finance Documents or any amounts then due and payable to the Hedge Counterparties under the Hedging Agreements (other than termination payments payable to the Hedge Counterparties);

(h)	then, to repay scheduled principal under the Finance Documents under clause 8.1 (Repayment of Facility A Loans), to pay or repay any amount under Facility B to ensure compliance with Clause 4.2(a)(iii) and to pay termination amounts payable under Hedging Agreements where such termination payment was permitted by the Finance Documents and such termination amounts are permitted by the Finance Documents;

(i)	then, any other amounts (excluding the specific items above or in paragraphs (k) or (l) below) payable in relation to the Finance Documents;

(j)	then, to retain in the Proceeds Account an amount to ensure that the minimum balance of cash and Cash Equivalent Investments (net of any redemption costs) standing to the credit of the Proceeds Account is at least US$30,000,000;

(k)	then, to make mandatory prepayments under this Agreement in accordance with Clause 8.2 (Cash Sweep);

(l)	then, on a pro rata basis (i) cash interest payments then due and payable under the Mezzanine Debt Facility; (ii) to the Company under the Copper Streaming Intercompany Loan Agreement on account of Payable Copper due by the Company under the Copper Streaming Intercompany Loan Agreement and, if no such payments are then due and payable under the Copper Streaming Intercompany Loan Agreement, then such other Distributions to the Company equal to the amount required to fund the deliveries of credits on account of Payable Copper then due by the Company to the Stream Purchaser under the Copper Purchase Agreement;

(m)	then, on a pro rata basis (i) to pay any other amounts then due and payable by the Borrower under the Mezzanine Debt Facility (other than the amounts referred to in Clause 27.4(l)(i)); and (ii) Distributions to the Company equal to the amount required to pay any Silver Stream Obligations then due and payable to the Stream Purchaser under the Silver Purchase Agreement (other than the amounts referred to in Clause 27.4(a)(iii)); and (iii) Distributions to the Company equal to the amount required to pay any Copper Stream Obligations then due by the Company to the Stream Purchaser under the Copper Purchase Agreement (other than the amounts referred to in Clause 27.4(l)(ii));

(n)	then, to make any voluntary prepayments under Clause 9.6 (Voluntary prepayment of Facility A Loan) or 9.7 (Voluntary prepayment of Facility B Loan);

(o)	then, discretionary capital expenditures for the purposes of the Project that have been approved by the Agent acting on the instructions of all the Lenders (each acting reasonably);

(p)	then, to transfer to the Distribution Account.

27.5	Cash trap before Final Adjustment Amount

Until the earlier of (a) the date on which the Final Adjustment Amount and Final Adjustment Interest Amount are calculated and paid under the Sale and Purchase Agreement and (b) 180 days from Completion, no amounts may be withdrawn from the Proceeds Account to make payments under paragraphs (k) to (p) of Clause 27.4 (Cashflow Waterfall – Proceeds Account).

27.6	Distribution Account

(a)	The Borrower may only transfer amounts into the Distribution Account in accordance with Clause 27.4 (Cashflow Waterfall – Proceeds Account).

(b)	The Borrower may only withdraw amounts standing to the credit of the Distribution Account for the purpose of paying Permitted Distributions.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.25 (Acceleration), 28.26 (Independent accountant or expert) and Clause 28.27 (Cash cover)).

28.1	Non-payment

An Obligor does not pay on the due date any amount payable under a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event, and

payment is made within 2 Business Days of its due date.

28.2	Financial covenants

Any requirement of Clause 23.15 (Financial covenants) (subject to clause 24.3(b) (Financial covenant cure)) is not satisfied.

28.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial covenants)) or with any condition of any waiver or consent by a Finance Party under or in connection with any Finance Document.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

28.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (a) the Agent giving notice to the Obligor and (b) the Obligor becoming aware of the misrepresentation.

28.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default or review event (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or member of the Group is cancelled or suspended by a creditor of any of them as a result of an event of default or review event (however described).

(d)	Any creditor of any Obligor or member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or member of the Group due and payable before its specified maturity as a result of an event of default or review event (however described).

(e)	No Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

28.6	Insolvency

(a)	An Obligor or member of the Group:

(i)	is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due (including, in respect of any Obligor incorporated in the Cayman Islands, within the meaning of Section 93 of the Cayman Companies Act);

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any member of the Group.

28.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, striking off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor except an application made to a court for the purpose of winding up such a person which is disputed by an Obligor or the relevant member of the Group acting diligently and in good faith and dismissed within 14 Business Days;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, restructuring officer, compulsory manager or other similar officer in respect of any Obligor or member of the Group or any of its assets except on application made to a court for the purpose of appointing such a person which is disputed by an Obligor or the relevant member of the Group acting diligently and in good faith and dismissed within 14 Business Days; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

28.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or member of the Group having an aggregate value of US$10,000,000.

28.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be directly or indirectly a wholly owned Subsidiary of the Company.

28.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

28.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or any Transaction Security.

28.12	Material adverse change

Any other event or series of events, whether related or not, occurs (including a material adverse change in the business, assets or financial condition of any Obligor or the value of the Secured Property) which has or is reasonably likely to have a Material Adverse Effect.

28.13	Vitiation of Finance Documents

A provision of a Finance Document is or becomes or is claimed by a party other than a Finance Party, the Security Trustee or Hedge Counterparty to be wholly or partly invalid, void, voidable or unenforceable in any material respect.

28.14	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

28.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

28.16	Material Contracts

A provision of a:

(a)	Key Material Contract is or becomes or is claimed by a party other than a Finance Party, the Security Trustee or Hedge Counterparty to be wholly or partly invalid, void, voidable or unenforceable in any material respect; or

(b)	Less Key Material Contract is or becomes or is claimed by a party other than a Finance Party, the Security Trustee or Hedge Counterparty to be wholly or partly invalid, void, voidable or unenforceable in any material respect and that Less Key Material Contract is not replaced with a contract covering the same subject on terms acceptable to the Agent within 45 days of the earlier of:

(i)	the Agent giving notice to the Borrower;

(ii)	an Obligor becoming aware of the occurrence of such event; and

(iii)	such party making that claim.

28.17	Compulsory acquisition

All or any part of the assets of an Obligor:

(a)	is compulsorily acquired by, or by order of, a Governmental Agency or under any law, and that Obligor does not receive compensation for that acquisition which is acceptable to the Agent acting on the instructions of the Majority Lenders and this has, or is likely to have, a Material Adverse Effect; or

(b)	is subject to an order of a Governmental Agency for its sale, vesting or divesting in whole or part, and that Obligor does not receive compensation for such sale, vesting or divesting which is acceptable to the Agent acting on the instructions of the Majority Lenders and this has, or is likely to have, a Material Adverse Effect.

28.18	Delisting

Other than pursuant to the Company's "de-SPAC" process, any shares of the Company are removed from the official list of the New York Stock Exchange.

28.19	Abandonment and care and maintenance

The Project is:

(a)	abandoned; or

(b)	placed on a care and maintenance basis,

except as contemplated in the current approved Base Case Financial Model.

28.20	Other material Authorisations

An Authorisation which is material to:

(a)	the performance by any Obligor of a Transaction Document;

(b)	the validity or enforceability of a Transaction Document;

(c)	the security of the Finance Parties; or

(d)	the Project Assets,

is repealed, revoked, cancelled, terminated, withdrawn, forfeited, materially reduced, surrendered or expires, or is modified or amended or conditions are attached to it in a manner which has or is likely to have a Material Adverse Effect;

28.21	Environmental Laws and Social Laws

An Obligor does not comply with any Environmental Laws or Social Laws in respect of the Project where such failure has a Material Adverse Effect.

28.22	Default under other Finance Document

An event occurs which is called an "event of default" under any Finance Document (other than this document), or a "termination event" under a Hedging Agreement with a Hedge Counterparty, or any other event occurs which renders enforceable a Security granted by an Obligor under the Finance Documents.

28.23	Sanctions default

(a)	Without prejudice to clause 9.4(a)(i) (Other mandatory prepayment events), clause 28.3 (Other obligations) or clause 28.4 (Misrepresentation), if there is a breach of any of the representations in clause 21.26 (Sanctions) or undertakings in clause 26.11 (Sanctions), or a Finance Party has reasonable grounds to suspect a breach of any of those representations or undertakings, then without prejudice to any other remedy, including any right of termination the Finance Party may have under this Agreement or at law, the Finance Party may immediately terminate this Agreement for breach by providing written notice of termination to the Borrower.

(b)	Notwithstanding any other provision of this Agreement, as a consequence of termination under this clause 28.23, the Finance Party shall not be:

(i)	liable to perform any of its obligations under this Agreement;

(ii)	required to make any payments which would, or may, constitute a breach of applicable Sanctions;

(iii)	liable for any loss or damage or other costs or expenses of any kind whatsoever that the Obligors may suffer as a result of such termination.

(c)	The Obligors shall indemnify each Finance Party for any cost, loss, expense, damage, claim or liability whatsoever (including legal and other professional expenses) arising out of or in connection with any breach or suspected breach of any of the representations by the Obligors in clause 21.26 (Sanctions) or undertakings in clause 26.11 (Sanctions).

28.24	Employee Plans

Any ERISA Event shall have occurred, or the representations in Clause 21.24(c), (d) or (e) shall be breached, and the liability of an Obligor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

28.25	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel each Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and / or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and / or

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable; and/or

(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Trustee under the Security Trust Deed to exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.

28.26	Independent accountant or expert

(a)	Without limiting the rights of the Finance Parties under this Agreement, at any time after the occurrence of a Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower appoint a firm of independent accountants or other experts (including independent technical experts) to review and report to the Agent and the Finance Parties on the affairs, performance, financial condition and business of any Obligor.

(b)	Each Obligor shall do everything in its power to ensure any review and report referred to in paragraph (a) above can be carried out promptly, completely and accurately. Without limitation, it shall co-operate fully with the review and ensure that the accountants and experts are given access to all premises and records of each Obligor and are given all information concerning any Obligor which they require from time to time.

28.27	Cash cover

The Issuing Person shall place any cash cover it receives into an account in the name of the Obligor that has provided it (whether or not interest bearing) and in respect of which the following conditions must be met:

(a)	the account is with the Issuing Person to which that cash cover is to be provided;

(b)	until no amount is or may be outstanding under that Letter of Credit, the Issuing Person may apply (including by combination of accounts or set-off) such cash cover in satisfaction of amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(c)	if the Issuing Person requests it, the Obligor that has provided the cash cover has executed a security document, in form and substance satisfactory to the Issuing Person with which that account is held, creating a first ranking security interest over that account.

28.28	Clean Up

(a)	A breach of any representation, warranty or undertaking that relates exclusively to Target (and not to any other Obligor), or an Event of Default that relates exclusively to Target (and not any other Obligor) that is capable of remedy (in each case, the "Relevant Circumstances") shall not be taken to be an Event of Default if it occurs during the Clean Up Period, unless the default (i) relates to a Major Default (as defined in clause 4.5(c)(iii) (Certain Funds)) or (ii) has been procured by or approved or caused by an Obligor.

(b)	The Obligors must diligently pursue any action proposed by the Agent to promptly remedy any Relevant Circumstances during the Clean Up Period, and will promptly notify the Agent upon becoming aware of any Relevant Circumstances during the Clean Up Period. If any Relevant Circumstances are subsisting at the end of the Clean Up Period there shall be a Default.

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS

29.1	Assignments and novations by the Lenders

(a)	Subject to this Clause 29, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	novate any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) (the "New Lender"), so long as there will be at least two Lenders after doing so.

(b)	In addition, a person may accede to this Agreement and the other Finance Documents as a Lender for Facility C under a form of document agreed between the Agent (acting on the instructions of all Lenders) and the Borrower. Only the Borrower (in its own capacity and as agent for the Obligors under clause 1.5) and the Agent (as agent for the other parties) need be a party to that agreement. On execution of that agreement by the acceding person and the Agent, the acceding person will be the Facility C Lender under this Agreement.

29.2	Conditions of assignment or novation

(a)	The consent of the Borrower is required for an assignment or novation by an Existing Lender, unless the assignment or novation is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Lender is a fund, to a fund which is a Related Fund of the Lender; or

(iii)	made at a time when an Event of Default is continuing; or

(iv)	to a securitisation or funding vehicle where the Lender remains lender of record and retains voting rights.

(b)	The consent of the Borrower to an assignment or novation must not be unreasonably withheld or delayed or subject to unreasonable conditions. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A Lender shall not assign or novate rights to a person whom the officers of the relevant Existing Lender involved on a day to day basis in the administration of the Facility know to be an Offshore Associate of the Borrower.

(d)	Other than an assignment where the Lender remains lender of record, an assignment will only be effective:

(i)	if the procedure set out in Clause 29.6 (Procedure for assignment) is complied with;

(ii)	on receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Beneficiaries as it would have been under if it was an Original Lender;

(iii)	on performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	on receipt by the Agent of confirmation from the Security Trustee that the Security Trustee has performed all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (the receipt of which the Agent shall promptly notify to the Existing Lender and the New Lender) and the New Lender has become bound by a relevant Recognition Certificate.

(e)	A novation will only be effective:

(i)	if the procedure set out in Clause 29.5 (Procedure for novation) is complied with;

(ii)	on performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such novation to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	on receipt by the Agent of confirmation from the Security Trustee that the Security Trustee has performed all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such novation to a New Lender (the receipt of which the Agent shall promptly notify to the Existing Lender and the New Lender) and the New Lender has become bound by a relevant Recognition Certificate.

(f)	If:

(i)	a Lender assigns or novates any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, novation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, novation or change had not occurred. This paragraph (f) shall not apply:

(iii)	in respect of an assignment or novation made in the ordinary course of the primary syndication of the Facilities; or

(iv)	where the payment is in relation to Australian Withholding Tax and there are at least two Lenders after the assignment, novation or change, and the New Lender, or Lender acting through its new Facility Office, is not an Offshore Associate of the Borrower. In such instances, the New Lender, or Lender acting through its new Facility Office will be entitled to full payment under Clause 15 (Tax Gross-Up and Indemnities).

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or before the date on which the novation or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	A Lender may not assign or novate any of its rights or obligations under the Finance Documents or change its Facility Office, if the New Lender or the Lender acting through its new Facility Office would be entitled to exercise any rights under Clause 9.1 (Illegality) as a result of circumstances existing as at the date the assignment, novation or change is proposed to occur.

29.3	Assignment or novation fee

The New Lender shall, on the date upon which an assignment or novation takes effect, pay to the Agent (for its own account) a fee of USD$5,000.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Beneficiaries that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and any other person in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a novation or re-assignment from a New Lender of any of the rights and obligations assigned or novated under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or any other person of its obligations under the Finance Documents or otherwise.

29.5	Procedure for novation

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or novation) a novation is effected in accordance with paragraph (e) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraphs (b) and (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	The Agent may refrain from executing a Transfer Certificate pending satisfaction of Clause 29.2(d)(iii) and acting reasonably, may delay executing a Transfer Certificate pending a payment, distribution or Utilisation under or in respect of the Finance Documents.

(d)	Each Party other than the Existing Lender irrevocably authorises the Agent to execute any Transfer Certificate on its behalf.

(e)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to novate its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the novation and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(iv)	the New Lender shall become a Party as a "Lender" and entitled to the benefits of any other document entered into by the Agent as agent for the Lenders and will be bound by obligations equivalent to the obligations from which the Existing Lender is released under subparagraphs (i), (ii) and (iii) above; and

(v)	for the purposes of this Agreement, Commitments, participations in Loans and rights and obligations will be taken to have been transferred under a Transfer Certificate even though it operates as a novation and Commitments, participations in Loans and rights and obligations are replaced rather than transferred.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or novation) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it and expressed to be the subject of the release in the Assignment Agreement (the "Relevant Obligations"); and

(iii)	the New Lender shall become a Party as a "Lender" and entitled to the benefits of any other document entered into by the Agent as agent for the Lenders and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.6 to assign (including by equitable assignment) their rights under the Finance Documents (but not, without the consent of the relevant Obligor or otherwise in accordance with Clause 29.5 (Procedure for novation), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) so long as they comply with the conditions set out in Clause 29.2 (Conditions of assignment or novation).

29.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

29.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any novation under Clause 29.5 (Procedure for novation) or any assignment under Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or novated by the Existing Lender will not include the right to the Accrued Amounts, so that:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts under this Clause 29.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.10	Novation of Hedging Agreements following a change in Existing Lenders

(a)	Subject to clause 29.10(b), if:

(i)	all amounts outstanding under this Agreement to a Hedge Counterparty have been repaid or prepaid in full and the Hedge Counterparty's Commitment has been cancelled in full; and

(ii)	requested by the relevant Hedge Counterparty ("Exiting Hedge Counterparty"),

then the Borrower agrees at the cost of the Exiting Hedge Counterparty to take all steps necessary to effect novation of the Exiting Hedge Counterparty's rights and obligations in each outstanding transaction under the relevant Hedging Agreement to:

(A)	another Lender or Lenders (if there are any at that time); or

(B)	if there are no Lenders at that time, to an Approved Hedge Counterparty,

(in each case, an "Incoming Hedge Counterparty") nominated by the Exiting Hedge Counterparty on substantially the same terms and conditions as existed between the Exiting Hedge Counterparty and the Borrower before the novation (including the Incoming Hedge Counterparty acceding to the Security Trust Deed).

(b)	If the Approved Hedge Counterparty is unwilling to effect a novation as described in clause 29.10(a) and no other Approved Hedge Counterparty is willing to effect that novation within the time period described in clause 29.10(c), then the Borrower will nominate a third party with approval of each other Lender (if any) to be an Incoming Hedge Counterparty on substantially the same terms and conditions as existed between the Exiting Hedge Counterparty and the Borrower before the novation (including the Incoming Hedge Counterparty acceding to the Security Trust Deed).

(c)	If the Exiting Hedge Counterparty cannot achieve a novation under clause 29.10(a) within 30 days of its request under clause 29.10(a), then the Exiting Hedge Counterparty may terminate or close out transactions under the Hedging Agreement to which it is a party (but remains bound by clause 7 (Hedge Counterparties) of the Security Trust Deed).

30.	CHANGES TO THE OBLIGORS

30.1	Assignments and novation by Obligors

No Obligor may assign any of its rights or novate any of its rights or obligations under the Finance Documents.

30.2	Additional Guarantors

(a)	Subject to compliance with paragraphs (c) and (d) of Clause 23.10 ("Know your customer" checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor or a Subsidiary must become an Additional Guarantor in order to comply with clause 25.5. That Subsidiary shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter executed as a deed;

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent acting on the instructions of all Lenders;

(iii)	the relevant member of the Group accedes to the Security Trust Deed as an "Additional Obligor" by signing and delivering to the Security Trustee a Security Trust Deed Accession Deed and any other documents or information required under the Security Trust Deed; and

(iv)	the relevant member of the Group accedes to the Intercreditor Deed as an "Additional Obligor" by signing and delivering to the Security Trustee an Intercreditor Deed Accession Deed and any other documents or information required under the Intercreditor Deed.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting on the instructions of all Lenders) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)	The Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever as a result of giving any such notification.

30.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.4	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor (other than the Borrower and the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(ii)	all the Lenders have consented to the request,

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

31.1	Prohibition on Debt Purchase Transactions by the Group

Without limiting Clause 29.2 (Conditions of assignment or novation), the Company shall not, and shall procure that each Borrower Affiliate shall not, be a Lender or enter into any Debt Purchase Transactions or beneficially own or control all or a material part of the equity of an entity that is a Lender or a party to a Debt Purchase Transaction.

31.2	Disenfranchisement on Debt Purchase Transactions entered into by Borrower Affiliates

(a)	Subject to Clause 29.2 (Conditions of assignment or novation), for so long as a Borrower Affiliate (i) beneficially owns any participation in a Utilisation drawn utilising a Commitment or (ii) has entered into a Debt Purchase Transaction relating to such a participation or Commitment and such agreement or arrangement has not been terminated:

(i)	in ascertaining whether the Majority Lenders, all Lenders or Lenders representing any given percentage of the Total Commitments give a consent, approval, waiver, amendment, instructions or other decision under the Finance Documents such participation and Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 42.2 (All Lender matters), such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless it is a Lender with another Commitment and is not a Borrower Affiliate).

(b)	Each Lender shall promptly notify the Agent in writing if:

(i)	it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate; or

(ii)	such transaction is terminated or ceases to be with a Borrower Affiliate.

(c)	Each Borrower Affiliate that is a Lender agrees that:

(i)	unless the Agent otherwise agrees, it shall not attend or participate in any meeting or conference call of Lenders or be entitled to receive the agenda or any minutes of any such meeting or conference call; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

SECTION 10

THE FINANCE PARTIES

32.	ROLE OF THE AGENT AND THE ARRANGER

32.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents. The Agent will be agent for the Arranger and the Lenders except as described in paragraph (d) below.

(b)	Each of the Arranger and the Lenders irrevocably appoints the Agent to act as its agent to execute a relevant Recognition Certificate on its behalf, ratifies that execution, and agrees it is therefore bound as set out the Recognition Certificate by the terms set out in the Security Trust Deed.

(c)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Where the Agent provides services in connection with the administration of the Utilisations, that is when it calculates rates and amounts, keeps records, receives and distributes payments and information received under Clauses 23.1 (Financial statements) and 23.8 (Information: miscellaneous), and receives and deals with Utilisation Requests, it does not provide those services as agent for the Arranger or the Lenders, but as principal, but the remainder of this Clause 32 still applies.

32.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders if the relevant Finance Document stipulates the matter is a Majority Lender decision; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions. The Agent may specify that the security be cash, in which case the Company must provide it on request, failing which each Lender must on request pay its proportion of the cash according to its Commitment. Any amount recovered by the Agent under any security will be taken to be an amount paid by the party which gave that security.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

32.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default or a Review Event and stating that the circumstance described is a Default or a Review Event, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(h)	If the Agent receives a request by a Lender, the Agent will provide a privacy notice (in the form recommended by the Asia Pacific Loan Market Association (Australian Branch) or as otherwise directed by a Finance Party) to a representative of the officers of an Obligor whose personal information has been collected on behalf of the Finance Parties, which details the manner in which personal information collected in connection with this Agreement may be used and disclosed by the Finance Parties.

32.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a written statement from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that written statement.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default or Review Event has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts or professional advisers.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees, secondees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(h)	Without limiting paragraph (g) above, the Agent may disclose the identity of a Defaulting Finance Party to the other Finance Parties and the Borrower and shall disclose it on the written request of the Borrower or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)	The Parties need not enquire whether any instructions from all or a percentage of Lenders or the Majority Lenders have been given to the Agent or as to the terms of those instructions. As between the other Parties on the one hand and the Agent and Lenders on the other, everything done by the Agent under or in relation to the Finance Documents will be taken to be authorised.

32.8	Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Lender Presentation or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default or Review Event has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document or any other agreement, arrangement or document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses to any person, any diminution in value or any liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee, secondee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee, secondee or agent in relation to any Finance Document and any officer, employee, secondee or agent of the Agent or the Issuing Person may rely on this Clause 32.10.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders' indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, expense, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, expense, loss or liability under Clause 36.11 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor under a Finance Document).

(b)	A Lender's share will be the proportion of its share of the Total Commitments or, if the Total Commitments are then zero, its share of the Total Commitments immediately before their reduction to zero. Where a Lender's Commitment has been reduced to zero, but it has a participation in any outstanding Utilisations, then for this purpose its Commitment will be taken to be the aggregate amount of its participation (and the Total Commitments calculated accordingly).

(c)	If any Lender fails to pay its share of any amount due under paragraph (a) one or more other Lenders may pay all or part of that share to the Agent. In that case, the defaulting Lender must immediately pay each such paying Lender the amount paid by that paying Lender together with interest equal to the rate from time to time certified by the paying Lender to be its cost of funds plus a margin of 2 per cent per annum, compounding monthly.

(d)	If any Lender fails to provide its share of security to the Agent when requested under Clause 32.7 (Rights and discretions) one or more other Lenders may provide all or part of that share on its behalf. Where that security is cash the non providing Lender must immediately pay each Lender that provided cash the amount provided by it together with interest equal to its cost of funds plus a margin of 2 per cent per annum, compounding monthly.

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Australia as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower ) may appoint a successor Agent (acting through an office in the same time zone as Australia).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of agents of syndicated financing transactions together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above (or, if at any time the Agent is a Defaulting Finance Party, by giving any shorter notice determined by the Majority Lenders).

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent under paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 15.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent under Clause 15.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

32.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.14	Relationship with the Lenders

(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	The Agent may rely on or receive instructions from any attorney acting on behalf of a Lender, or any person acting on behalf of a Lender whose title or acting title includes the word Manager, Head, Executive, Director or President or cognate expressions, or any secretary or director of a Lender.

32.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, priority, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document; and

(d)	the adequacy, accuracy or completeness of the Lender Presentation and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Documents or any other agreement, arrangement or document.

32.16	Agent's management time

Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 32.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

32.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

(a)	If a Finance Party (a "Recovering Finance Party") receives or recovers (including by combination of accounts or set off) any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).

(b)	Paragraph (a) above:

(i)	shall not apply to any amount received or recovered by the Issuing Person and applied by it towards any amount then payable to it by way of the provision of cash cover (which has been provided to the Issuing Person in accordance with the Finance Documents) or otherwise in respect of a Letter of Credit at any time when receipts and recoveries by the Finance Parties are sufficient to discharge all amounts then due and payable under the Finance Documents; and

(ii)	shall apply to any amount received or recovered by the Issuing Person and applied by it towards any amount then payable to it by way of the provision of cash cover or otherwise in respect of a Letter of Credit at any time when receipts and recoveries by the Finance Parties are not sufficient to discharge all amounts then due and payable under the Finance Documents; and

(iii)	shall not apply to any application by the Issuing Person under Clause 28.27 (Cash cover) of cash cover which has been provided to the Issuing Person in accordance with the Finance Documents.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 36.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party's rights

(a)	Unless paragraph (b) applies:

(i)	the receipt or recovery referred to in Clause 34.1 (Payments to Finance Parties) will be taken to have been a payment for the account of the Agent and not to the Recovering Finance Party for its own account, and the liability of the relevant Obligor to the Recovering Finance Party will only be reduced to the extent of any distribution retained by the Recovering Finance Party under Clause 34.1(a)(iii) (Payments to Finance Parties); and

(ii)	(without limiting sub-paragraph (i)) the relevant Obligor shall indemnify the Recovering Finance Party against a payment under Clause 34.1(a)(iii) (Payments to Finance Parties) to the extent that (despite sub-paragraph (i)) its liability has been discharged by the recovery or payment.

(b)	Where:

(i)	the amount referred to in Clause 34.1 (Payments to Finance Parties) above was received or recovered otherwise than by payment (for example, set off); and

(ii)	the relevant Obligor, or the person from whom the receipt or recovery is made, is insolvent at the time of the receipt or recovery, or at the time of the payment to the Agent, or becomes insolvent as a result of the receipt or recovery, then the following will apply so that the Finance Parties have the same rights and obligations as if the money had been paid by the relevant Obligor to the Agent for the account of the Finance Parties and distributed accordingly:

(iii)	each other Finance Party will assign to the Recovering Finance Party an amount of the debt owed by the relevant Obligor to that Finance Party under the Finance Documents equal to the amount received by that Finance Party under Clause 34.2 (Redistribution of payments);

(iv)	the Recovering Finance Party will be entitled to all rights (including interest and voting rights) under the Finance Documents in respect of the debt so assigned; and

(v)	that assignment will take effect automatically on payment of the Sharing Payment by the Agent to the other Finance Party.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount");

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor and the relevant Obligor shall indemnify the Sharing Finance Party against a payment under sub-paragraph (a) to the extent that the relevant Obligor's liability has been discharged by the recovery or payment; and

(c)	to the extent necessary, any debt assigned under paragraph (b) of Clause 34.3 (Recovering Finance Party's rights) will be reassigned.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment under this Clause, have a valid and enforceable claim (or right of proof in an administration) against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35.	PUBLIC OFFER

35.1	Arranger's representations, warranties and undertakings

The Arranger undertakes, represents and warrants to the Borrower as follows:

(a)	On behalf of the Borrower, it has made invitations to become a Lender under this Agreement:

(i)	in the form agreed with the Borrower to at least ten parties, each of whom, as at the date the relevant invitation were made, that Arranger's relevant officers involved in the transaction on a day to day basis believe carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of Section 128F(3A)(a)(i) of the Tax Act, and each of whom has been disclosed to the Borrower; or

(ii)	in an electronic form that is used by financial markets for dealing in debentures (as defined in Section 128F(9) of the Tax Act) or debt interests (as defined in Sections 974-15 and 974-20 of the Income Tax Assessment Act 1997) such as Reuters or Bloomberg.

(b)	At least 10 of the parties to whom the Arranger has made invitations referred to in paragraph (a)(i) were not, as at the date the invitations were made, to the knowledge of the relevant officers of the Arranger involved in the transaction, Associates of any of the others of those 10 offerees or the Arranger.

(c)	It has not made invitations referred to in paragraph (a)(i) to parties whom its relevant officers involved in the transaction on a day to day basis are aware are Offshore Associates of the Borrower.

35.2	Borrower's confirmation

(a)	The Borrower confirms that none of the potential offerees whose names were disclosed to it by the Arranger before the date of this Agreement were known or suspected by it to be an Offshore Associate of the Borrower or an Associate of any other such offeree.

(b)	It will immediately advise the Arranger or the Agent if the invitees disclosed to it by the Arranger or the Agent are known or suspected by it to be an Offshore Associate of the Borrower or an Associate of any other invitee.

35.3	Lenders' representations and warranties

Each Lender named in Schedule 1 represents and warrants to the Borrower that if it received an invitation under Clause 35.1(a)(i) (Arranger's representations, warranties and undertakings) at the time it received the invitation it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

35.4	Information

Each of the Arranger and each Lender will provide to the Borrower when reasonably requested by the Borrower any factual information in its possession or which it is reasonably able to provide to assist the Company to demonstrate (based upon tax advice received by the Borrower) that Section 128F of the Tax Act has been satisfied where to do so will not in the Arranger's or Lender's reasonable opinion breach any law or regulation or any duty of confidence.

35.5	Co-operation if Section 128F requirements not satisfied

If, for any reason, the requirements of Section 128F of the Tax Act have not been satisfied in relation to interest payable on Loans (except to an Offshore Associate of the Borrower), then on request by the Agent, the Arranger or the Borrower, each Party shall co-operate and take steps reasonably requested with a view to satisfying those requirements:

(a)	where a Finance Party breached Clause 35.1 (Arranger's representations, warranties and undertakings) or Clause 35.3 (Lenders' representations and warranties), at the cost of that Finance Party; or

(b)	in all other cases, at the cost of the Borrower.

SECTION 11 ADMINISTRATION

36.	PAYMENT MECHANICS

36.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time in immediately available funds or if agreed by the Agent in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account:

(i)	in the case of Australian dollars, in the city of the Agent; or

(ii)	in the case of any other currency, in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London as specified by the Agent), with such bank as the Agent, in each case, specifies.

(c)	Payment by an Obligor to the Agent for the account of a Finance Party satisfies the Obligor's obligations to make that payment.

36.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback and pre- funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in Australia, in the case of Australian dollars, and, in the case of any other currency in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

36.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback and pre-funding

(a)	Where a sum is to be paid by a Party (the "Payer") to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party:

(i)	which it is to receive from another Party and it proves to be the case that the Agent had not actually received that amount, and paragraph (c) below does not apply, or

(ii)	otherwise erroneously or mistakenly (in the reasonable opinion of the Agent),

then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

(d)	If the Agent makes a payment under sub-paragraph (b)(i) or paragraph (c), the Payer will still remain liable to make the assumed payment, but until the other Party does repay the Agent under paragraph (b)(i) or (c), the Payer's liability will be to the Agent in the Agent's own right.

(e)	If the Agent makes a payment under sub-paragraph (b)(ii) to a Party (the "Recipient") which is, or is taken to be, in respect of the liability of any other Party under the Finance Documents, that other Party will still remain liable as if that payment had not been made, but until the Recipient does repay the Agent under paragraph (b), the other Party's liability will be to the Agent in the Agent's own right.

(f)	Payment by the Agent of an amount to a Party is not a representation that the amount is then payable to that Party.

36.5	Agent a Defaulting Finance Party

(a)	If, at any time, the Agent becomes Defaulting Finance Party, a Party which is required to make a payment under the Finance Documents to the Agent for the account of other Parties under Clause 36.1 (Payments to the Agent) may instead on the due date for payment either pay that amount direct to the required payee or pay that amount to an interest-bearing account held in the name of the payer and designated as a trust account for the benefit of the payee or payees with an Acceptable Bank.

(b)	All interest accrued on the trust account will be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment under paragraph (a) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts in the trust account.

(d)	Promptly upon the appointment of a successor Agent under Clause 32.12 (Resignation of the Agent), each Party which has made a payment to a trust account under paragraph (a) shall give all requisite instructions to the bank to transfer the amount (together with any accrued interest) to the successor Agent for distribution under Clause 36.2 (Distributions by the Agent).

36.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any amounts payable but unpaid in respect of fees, costs, expenses, losses or liabilities of the Agent or the Arranger under the Finance Documents or the Security Trustee under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of all amounts (including interest) payable by the Obligor to Lenders in respect of amounts or security paid or provided by the Lenders to the Agent in place of another Lender under Clause 32.11(c) or 32.11(d) (Lenders' indemnity to the Agent);

(iii)	thirdly, in or towards payment pro rata of all amounts payable by the Obligor to Lenders in respect of amounts or security paid by the Lenders to the Agent under Clause 32.11(a) (Lenders' indemnity to the Agent) or Clause 32.2 (Instructions) plus interest on such amounts;

(iv)	fourthly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under the Finance Documents;

(v)	fifthly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all Lenders, vary the order set out in paragraphs (a)(ii) to (a)(vi) above inclusive.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

36.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

(c)	Where a payment obligation under a Finance Document does not prescribe the terms for such payment, such payment shall be due within 5 Business Days following the receipt of written demand delivered by the Agent.

36.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, under this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, under this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

36.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower ); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower ) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

36.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions under or in connection with this Clause 36.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed under paragraph (d) above.

36.12	Anti-money laundering

(a)	A Finance Party may delay, block or refuse to process any payment or other transaction without incurring any liability if the Finance Party knows or reasonably suspects that the transaction or the application of its proceeds will:

(i)	breach, or cause a Finance Party to breach, any applicable laws or regulations of any jurisdiction (including any sanctions); or

(ii)	allow the imposition of any penalty on the Finance Party or its Affiliates under any such law or regulation,

including where the transaction or the application of its proceeds involves any entity or activity the subject of any applicable sanctions of any jurisdiction binding on the Finance Party or its Affiliate, or the direct or indirect proceeds of unlawful activity.

(b)	As soon as practicable after a Finance Party becomes aware that it will delay, block or refuse to process a transaction under paragraph (a), it will notify the Borrower and the Agent and consult in good faith but in each case only to the extent the Finance Party determines it is legally permitted to do so. In making that determination the Finance Party shall act reasonably.

(c)	The Borrower shall promptly advise the Agent if any Obligor enters into any Finance Document in the capacity as agent and promptly supply, or procure the supply of, such information as may be reasonably requested by the Agent (for itself or on behalf of any Finance Party) from time to time in relation to any principal for which an Obligor may be acting.

(d)	Each Obligor undertakes to exercise its rights and perform its obligations under the Finance Documents in accordance with all applicable laws or regulations relating to anti-money laundering, counter-terrorism financing or sanctions.

36.13	"Know your customer"

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations under the transactions contemplated in the Finance Documents.

37.	SET-OFF

If a Default is continuing a Finance Party may, but need not, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing

Any communication or document to be made or delivered under or in connection with the Finance Documents:

(a)	must be in writing;

(b)	in the case of:

(i)	a notice by an Obligor; or

(ii)	a specification of a bank or account by the Agent under paragraph (b) of Clause 36.1 (Payments to the Agent) or a Lender under Clause 36.2 (Distributions by the Agent),

must be signed by an Authorised Signatory of the sender (directly or with a facsimile signature), subject to Clause 38.6 (Email communication), Clause 38.7 (Communication through secure website) and Clause 38.8 (Reliance), and

(c)	unless otherwise stated, may be made or delivered by fax, by letter, by email or as specified in Clause 38.7 (Communication through secure website).

38.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that specified in Schedule 1 (The Original Parties) or notified in writing to the Agent on or before the date on which it becomes a Party (including under an agreement mentioned in clause 29.1(b)); and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

Address for service of communications:

Agent:	Citisecurities Limited

	Address:	Level 24, 2 Park Street, SYDNEY NSW 2000

	Email:	maria.mills@citi.com
steve.phan@citi.com
au.loanoperations@citi.com;

	Telephone:	+612 8225 2066 / 2640

	Attention:	Maria Mills / Steve Phan

With a copy to:

	Address:	Citicorp International Limited
10/F, Citi Tower, One Bay East,
83 Hoi Bun Road, Kwun Tong,
Kowloon, Hong Kong

	Attention:	Regional Loans Agency

	Telephone:	+852 2306 6633

	Facsimile:	+852 2621 3183 / 3184

	Email:	apac.rla.ca@citi.com / apac.loansagency@citi.com

Company:	c/o Squire Patton Boggs

Attention: Chris Rosario

Level 21/300 Murray Street, Perth WA 6000

38.3	Delivery

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents will be taken to be effective or delivered:

(i)	if by way of fax, when the sender receives a successful transmission report unless the recipient informs the sender that it has not been received in legible form by any means within two hours after:

(A)	receipt, if in business hours in the city of the recipient; or

(B)	if not, the next opening of business in the city of the recipient; or

(ii)	if by way of letter or any physical communication, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, as specified in Clause 38.6 (Email communication); or

(iv)	if it complies with Clause 38.7 (Communication through secure website),

and, in the case of a communication, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)	All communication to or from an Obligor must be sent through the Agent.

(c)	Any communication or document made or delivered to the Company in accordance with this Clause 38 will be deemed to have been made or delivered to each of the Obligors.

(d)	A communication by fax, email or under Clause 38.7 (Communication through secure website) after business hours in the city of the recipient will be taken not to have been received until the next opening of business in the city of the recipient.

38.4	Notification of address, fax number and email address

Promptly upon receipt of notification of an address, fax number and email address or change of address, fax number or email address of an Obligor under Clause 38.2 (Addresses) or upon changing its own address, fax number or email address, the Agent shall notify the other Parties.

38.5	Communication when Agent is a Defaulting Finance Party

If and so long as the Agent is a Defaulting Finance Party, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and all the Finance Documents which require communications to be made or notices to be given to or by the Agent are varied so that communications may be made and notices given to or by the relevant Parties directly.

38.6	Email communication

(a)	Any communication or document under or in connection with the Finance Documents may be made or delivered by or attached to an email and will be effective or delivered only:

(i)	in the case of a notice to the Agent of a Default, Review Event or Event of Default or a notice to the Agent under or referred to in Clause 9.3 (Review Event) or Clause 28 (Events of Default), when actually opened in legible format by the recipient Party;

(ii)	in all other cases, on the first to occur of the following:

(A)	when it is dispatched by the sender to each of the email addresses specified by the recipient, unless for each of the addresses, the sender receives an automatic notification that the email has not been received (other than an out of office greeting for the named addressee) and it receives the notification before 2 hours after the last to occur (for all addresses) of:

(1)	dispatch, if in business hours in the city of the address; or

(2)	if not, the next opening of business in such city;

(B)	the sender receiving a message from the intended recipient's information system confirming delivery of the email; and

(C)	the email being available to be read at one of the email addresses specified by the sender; and

(iii)	if the email is in an appropriate and commonly used format, and any attached file is a pdf, jpeg, tiff or other appropriate and commonly used format.

(b)	In relation to an email with attached files:

(i)	if the attached files are more than 3 MB in total, then:

(A)	at the time of dispatch the giver of the email must send a separate email without attachments notifying the recipient of the dispatch of the email; and

(B)	if the recipient notifies the sender that it did not receive the email with attached files, and the maximum size that is able to receive under its firewalls, then the sender shall promptly send to the recipient the attached files in a manner that can be received by the recipient; and

(ii)	if the recipient of the email notifies the sender that it is unable to read the format of an attached file or that an attached file is corrupted, specifying appropriate and commonly used formats that it is able to read, the sender must promptly send to the recipient the file in one of those formats or send the attachment in some other manner; and

(iii)	if within two hours of:

(A)	dispatch of the email if in business hours in the city of the recipient; or

(B)	if not, the next opening of business in the city of the recipient,

the recipient notifies the sender as provided in subparagraph (i)(B) or (ii), then the relevant attached files will be taken not to have been received until the sender complies with that subparagraph.

(c)	An email which is a covering email for a notice signed by the Obligor's Authorised Signatory does not itself need to be signed by an Authorised Signatory.

(d)	Email and other electronic notices from the Agent generated by Loan IQ or other system software do not need to be signed.

38.7	Communication through secure website

(a)	The Agent may establish a secure website to which access is restricted to the Agent and the Lenders or the Obligors or both (and, where applicable, their respective financial and legal advisers).

(b)	After the Agent notifies the Lenders or the Borrower on behalf of the Obligors or both (as the case may be) of the establishment of the secure website, then any communication or document given or delivered by or to the Agent to or by Lenders or Obligors (as the case may be),

(i)	may be given by means of the secure website in the manner specified by the Agent (or in the absence of such specification, as specified by the operator of the website); and

(ii)	unless otherwise agreed will be taken to be made or delivered upon satisfaction of the following:

(A)	a communication or document being posted on that secure website;

(B)	either:

(1)	receipt by the Agent of an email from the relevant website confirming that the website has sent an email to the relevant Party's email addresses nominated under paragraph (d) notifying that a communication or document has been uploaded on the website; or

(2)	the website containing or providing confirmation that the communication or document has been opened by the intended recipient; and

(C)	compliance with any other requirements specified by the Agent under paragraph (c).

(c)	By notice to the Lenders or the Borrower on behalf of the Obligors or both (as the case may be) the Agent (acting reasonably) may from time to time specify and amend rules concerning the operation of the secure website in the manner in which communications or documents may be posted, and will be taken to have been made or delivered. Those rules will bind the recipients of the notice and the Agent.

(d)	When it establishes the secure website, the Agent shall nominate to the website for each Party the email address given to it by the Party under this Clause 38. Subsequently, the nominated email address for each Party for that website will be the address nominated by that Party to the secure website or by the Agent (who will notify the Party accordingly). It is the responsibility of each Party to ensure that the email address nominated for it is up-to-date. The Agent shall notify the website of changes in email addresses notified to it.

(e)	The Company consents to the inclusion in the secure website of its company logo.

(f)	Each of the other Parties agrees that the Agent is not liable for any liability, loss, damage, costs or expenses incurred or suffered by them as a result of their access or use of the secure website or inability to access or use the secure website except to the extent caused by its gross negligence or wilful misconduct.

38.8	Reliance

(a)	Any communication or document sent under this Clause 38 can be relied on by the recipient if the recipient reasonably believes it to be genuine and (if such a signature is required under Clause 38.1(b) (Communications in writing)) it bears what appears to be the signature (original or facsimile or email) of an Authorised Signatory of the sender (without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.

38.9	English language

(a)	Any notice or other communication given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	CALCULATIONS AND CERTIFICATES

39.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

39.4	Settlement conditional

If:

(a)	any Finance Party has at any time released or discharged:

(i)	an Obligor from its obligations under any Finance Document; or

(ii)	any assets of an Obligor from a Security,

in either case in reliance on a payment, receipt or other transaction to or in favour of any Finance Party; or

(b)	any payment, receipt or other transaction to or in favour of any Finance Party has the effect of releasing or discharging:

(i)	an Obligor from its obligations under any Finance Document; or

(ii)	any assets of an Obligor from a Security; and

(c)	that payment, receipt or other transaction is subsequently claimed by any person to be void, voidable or capable of being set aside for any reason (including under any law relating to insolvency, sequestration, liquidation, winding up or bankruptcy and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person); and

(d)           that claim is upheld or is conceded or compromised by a Finance Party,

then:

(i)	each Finance Party will immediately become entitled against that Obligor to all rights (including under any Finance Document) as it had immediately before that release or discharge; and

(ii)	that Obligor must, to the extent permitted by law:

(A)	immediately do all things and execute all documents as any Finance Party may, acting reasonably, require to restore to each Finance Party all those rights; and

(B)	indemnify each Finance Party against all costs and losses suffered or incurred by it in or in connection with any negotiations or proceedings relating to the claim or as a result of the upholding, concession or compromise of the claim.

This clause 36.4 survives in accordance with clause 49 (Indemnities and Reimbursement).

40.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS

42.1	Required consents

(a)	Subject to Clause 42.2 (All Lender matters) and Clause 42.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

(c)	Paragraph (c) of Clause 29.9 (Pro rata interest settlement) shall apply to this Clause 42.

42.2	All Lender matters

(a)	Subject to Clause 42.4 (Replacement of Relevant Rate), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	a waiver of any of the conditions precedent under Clause 4.1 (Initial conditions precedent);

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount, or a change in the currency, of any payment of principal, interest, fees or commission payable or any other payment obligation;

(v)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrower or Guarantors other than in accordance with Clause 30 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 46 (Anti-Money Laundering and Sanctions);

(ix)	Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request for a Loan), Clause 9.1 (Illegality), Clause 9.2 (Illegality in relation to Letter of Credit), Clause 9.3 (Review Event), Clause 10.9 (Application of Prepayments), Clause 29 (Changes to the Lenders), Clause 30 (Changes to the Obligors), Clause 34 (Sharing among the Finance Parties), Clause 36.6 (Partial payments), this Clause 42, Clause 52 (Governing Law) or Clause 53.1 (Jurisdiction);

(x)	(other than as expressly permitted by the provisions of this Agreement or the Security Trust Deed):

(A)	the nature or scope of the Transaction Security or the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee); or

(B)	the Secured Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(xi)	the release of any guarantee and indemnity granted under Clause 20 (Guarantee) or of any Transaction Security unless permitted under this Agreement or the Security Trust Deed or relating to a disposal of an asset which is the subject of the Transaction Security, or of the grantor of the guarantee and indemnity or Transaction Security or of the grantor's Holding Company, where such disposal is permitted under this Agreement, shall not be made without the prior consent of all the Lenders.

(b)	Where one or more Defaulting Finance Parties have been disenfranchised under Clause 43.4 (Disenfranchisement of Defaulting Finance Parties), no amendment of the kind referred to in paragraph (a) which applies to Defaulting Finance Parties in a manner different from other Finance Parties may be made without the consent of the Defaulting Finance Parties.

42.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

42.4	Replacement of Relevant Rate

(a)	Subject to Clause 42.3 (Other exceptions), if a Rate Replacement Event has occurred in relation to the Relevant Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in place of that Relevant Rate; and

(ii)(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within 14 Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 42.4:

"Rate Replacement Event" means, in relation to the Relevant Rate:

(a)	the methodology, formula or other means of determining that Relevant Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Relevant Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Relevant Rate is insolvent, so long as, in each case, at that time, there is no successor administrator to continue to provide that Relevant Rate;

(ii)	the administrator of that Relevant Rate publicly announces that it has ceased or will cease, to provide that Relevant Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Relevant Rate;

(iii)	the supervisor of the administrator of that Relevant Rate publicly announces that such Relevant Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Relevant Rate or its supervisor announces that that Relevant Rate may no longer be used; or

(v)	the supervisor of the administrator of that Relevant Rate makes a public announcement or publishes information:

(A)	stating that that Relevant Rate is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication;

(c)	the administrator of that Relevant Rate (or the administrator of an interest rate which is a constituent element of that Relevant Rate) determines that that Relevant Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Relevant Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified in the Compounded Rate Terms; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Relevant Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement. or

(e)	in the opinion of the Majority Lenders and the Obligors, Term SOFR has been recommended for use by a Relevant Nominating Body, is available for each Interest Period and is appropriate for the purposes of calculating interest under this Agreement.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Relevant Rate" means the RFR.

"Replacement Benchmark" means Term SOFR or a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Relevant Rate by:

(i)	the administrator of that Relevant Rate (so long as the market or economic reality that such benchmark rate measures is the same as that measured by that Relevant Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Relevant Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the Relevant Rate.

"Term SOFR" means, with respect to any Loan for any Interest Period, the forward- looking term rate for a period comparable to such Interest Period based on SOFR that is published by an information service that publishes such rate from time to time as selected by the Majority Lenders in their reasonable discretion at approximately a time and as of a date before the commencement of such Interest Period determined by the Majority Lenders in their reasonable discretion in a manner substantially consistent with market practice.

43.	INSTRUCTIONS AND DECISIONS

43.1	Abstentions

In determining whether the Majority Lenders, have given instructions or a consent, approval, waiver, amendment or other decision, a Lender will be deemed to have Commitments or a participation of zero if it has so elected by notice to the Agent.

43.2	Transferees bound

A consent, approval, waiver, amendment or other decision by a Lender or any instruction to the Agent by a Lender binds that Lender's assigns and successors unless revoked under Clause 43.3 (Limitations on revocation).

43.3	Limitations on revocation

Any instructions, consent, approval, waiver, amendment or other decision by the Majority Lenders may be revoked only by the Majority Lenders, and may not be revoked if the decision has been acted upon.

43.4	Disenfranchisement of Defaulting Finance Parties

For so long as a Defaulting Finance Party has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including unanimity) of the Total Commitments or the Commitments of any specified group of Lenders or the agreement of all Lenders or all of any specified group of Lenders has been obtained in respect of any request for instructions, consent, approval, waiver, amendment or other decision under the Finance Documents, that Defaulting Finance Party's Commitments will be reduced by the amount of its Available Commitments.

For the purposes of this Clause 43.4, the Agent may assume that the following Lenders are Defaulting Finance Parties:

(a)	any Lender which has notified the Agent that it has become a Defaulting Finance Party;

(b)	any Lender in relation to which the relevant officers of the Agent having day to day conduct of its role are aware that any of the events or circumstances referred to in the definition of "Defaulting Finance Party" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Finance Party.

43.5	Replacement of a Defaulting Finance Party

(a)	The Borrower may, at any time a Lender or the Issuing Person has become and continues to be a Defaulting Finance Party, by giving 14 Business Days' prior written notice to the Agent and such Lender require that Defaulting Finance Party to do one of the following under Clause 29 (Changes to the Lenders) and the Defaulting Finance Party shall comply with the notice:

(i)	transfer all of its rights and obligations under this Agreement;

(ii)	transfer all of the undrawn Facility B Commitment and Facility C Commitment of the Lender; or

(iii)	transfer all of its rights and obligations in respect of Facility B and Facility C,

to a Lender or another bank, financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) (a "Replacement Lender") selected by the Borrower, and which (unless the Agent is an Defaulting Finance Party) is acceptable to the Agent (acting reasonably) or in case of any transfer of a Facility C Commitment is acceptable to the Issuing Person, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation to them under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Finance Party under this Clause 43 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Finance Party shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 14 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Finance Party be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Finance Party under the Finance Documents.

44.	CONFIDENTIALITY

44.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. To the extent that Confidential Information comprises personal information of any officer, director or employee of an Obligor, each Finance Party agrees to hold that personal information in accordance with the Australian Privacy Principles set out in the Privacy Act 1988 (Cth).

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given under this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered under the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or under any applicable law or regulation (except this paragraph does not permit the disclosure of any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes (except this paragraph does not permit the disclosure of any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies);

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) under Clause 29.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) or (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

44.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 52 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied under paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

44.4	Entire agreement

This Clause 44 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made under paragraphs (b)(v) and (b)(vi) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44.

44.7	Continuing obligations

The obligations in this Clause 44 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

45.	PPSA PROVISIONS

45.1	Exclusion of certain provisions

Where any Finance Party has a security interest (as defined in the PPSA) under any Finance Document, to the extent the law permits:

(a)	for the purposes of sections 115(1) and 115(7) of the PPSA:

(i)	each Finance Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA; and

(ii)	sections 142 and 143 of the PPSA are excluded;

(b)	for the purposes of section 115(7) of the PPSA, each Finance Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(c)	each Party waives its right to receive from any Finance Party any notice required under the PPSA (including a notice of a verification statement);

(d)	if a Finance Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Finance Party states otherwise at the time of exercise. However, this Clause 45 does not apply to a right, power or remedy which can only be exercised under the PPSA; and

(e)	if the PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the PPSA, the Agent may notify the Borrower and the Finance Parties that any of these provisions is excluded, or that the Finance Parties need not comply with any of these provisions.

This does not affect any rights a person has or would have other than by reason of the PPSA and applies despite any other Clause in any Finance Document.

45.2	Further assurances

Whenever the Agent requests an Obligor to do anything:

(a)	to ensure any Finance Document (or any security interest (as defined in the PPSA) or other Security under any Finance Document) is fully effective, enforceable and perfected with the contemplated priority;

(b)	for more satisfactorily assuring or securing to the Finance Parties the property the subject of any such security interest or other Security in a manner consistent with the Finance Documents; or

(c)	for aiding the exercise of any power in any Finance Document,

the Obligor shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Security.

46.	ANTI-MONEY LAUNDERING AND SANCTIONS

(a)	Notwithstanding any other provision of a Finance Document to the contrary, a Finance Party is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any AML/CTF Law or economic or trade sanctions laws or regulations applicable to that Finance Party, including without limitation the Charter of the United Nations Act 1945 (Cth), the Charter of the United Nations (Dealing with Assets) Regulations 2008 (Cth), the Banking (Foreign Exchange) Regulations 1959 (Cth), the Autonomous Sanctions Regulations 2011 (Cth) and any other applicable sanctions legislation.

(b)	Notwithstanding any other provision of a Finance Document to the contrary, each Obligor agrees to provide any information and documents that are within its possession, custody or control reasonably required by any Finance Party in order for that Finance Party to comply with any AML/CTF Laws.

(c)	If any Finance Party forms the view that, in its reasonable opinion, it is required to disclose information obtained in connection with the Finance Documents to any person in order to comply with any AML/CTF Laws, the parties agree that, to the extent permitted by law, such disclosure will not breach any duty of confidentiality owed by that Finance Party to any other party to this Agreement.

47.	CONFIDENTIALITY OF FUNDING RATES

47.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower under Clause 11.4 (Notification of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given under this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or under any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender, as the case may be.

47.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made under Clause 47.1(c)(ii) (Confidentiality and disclosure) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 47.

47.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 47.

48.	COUNTERPARTS

(a)	This Agreement may be executed in any number of counterparts, each executed by one or more parties. A party may do this by executing a signature page and electronically transmitting a copy to one or more others or their representative.

(b)	If this Agreement is signed electronically, the parties' intention is to print this Agreement out after all parties that have signed electronically have done so, so that where a party prints it out, the first print-out by that party after all signatories who have signed electronically have done so will also be an executed original counterpart of this Agreement.

49.	INDEMNITIES AND REIMBURSEMENT

All indemnities and reimbursement obligations (and any other payment obligations of any Obligor) in each Finance Document are continuing and survive termination of the Finance Document, repayment of the Utilisations and cancellation or expiry of the Commitments.

50.	ACKNOWLEDGEMENT

Except as expressly set out in the Finance Documents none of the Asia Pacific Loan Market Association, the Finance Parties or any of their advisers have given any representation or warranty or other assurance to any Obligor in relation to the Finance Documents and the transactions they contemplate, including as to tax or other effects. The Obligors have not relied on any of them or on any conduct (including any recommendation) by any of them. The Obligors have obtained their own tax and legal advice.

51.	CONTRACTUAL RECOGNITION OF BAIL-IN

51.1	Definitions

In this clause 51:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, UK Bail-In Legislation; and

(c)	in relation to any state, other than such an EEA Member Country or the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right has been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

51.2	Contractual Recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

52.	GOVERNING LAW

This Agreement is governed by New South Wales law.

53.	ENFORCEMENT

53.1	Jurisdiction

(a)	The courts having jurisdiction in New South Wales have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraph (a) above, no Finance Party or Beneficiary shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.

53.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Australia):

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

The Borrower accepts its appointment as agent for service under Clause 53.2 (Service of process).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Borrower	ABN/ACN/ARBN	Address for Service of Notice

Metals Acquisition Corp. (Australia) Pty Ltd	ACN 657 799 758	c/o Squire Patton Boggs

Attention: Chris Rosario

Level 21.300 Murray St, Perth WA 6000

Name of Original Guarantor	ABN/ACN/ARBN/Registration number	Address for Service of Notice

Metals Acquisition Corp	372802 (Cayman Islands)	Suite 400, 425 Houston St, Ft Worth, Texas, 76102

Metals Acquisition Limited	144625 (Jersey)	3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (A$)	Address for Service of Notice
Citibank, N.A., Sydney Branch (ABN 34 072 814 058)	53,500,000	6,500,000	0	Level 23, 2 Park Street, Sydney, NSW, 2000
BMO Harris Bank N.A.	53,500,000	6,500,000	0	100 King Street West, 5th Floor, Toronto, ON, M5X 1H3
National Bank of Canada	49,000,000	6,000,000	0	130 King Street West, Suite 3200, Toronto, Ontario, Canada, M5X 1J9
The Bank of Nova Scotia, Australia Branch (ABN: 34 133 513 827)	49,000,000	6,000,000	0	Suite 2, Level 44, 1 Farrer Place, Governor Phillip Tower, Sydney NSW 2000 Australia
See clause 29.1(b)	0	0	40,000,000	See clause 29.1(b)
Total	205,000,000	25,000,000	40,000,000

Schedule 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent To Initial Utilisation

1.	Original Obligors

(a)	A verification certificate given by 2 directors or a director and secretary of each Original Obligor substantially in the form as set out in Part III (Form of Verification Certificate) of this Schedule, with the attachments referred to in that form, and dated no earlier than 5 days before the first Utilisation Date. No constitution for a member of the Borrower Group that is attached to a verification certificate may contain a right for a director to refuse to register a share transfer that occurs as a result of a financier enforcing its security over such shares.

(b)	All documents and other evidence reasonably requested by the Agent or an Original Lender (through the Agent) in order for the Agent or the Lender to carry out all necessary "know your customer" or other similar checks in relation to each Original Obligor and each of its Authorised Signatories under all applicable laws and regulations where such information is not already available to the recipient.

(c)	A certificate signed by an Authorised Signatory of each Original Obligor, substantially in the form provided to the Borrower before signing this Agreement setting out details required by the Finance Parties for the purposes of registering financing statements or financing change statements on the register under the PPSA or otherwise perfecting security interests arising under the Finance Documents, including:

(i)	relevant serial numbers of personal property which may or must be described by serial number;

(ii)	information regarding any chattel paper or other personal property which is subject to or expressed to be subject to the Transaction Security in respect of which a security interest can be perfected by control or possession.

                                (Terms used in this paragraph (c) have the meanings given in the PPSA.)

2.	Transaction Documents

(a)	This Agreement executed by each Original Obligor.

(b)	The Security Trust Deed executed by the members of the Group party to this Agreement and each Recognition Certificate.

(c)	The Intercreditor Deed executed by the members of the Group party to this Agreement and each other party thereto.

(d)	The Fee Letters executed by the Company.

(e)	The Approved Hedging Programme and Hedge Protocol.

(f)	The Tripartite Deeds.

(g)	The following Transaction Security Documents:

(i)	the Borrower and Company General Security Deed; and

(ii)	the Company Offshore Security Documents.

(h)	An agreement under Clause 29.1(b).

(i)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligors and duly acknowledged by the addressee where applicable.

(j)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents, other than any share certificates in the Target.

(k)	In respect of any Obligor incorporated in or having assets situated in Jersey;

(i)	a duly completed Jersey Consent Letter signed by the relevant Obligor and any individual named therein as the contact for service for the applicable Obligor consenting to the inclusion of their name and contact details in a financing statement;

(ii)	a search of the SIR made against each Obligor on the date of the relevant Transaction Security Document showing that no financing statements have been registered against it (other than in favour of the Security Trustee);

(iii)	a verification statement issued by the Registrar of the SIR indicating that a financing statement has been successfully registered in respect of each grantor under the Transaction Security Document; and

(iv)	if an Obligor is not incorporated in Jersey, confirmation that the process agent required to be appointed under the Transaction Security Document to which that Obligor is party, has accepted its appointment in relation to that Obligor.

(l)	In respect of any Transaction Security Document which is securing the shares of a Jersey entity:

(i)	if required, a copy of a special resolution amending its articles of association to permit the taking and enforcement of security without, inter alia, a right for directors to refuse, in their discretion, to register a transfer of shares; and

(ii)	a copy of an extract of its register of members including an annotation in a form agreed with the Security Trustee and identifying the shares over which a security has been granted, duly certified by an authorised signatory of that company as at the date of the Transaction Security Document.

(m)	A copy of the following Key Material Contracts, certified by the Borrower that they are true and correct copies as provided to it by Glencore Operations Australia Pty Limited:

(i)	the Offtake Agreement;

(ii)	the Transitional Services Agreement;

(iii)	the Sale and Purchase Agreement;

(iv)	the PPX Supply Contract;

(v)	the ME Supply Contract;

(vi)	the Shiploader Agreement;

(vii)	the Haulage Agreement;

(viii)	the Cobar Terminal Services Agreement;

(ix)	the Cooling Plant Agreement;

(x)	the Ventilation Construction Agreement;

(xi)	the Project Leases;

(xii)	any other document designated as a Key Material Contract by the Agent and the Company.

(n)	A copy of each Junior Debt Document, executed by the members of the Group party to them and each other party thereto, certified by the Borrower that they are true and correct copies.

(o)	All parties to the Finance Documents having agreed any amendments, or additions, to the Finance Documents which are required by the Lenders following the review by the Lenders of the Junior Debt Documents.

3.	Legal opinions

(a)	A legal opinion of Allens Linklaters, legal advisers to the Arrangers and the Agent in Australia, in form and substance satisfactory to the Lenders, with respect to the Finance Documents and Transaction Security Documents.

(b)	A legal opinion of Squire Patton Boggs, legal advisers to the Borrower in Australia, in form and substance satisfactory to the Lenders, with respect to the Finance Documents, Transaction Security Documents and the Key Material Contracts.

(c)	If an Original Obligor is incorporated in a jurisdiction outside Australia, a legal opinion of the legal advisers to the Arranger and the Agent in the relevant jurisdiction, in form and substance satisfactory to the Lenders, with respect to the Finance Documents and the Transaction Security Documents.

(d)	If a party to the Intercreditor Deed is incorporated (i) in Australia, a legal opinion of Squire Patton Boggs, legal advisers to the Borrower in Australia, in form and substance satisfactory to the Lenders, with respect to the Intercreditor Deed and (ii) in a jurisdiction outside Australia, a legal opinion of the legal advisers to the Arranger and the Agent (or legal advisers to that party) in the relevant jurisdiction, in form and substance satisfactory to the Lenders, with respect to the Intercreditor Deed.

(e)	A legal opinion of legal advisers to the Company in Switzerland, in form and substance satisfactory to the Lenders, with respect to the Offtake Agreement.

(f)	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in the United Kingdom, in form and substance satisfactory to the Lenders, with respect to the governing law of the Offtake Agreement.

4.	Due diligence reports

(a)	The following finalised due diligence reports addressed to the Lenders (or with associated reliance letters addressed to the Lenders), in a form and substance satisfactory to the Lenders:

(i)	Legal due diligence reports from Squire Patton Boggs and Hetherington Legal.

(ii)	Technical and Environmental due diligence report from SRK Consulting.

(iii)	Insurance due diligence report from Fenchurch Insurance Brokers.

(iv)	Tax due diligence report from PwC.

(v)	Audit report from PwC with respect to the Base Case Financial Model.

(b)	All parties to the Finance Documents having agreed any amendments, or additions, to the Finance Documents arising from the completion of the due diligence and issuance of the finalised due diligence reports.

5.	Financial information

(a)	A copy, certified by an Authorised Signatory of the Borrower to be a true copy, of the Original Financial Statements of each Obligor.

(b)	Evidence the Borrower will be capitalised by way of an Equity Contribution such that the debt to equity ratio of 60:40 is satisfied at Financial Close and as set out under the Funds Flow Statement (where "debt" means the Total Commitments under this Agreement plus the total of all amounts available for drawing under the Junior Debt Documents).

(c)	Evidence the Equity Contribution referred to in paragraph (b) above, together with any undrawn Facility on Financial Close plus any amounts available for drawing under the Junior Debt Documents will be sufficient to fund the payment of the acquisition purchase price under the Sale and Purchase Agreement, and as set out under the Funds Flow Statement.

(d)	Quarterly operating report: the agreed form of the Company's quarterly operating report for the purposes of this Agreement.

6.	Fees costs and expenses

Evidence that the fees, costs and expenses then due from the Borrower under Clause 14 (Fees) and Clause 19 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

7.	Financial Indebtedness and Security

(a)	The following documents in relation to the Financial Indebtedness of, Security and guarantees granted by, the Original Obligors:

(i)	completion of searches in relation to each Obligor as at Financial Close;

(ii)	evidence of registration of Security; and

(iii)	evidence of discharge of existing Financial Indebtedness or Security or guarantees or duly completed and executed discharges and releases (if applicable) in registrable form which are not permitted by this Agreement.

8.	Other documents

(a)	Process Agent: Evidence that any process agent referred to in Clause 53.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	Authorisations: A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

(c)	Group Structure Chart: A group structure chart for the Group before and following completion of the Acquisition.

(d)	Base Case Financial Model: receipt of a Base Case Financial Model of the Obligors demonstrating compliance with:

(i)	Maximum leverage of 60:40 debt:equity at Financial Close;

(ii)	Financial Covenants calculated as at Financial Close (post Acquisition).

(e)	Facility A Repayment Schedule: evidence that the Facility A Repayment Schedule, based on:

(i)	the Base Case Financial Model;

(ii)	a minimum Debt Service Cover Ratio of 1.50 times; and

(iii)	the lower of:

(A)	the forward curve provided by AME Research (as applicable); and

(B)	the LME Forward Curve for Copper and CME Forward Curve for Silver (as applicable),

in each case, at Financial Close,

shows the Facility A Loan (as if drawn down in full at Financial Close) fully amortising over a notional 5 year loan life.

(f)	Funds Flow Statement: a funds flow statement setting out the amounts to be paid at Financial Close under the Finance Documents, and the payers and receipts of such payments on Financial Close.

(g)	Tax: a certified copy of the Tax Sharing Agreement and Tax Funding Agreement.

(h)	Project Accounts: evidence that the Project Accounts have been opened with the Initial Account Bank and the Account Bank Agreement has been entered into.

(i)	Hedging: evidence that the Approved Hedging Programme has been transacted or will be immediately after Financial Close.

(j)	Minimum Achieved Hedge Price: Evidence of a minimum achieved hedge price of $3.60/lb for 30% of base case production over 3 years based on the Base Case Financial Model at Financial Close.

(k)	Insurance: evidence that the required insurance policies are in full force and effect, and note the Agent and Security Trustee as interested party.

(l)	Completion: an original certificate executed by two directors or a director and secretary of the Borrower confirming:

(i)	completion of the Acquisition will occur in accordance with the Sale and Purchase Agreement;

(ii)	all material authorisations and approvals, including FIRB approval if required, in connection with the Acquisition are in full force and effect, including in relation to the acquisition of any residential property owned by the Target and the issuance of any scrip consideration to Glencore Operations Australia Pty Limited;

(iii)	all conditions precedent to the Acquisition have been satisfied (other than payment of the purchase price) and no conditions precedent to the Acquisition have been or will be waived or amended (unless the Agent has given its prior written consent acting on the instructions of all Lenders);

(iv)	there has been no termination, amendment or waiver of any Material Contract; and

(v)	arrangements satisfactory to the Agent (acting on the instructions of all Lenders) are in place to transition any outstanding performance bonds or guarantees to equivalent instruments under this Agreement.

(m)	De-SPAC process:

(i)	the Company has convened a meeting of shareholders to approve the Acquisition;

(ii)	the Company's shareholders have approved the Acquisition and issue of equity in connection with the Acquisition;

(iii)	the Company has met all other requirements that need to be met before Completion that are imposed by applicable law or regulation in connection with its "de-SPAC" process.

Part II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	Additional Obligors

(a)	A verification certificate given by 2 directors or a director and secretary of the Additional Obligor in the form set out in Part III (Form of Verification Certificate) of this Schedule, with the attachments referred to in that form, and dated no earlier than the date of the Accession Letter. No constitution for a Borrower Group entity that is attached to a verification certificate may contain a right for a director to refuse to register a share transfer that occurs as a result of a financier enforcing its security over such shares.

(b)	All documents and other evidence reasonably requested by the Agent or any other Lender in order for that party to carry out all necessary "know your customer" or other similar checks in relation to the Additional Obligor and each of its Authorised Signatories under all applicable laws and regulations where such information is not already available to the recipient.

(c)	A certificate signed by an Authorised Signatory of the Additional Obligor, substantially in the form provided to the Borrower before signing this Agreement setting out details required by the Finance Parties for purposes of registering financing statements or financing change statements on the register held under the PPSA or otherwise perfecting security interests arising under the Finance Documents, including:

(i)	relevant serial numbers of personal property which may or must be described by serial number; and

(ii)	information regarding any chattel paper or other personal property which is subject to or expressed to be subject to the Transaction Security in respect of which a security interest can be perfected by control or possession.

(Terms used in this paragraph 1(c) have the meanings given in the PPSA.)

2.	Accession to Finance Documents

(a)	An Accession Letter, duly executed by the Additional Obligor and the Borrower.

(b)	Unless the Additional Obligor is an "Obligor" under the Security Trust Deed, a Security Trust Deed Accession Deed, duly executed by the Additional Obligor and the Borrower.

(c)	Unless the Additional Obligor is an "Obligor" under the Intercreditor Deed, an Intercreditor Deed Accession Deed, duly executed by the Additional Obligor and the Borrower.

3.	Transaction Security Documents

(a)	If the Additional Obligor is the Target:

(i)	the Target General Security Deed;

(ii)	the Freehold Property Mortgages;

(iii)	the Leasehold Property Mortgages;

(iv)	the Water Licence Mortgages; and

(v)	the Mining Mortgages.

(b)	Any security documents in favour of the Security Trustee, the Finance Parties as defined in the Security Trust Deed, or a Finance Party as trustee for the Security Trustee as specified by the Agent in respect of the obligations of the proposed Additional Obligor (with or without securing the obligations of other Obligors) under the Finance Documents, giving Security over all or substantially all its assets which may be the subject of Security by law except to the extent otherwise agreed by the Agent acting on the instructions of the Majority Lenders.

(c)	Any notices or documents required to be given or executed under those security documents or by the Agent or Security Trustee in respect of those security documents or Security.

(d)	Evidence that any other step then required to be taken under those security documents or by the Agent or Security Trustee in respect of those security documents or Security has been taken.

(e)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Additional Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security Documents, other than any share certificates in the Target.

(f)	In respect of any Additional Obligor incorporated in or having assets situated in Jersey:

(i)	a duly completed Jersey Consent Letter signed by the relevant Additional Obligor and any individual named therein as the contact for service for the applicable Additional Obligor consenting to the inclusion of their name and contact details in a financing statement;

(ii)	a search of the SIR made against each Additional Obligor on the date of the relevant Transaction Security Document showing that no financing statements have been registered against it (other than in favour of the Security Trustee);

(iii)	a verification statement issued by the Registrar of the SIR indicating that a financing statement has been successfully registered in respect of each grantor under the Transaction Security Document; and

(iv)	if an Additional Obligor is not incorporated in Jersey, confirmation that the process agent required to be appointed under the Transaction Security Document to which that Additional Obligor is party, has accepted its appointment in relation to that Additional Obligor.

(g)	In respect of any Transaction Security Document which is securing the shares of a Jersey entity:

(i)	if required, a copy of a special resolution amending its articles of association to permit the taking and enforcing of security without, inter alia, a right for directors to refuse, in their discretion, to register a transfer of shares; and

(ii)	a copy of an extract of its register of members including an annotation in a form agreed with the Security Trustee and identifying the shares over which security has been granted, duly certified by an authorised signatory of that company as at the date of the Transaction Security Document.

4.	Legal Opinions

(a)	A legal opinion of Allens Linklaters, legal advisers to the Arranger, Security Trustee and the Agent in Australia.

(b)	If the Additional Obligor is incorporated in a jurisdiction outside Australia, a legal opinion of the legal advisers to the Borrower or the Arranger, Security Trustee and the Agent (as agreed by the Agent) in the jurisdiction in which the Additional Obligor is incorporated.

5.	Financial Information

If available, the latest audited financial statements of the Additional Obligor.

6.	Financial Indebtedness and Security

The following documents in relation to the Financial Indebtedness of, Security and guarantees granted by, the Additional Obligor:

(a)	completion of searches in relation to the Additional Obligor dated no earlier than the date of the Accession Letter;

(b)	evidence of registration of any Security; and

(c)	evidence of discharge of any existing Financial Indebtedness or Security.

7.	Other documents

(a)	Authorisations: a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

(b)	Process Agent: if the proposed Additional Obligor is incorporated in a jurisdiction outside Australia, evidence that the process agent specified in Clause 53.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

(c)	Financial assistance: evidence (if applicable) that Part 2J.3 of the Corporations Act (or the equivalent provisions in any other relevant jurisdiction) have been complied with in relation to the Accession Letter (if required) and the transactions contemplated under it.

(d)	Tax: If the Additional Obligor is the Borrower, evidence that the Additional Obligor has acceded to the Tax Sharing Agreement and Tax Funding Agreement.

Part III

Form of Verification Certificate

From:	Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

To:	Citisecurities Limited (ABN 51 008 489 610) as Agent

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement

Dated [           ] (the "Agreement")

[I am a director]/[We are directors] of Metals Acquisition Corp. (Australia) Pty Ltd ACN 657 799 758 of [address] ("Company") and [am]/[are each] authorised to execute this Certificate in the name of the Company.

[I/We] refer to the Agreement. Terms defined in the Agreement shall have the same meaning in this certificate unless given a different meaning in this certificate.

Attached are complete copies of the following:

1.	The constitutional documents of the Company.

2.	[For an Obligor incorporated in Jersey only] a copy of all consents to issue shares issued to it under the Control of Borrowing (Jersey) Order 1958, as amended and all other Jersey regulatory approvals, authorisations, consents, licences, permits or registrations issued to it (if any);

3.	[For an Obligor incorporated in Jersey only] copies of its registers of directors, secretaries and members;

4.	[For an Obligor incorporated in Jersey only] a copy of a written authorisation of all of its shareholders approving the entry into the Finance Documents to which it is a party for the purposes of Article 74(2)(a) of the Jersey Companies Law;

5.	[For an Obligor incorporated in the Cayman Islands only] a copy of its register of directors and officers, register of members and registers of mortgages and charges of the relevant Obligor;

6.	[For an Obligor incorporated in the Cayman Islands only] a certificate of good standing of the relevant Obligor issued by the Registrar of Companies in the Cayman Islands dated no earlier than 30 days prior to the date of this certificate.

7.	Extracts of minutes of a meeting of directors of the Company:

(a)	Approving the terms of, and the transactions contemplated by, the Finance Documents to which it is expressed to be a party and resolving that it execute, deliver and perform the Finance Documents to which it is expressed to be a party [and in the case of the Original Guarantors, including a statement of corporate benefit] and authorising a specified person or persons as Authorised Signatory to execute the Finance Documents to which it is a party, on its behalf;

(b)	Authorising the execution of [each Finance Document to which it is expressed to be a party on its behalf]/[a power of attorney for execution of each Finance Document to which it is expressed to be a party]; [and]

(c)	Authorising a specified person or persons, on its behalf, as Authorised Signatory to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is expressed to be a party[./and]

(d)	[For Obligor incorporated in Jersey only][including a resolution or other suitable statement to the effect that the solvency test specified in Article 74(2)(b) of the Jersey Companies Law is satisfied after the entry into of the Finance Documents to which it is a party.]

8.	[Any power of attorney [duly stamped and registered where necessary] under which the Company executed any Finance Document to which it is expressed to be a party, executed under common seal or by two directors or a director and a secretary.]

9.	A resolution signed by all the holders of the issued shares in the Company, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Company is expressed to be a party and a certificate of solvency by [a director] of that Company.

10.	A specimen signature of each Authorised Signatory which is authorised to give notices for the Company.

11.	The only Financial Indebtedness of the Obligors is Permitted Financial Indebtedness.

12.	The only Security that subsists over any of the Obligors' assets is Permitted Security.

13.	[Insert other matters to be verified, including any details required by the Finance Parties for the purposes of registering financing statements or financing change statements on the register held under the PPSA or otherwise perfecting security interests arising under the Finance Documents. Where the Company is incorporated in a jurisdiction outside Australia, consider including reference to copies of any Authorisation or document required under paragraph 4(b) of Part I or paragraph [3] of Part II of Schedule 2 (Conditions Precedent).]

The Company is solvent. It is not prevented by Chapter 2E of the Corporations Act from entering into and performing any of the Finance Documents to which it is expressed to be a party.

Borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

Director	[Director]

Schedule 3

REQUESTS

Part I

Utilisation Request

Loans

From:	Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

To:	Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:	Citicorp International Limited

Attn:	apac.rla.ca@citi.com and apac.loansagency@citi.com

Dated: [         ]

Dear [         ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement

dated [       ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*

Currency of Loan:	US dollars

Amount:	[ ] or, if its amount exceeds the Available Facility, such lesser amount whose amount equals, the Available Facility

Interest Period:	3 Months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request [except as described in the notice dated [*] given to you, a copy of which is attached].

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Facility B Loan]/[The proceeds of this Loan should be credited to the following Project Account:

Account Name:

BSB:

Account Number: ]

5.	This Utilisation Request is irrevocable.

Yours faithfully

Authorised Signatory for
Metals Acquisition Corp. (Australia) Pty Ltd

Part II

Utilisation Request

Letters of Credit

From:	Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

To:	[Issuing Person]

Dated:	[ ]

Dear	[ ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement dated [      ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Person specified below on the following terms:

Issuing Person:	[ ]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility C

Currency of Letter of Credit:	Australian dollars

Amount:	[ ] or, if less, the Available Commitment in relation to Facility C

Beneficiary:	[ ]

Term:	[ ]

[Underlying contract in respect of which Letter of Credit issued] [                    ]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) of the Agreement is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	This Utilisation Request is irrevocable.

7.	[Specify delivery instructions].

Yours faithfully,

Authorised Signatory for
Metals Acquisition Corp. (Australia) Pty Ltd

Part III Selection Notice

APPLICABLE TO A FACILITY A LOAN

From: Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

To:          Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:      Citicorp International Limited

Attn:            apac.rla.ca@citi.com and apac.loansagency@citi.com

Dated: [        ]

Dear [        ]

Metals Acquisition Corp. (Australia) Pty Ltd - Syndicated Facility Agreement

dated [           ] (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [ ]. [Insert details of all Facility A Loans which have an Interest Period ending on the same date]

3.	We request that the next Interest Period for the above Facility A Loan[s] is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

Authorised Signatory for
Metals Acquisition Corp. (Australia) Pty Ltd

Schedule 4

FORM OF TRANSFER CERTIFICATE

Part I

FORM OF SINGLE LENDER TRANSFER CERTIFICATE

To:          Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:         Citicorp International Limited

Attn:               apac.rla.ca@citi.com and apac.loansagency@citi.com

From: [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated: [          ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement

dated [           ] (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 29.5 (Procedure for novation) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender with effect from and including the Transfer Date novating in accordance with Clause 29.5 (Procedure for novation) of the Agreement that portion of the Existing Lender's Commitment and participations in Utilisations under the Agreement specified in the Schedule, and all of the Existing Lender's rights and obligations under the Agreement, the other Finance Documents and in respect of the Transaction Security which related to that portion.

(b)	The proposed Transfer Date is [ ].

(c)	To the extent permitted by law, the Existing Lender assigns to the New Lender all rights of action that it may have to the extent they relate to its novated Commitment and its corresponding rights and obligations and all sums provided under or in connection with the novated Commitment.

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4	In this paragraph, terms defined in the Security Trust Deed have the same meaning. If the New Lender is not already a Beneficiary under the Security Trust Deed, the Security Trustee agrees on behalf of itself and all other Beneficiaries as set out in the Recognition Certificate issued under the Security Trust Deed in favour of the Agent. In consideration for that agreement, the New Lender agrees that upon becoming a Lender it is bound by the Recognition Certificate, and therefore by the terms set out in the Security Trust Deed as set out in the Recognition Certificate. This Transfer Certificate does not impose any other obligation nor constitute any other conduct by the Security Trustee or other Beneficiaries. Each Obligor agrees with the New Lender as set out in the Recognition Certificate.

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6	This Transfer Certificate is governed by New South Wales law.

7	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

8	[Where the transferee is a trustee under Australian law of a fund, this certificate may if the Agent and the Security Trustee agree contain a provision limiting its liability under the Finance Documents to fund assets except to the extent its right to apply the fund assets towards satisfaction of that liability is impaired because of a breach of trust or other impropriety, such provision to be in the following form or as otherwise agreed by the Agent and the Security Trustee. Each of the Agent's and the Security Trustee's decision is its own. It need not consult or obtain instructions and is not bound by instructions.

(a)	[Trustee] enters into and performs this Transfer Certificate and the Agreement and the transactions they contemplate only as trustee of the Trust, except where expressly stated otherwise. This applies also in respect of any past and future conduct (including omissions) relating to this Transfer Certificate and the Agreement or those transactions.

(b)	Under and in connection with this Transfer Certificate and the Agreement and those transactions and conduct:

(i)	[Trustee]'s liability (including for negligence) is limited to the extent it can be satisfied out of the assets of the Trust. [Trustee] need not pay any such liability out of other assets;

(ii)	another party may only do the following (but any resulting liability remains subject to this Clause):

(A)	prove and participate in, and otherwise benefit from, any form of insolvency administration of [Trustee] but only with respect to Trust assets;

(B)	exercise rights and remedies with respect to Trust assets, including set- off;

(C)	enforce its security (if any) and exercise contractual rights; and

(D)	bring any other proceedings against [Trustee], seeking relief or orders that are not inconsistent with the limitations in this Clause, and may not otherwise:

(E)	bring proceedings against [Trustee];

(F)	take any steps to have [Trustee] placed into any form of insolvency administration (but this does not prevent the appointment of a receiver, or a receiver and manager, in respect of Trust assets); or

(G)	seek by any means (including set-off) to have a liability of [Trustee] to that party (including for negligence) satisfied out of any assets of [Trustee] other than Trust assets.

(c)	Paragraphs (a) and (b) apply despite any other provision in this Transfer Certificate or the Agreement but do not apply with respect to any liability of [Trustee] to another party (including for negligence) to the extent that [Trustee] has no right or power to have Trust assets applied towards satisfaction of that liability, or its right or power to do so is subject to a deduction, reduction, limit or requirement to make good, in any case because [Trustee] has acted beyond power or improperly in relation to the Trust.

(d)	The limitation in paragraph (b)(i) is to be disregarded for the purposes (but only for the purposes) of the rights and remedies described in paragraph (b)(ii), and interpreting this Transfer Certificate and the Agreement and any security for them, including determining the following:

(i)	whether amounts are to be regarded as payable (and for this purpose damages or other amounts will be regarded as a payable if they would have been owed had a suit or action barred under paragraph (b)(ii) been brought);

(ii)	the calculation of amounts owing; or

(iii)	whether a breach or default has occurred,

but any resulting liability will be subject to the limitations in this Clause.]

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]             [New Lender]

By:                          By:

This Transfer Certificate is [executed as a deed and] accepted by the Agent, [and for the purposes of paragraph [4/5] [and 8/9] only, executed by it on behalf of the] Security Trustee. The Transfer Date is confirmed as [     ].

Citisecurities Limited

By:

Part II

FORM OF SYNDICATION TRANSFER CERTIFICATE

To:	Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:	Citicorp International Limited

Attn:	apac.rla.ca@citi.com and apac.loansagency@citi.com

From: The parties set out in part 1 of the Schedule (each an "Existing Lender") and the parties set out in part 2 of the Schedule (each a "New Lender")

Dated: [          ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement dated [      ] (the "Agreement")

1.	We refer to the Agreement and to the related Security Trust Deed dated [ ] (the "Security Trust Deed") executed by [ ] (the "Security Trustee") and others. This is a Transfer Certificate. Terms used in the Agreement will have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 29.5 (Procedure for novation) of the Agreement:

(a)	The Existing Lenders and the New Lenders agree to the Existing Lenders and the New Lenders novating all or part of the Existing Lenders' Commitments, rights and obligations in accordance with Clause 29.5 (Procedure for novation) of the Agreement so that as from the Transfer Date the Commitments [and participations in Loans] will be as set out in the Schedule and each New Lender and Existing Lender will have the corresponding rights and obligations under the Agreement, the other Finance Documents and the Transaction Security. Each Existing Lender's Commitments, [participations in Loans] and rights and obligations [in respect of a Facility] being novated are allocated among the New Lenders rateably according to the New Lenders' respective Commitments [in respect of that Facility] specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	To the extent permitted by law, the Existing Lender assigns to the respective New Lenders all rights of action that it may have to the extent they relate to its novated Commitment and its corresponding rights and obligations and all sums provided under or in connection with the novated Commitment.

(d)	The Facility Office and address, fax number and attention details for notices of the New Lenders for the purposes of Clause 38.2 (Addresses) of the Agreement are set out in the Schedule.

3.	Each New Lender expressly acknowledges the limitations on the Existing Lenders' obligations set out in paragraphs (a) and (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4	In this paragraph, terms defined in the Security Trust Deed have the same meaning. If the New Lender is not already a Beneficiary under the Security Trust Deed, the Security Trustee agrees on behalf of itself and all other Beneficiaries as set out in the Recognition Certificate issued under the Security Trust Deed in favour of the Agent. In consideration for that agreement, the New Lender agrees that upon becoming a Lender it is bound by the Recognition Certificate, and therefore by the terms set out in the Security Trust Deed as set out in the Recognition Certificate. This Transfer Certificate does not impose any other obligation nor constitute any other conduct by the Security Trustee or other Beneficiaries. Each Obligor agrees with the New Lender as set out in the Recognition Certificate.

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

7	This Transfer Certificate is governed by New South Wales law.

8	[Where a transferee is a trustee under Australian law of a fund, this certificate may if the Agent and the Security Trustee agree contain a provision limiting its liability under the Finance Documents to fund assets except to the extent its right to apply the fund assets towards satisfaction of that liability is impaired because of a breach of trust or other impropriety, such provision to be in the following form or as otherwise agreed by the Agent and the Security Trustee. The Agent's decision is its own. It need not consult or obtain instructions and is not bound by instructions.

(a)	[Trustee] enters into and performs this Transfer Certificate and the Agreement and the transactions they contemplate only as trustee of the Trust, except where expressly stated otherwise. This applies also in respect of any past and future conduct (including omissions) relating to this Transfer Certificate and the Agreement or those transactions.

(b)	Under and in connection with this Transfer Certificate and the Agreement and those transactions and conduct:

(i)	[Trustee]'s liability (including for negligence) is limited to the extent it can be satisfied out of the assets of the Trust. [Trustee] need not pay any such liability out of other assets;

(ii)	another party may only do the following (but any resulting liability remains subject to this Clause):

(A)	prove and participate in, and otherwise benefit from, any form of insolvency administration of [Trustee] but only with respect to Trust assets;

(B)	exercise rights and remedies with respect to Trust assets, including set- off;

(C)	enforce its security (if any) and exercise contractual rights; and

(D)	bring any other proceedings against [Trustee], seeking relief or orders that are not inconsistent with the limitations in this Clause,

and may not otherwise:

(E)	bring proceedings against [Trustee];

(F)	take any steps to have [Trustee] placed into any form of insolvency administration (but this does not prevent the appointment of a receiver, or a receiver and manager, in respect of Trust assets); or

(G)	seek by any means (including set-off) to have a liability of [Trustee] to that party (including for negligence) satisfied out of any assets of [Trustee] other than Trust assets.

(c)	Paragraphs (a) and (b) apply despite any other provision in this Transfer Certificate or the Agreement but do not apply with respect to any liability of [Trustee] to another party (including for negligence) to the extent that [Trustee] has no right or power to have Trust assets applied towards satisfaction of that liability, or its right or power to do so is subject to a deduction, reduction, limit or requirement to make good, in any case because [Trustee] has acted beyond power or improperly in relation to the Trust.

(d)	The limitation in paragraph (b)(i) is to be disregarded for the purposes (but only for the purposes) of the rights and remedies described in paragraph (b)(ii), and interpreting this Transfer Certificate and the Agreement and any security for it, including determining the following:

(i)	whether amounts are to be regarded as payable (and for this purpose damages or other amounts will be regarded as a payable if they would have been owed had a suit or action barred under paragraph (b)(ii) been brought);

(ii)	the calculation of amounts owing; or

(iii)	whether a breach or default has occurred,

but any resulting liability will be subject to the limitations in this Clause.]

THE SCHEDULE

Commitment/rights and obligations to be transferred

Part 1 Existing Lenders

Commitments after novation	[Participation in Loans after novation]	Address Details

[Only insert if there are changes]

Part 2 New Lenders

Commitments after novation	[Participation in Loans after novation]	Address Details

[Insert relevant details of address, account]

[Existing Lenders]

By:

 [New Lenders] [Insert signature blocks for each New Lender]

By:

This Transfer Certificate is [executed as a deed and] accepted by the Agent [and for the purposes of paragraph [4/5] [and 8/9] only, executed by it on behalf of the ] Security Trustee. The Transfer Date is confirmed as [    ].

Citisecurities Limited

By:

Schedule 5

FORM OF ACCESSION LETTER

To:    Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:         Citicorp International Limited

Attn:               apac.rla.ca@citi.com and apac.loansagency@citi.com

From: [Subsidiary] and Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

Dated: [      ]

Dear [      ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement dated [      ] (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the Agreement as an Additional Guarantor under Clause 30.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows: Address:

Fax No:

Attention:

4.             This Accession Letter is governed by New South Wales law. [This Accession Letter is entered into by deed.]

Metals Acquisition Corp. (Australia) Pty Ltd      [Subsidiary]

By:	By:

Schedule 6

FORM OF RESIGNATION LETTER

To:          Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:         Citicorp International Limited

Attn:               apac.rla.ca@citi.com and apac.loansagency@citi.com

From: [resigning Obligor] and Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

Dated:    [       ]

Dear [       ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement

dated [     ] (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Under Clause 30.4 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:

(a)          no Default is continuing or would result from the acceptance of this request; and

(b)        [       ]*

4.	This Resignation Letter is governed by New South Wales law.

Metals Acquisition Corp. (Australia) Pty Ltd        [Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

Schedule 7

FORM OF COMPLIANCE CERTIFICATE

To:          Citisecurities Limited (ABN 51 008 489 610) as Agent

Copy to:         Citicorp International Limited

Attn:               apac.rla.ca@citi.com and apac.loansagency@citi.com

From: Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)

Dated: [      ]

Dear [       ]

Metals Acquisition Corp. (Australia) Pty Ltd – Syndicated Facility Agreement dated [      ] (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the Debt Service Cover Ratio is [ ];

(b)	the Forecast Cash Flow Coverage Ratio is [ ].

(c)	Net Debt to EBITDA is [ ];

(d)	Available Cash and Cash Equivalent Investments available is [ ], [including any undrawn portion of Facility B] [[Note: wording in brackets only applicable for the period from Financial Close to the date falling 12 months after Financial Close];

(e)	the Reserve Tail Ratio is projected to be greater than 25% at the Termination Date; and

(f)	Total Net Debt to EBITDA is [ ],

and the calculations with respect to each of them are set out in the spreadsheet provided with this Compliance Certificate.

3.	We confirm that the Repeating Representations are true and correct by reference to the facts and circumstances existing as of the date of this Compliance Certificate and that no Default is continuing.

Signed:
	Director of Metals Acquisition Corp. (Australia) Pty Ltd	Director of Metals Acquisition Corp. (Australia) Pty Ltd

Schedule 8

EXISTING SECURITY

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
1.	201611090053086	Yes	Other Goods	Cobar Management Pty Ltd	ORICA AUSTRALIA PTY LTD ACN 004 117 828	All goods sold or supplied, and all equipment loaned, rented, bailed or otherwise made available by the secured party to the grantor. Contract Target value: $13.85M, Completed Date: 31 Dec 2025.
2.	201304020032029	Yes	Other Goods	ABN 38 083 171 546

SCHNEIDER ELECTRIC (AUSTRALIA) PTY LIMITED ACN 004 969 304; SCHNEIDER ELECTRIC IT AUSTRALIA PTY LTD ACN 088 913 866; SCHNEIDER ELECTRIC BUILDINGS AUSTRALIA PTY LTD ACN 008 059 345; SCHNEIDER ELECTRIC SYSTEMS AUSTRALIA PTY LTD ACN 000 522 261; M & C ENERGY PTY LTD ACN 104 501 091

						Electrical components Amount secured: under $5,000,000
3.	201112203237636	Yes	Other Goods	ACN 00 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AGGREKO GENERATOR RENTALS PTY. LIMITED ACN 001 991 457	All equipment leased, rented or otherwise made available to the grantor by the secured party.
						Contract Target value:
						$5.89M
						Completed Date: 30 Aug
						2023.
4.	201208010044673	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	JENNMAR AUSTRALIA PTY LTD ACN 078 584 531	Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
5.	201208230032315	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	SANDVIK MINING AND CONSTRUCTION AUSTRALIA PTY LTD ACN 003 771 382

All goods sold, leased, rented, bailed, consigned or otherwise made available to the grantor by the secured party including but not limited to parts, consumables and equipment other than such property released by the secured party (expressly or by its terms). The property may include inventory, and may be subject to control. The grantor breaches the security agreement if, without the secured party's consent or agreement, it disposes of collateral (even in the ordinary course of business).

Sandvik has 3 entries in the Contract Register and 4 Purchasing Document numbers.

It is unclear which PPSR entry corresponds to the relative Contract Register entry/ Purchasing Document number.

The 4 Purchasing Document IDs are: CTR- 530561 - Contract target value: $3.94M, Completed Date: 31 Dec 2026;

4600008762 - Contract Target value: $27.97M, Completed Date: 30 Jun 2023

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured

4600010829 – Contract Target value: $1.77M, Completed Date: 31 Aug 2026

4600010452 – Contract Target value: $12M, Completed Date: unclear.

N.B. the discrepancy between listed Contract Numbers and Purchasing Documents is likely due to

- Contract Number - 4600010452 having expired.

6.	201208230032646	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	SANDVIK MINING AND CONSTRUCTION AUSTRALIA PTY LTD ACN 003 771 382

All goods sold, leased, rented, bailed, consigned or otherwise made available to the grantor by the secured party including but not limited to parts, consumables and equipment other than such property released by the secured party (expressly or by its terms). The property may include inventory, and may be subject to control. The grantor breaches the security agreement if, without the secured party's consent or agreement, it disposes of collateral (even in the ordinary course of business).

Amount secured: Values per the above entry [5].

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
7.	201401150040130	Yes	Other Goods	ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	FUCHS LUBRICANTS (AUSTRALASIA) PTY LTD ACN 005 681 916	All goods supplied by the secured party to the grantor including but not limited to lubricants, equipment and related goods supplied. Amount secured: under $5,000,000
8.	201505310004843	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559	1 700 Series Feedframe, coupled with a 90kw power pack, clearly marked HMR RIG 20, 1 x seacontainer, 1 x f40 water pump, and all drilling equipment associated with the contract with Glencore, CSA Site
						HMR has 3 entries in the
						Contract Register and 3
						Purchasing Document
						numbers.
						It is unclear which PPSR
						entry corresponds to the
						relative Contract Register
						entry/ Purchasing
						Document number.
						The 3 Contract Numbers
						are:
						4600008686 – Contract
						Target value: $7.05M,
						Completed Date: 6 Feb
						2022

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
						4600011898 - Contract Target value: $7.45M, Completed Date: 31 Dec 2025 4600013534 - Contract Target value: $16.25M, Completed Date: 31 Dec 2025.
9.	201611230052290	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	MPC6004-MPC6004-
				ACN 083 171 546; COBAR		MPC6004
				MANAGEMENT PTY. LIMITED
						Amount secured: under
						$5,000,000
10.	201612230039798	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	COMMONWEALTH STEEL COMPANY PTY LIMITED ACN 000 007 698	All goods sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.
						Amount secured: under
						$5,000,000
11.	201709250036207	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED	EPIROC AUSTRALIA PTY LTD ACN 000 086 706	All motor vehicles (as
				ACN 083 171 546; COBAR		defined in the Personal
				MANAGEMENT PTY. LIMITED		Property Security Act and
						Regulations) and their
						associated parts,
						accessories and equipment
						rented, leased, hired, baled,
						supplied on consignment,
						sold subject to a
						conditional sale agreement
						including retention of title,
						or otherwise made
						available to the grantor by
						the secured party.

						Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
12.	201709250036426	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	EPIROC AUSTRALIA PTY LTD ACN 000 086 706	All goods, equipment and / or other tangible property (including any accessions to those goods, equipment and / or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grant
						Amount secured: under
						$5,000,000
13.	201712150048498	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572	All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement (including retention of title) or otherwise made available by the secured party to the grantor.

						Westrac has 2 entries in the
						Contract Register

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured

It is unclear which PPSR entry corresponds to the relative Contract Register entry/ Purchasing Document number.

The 2 Contract Numbers are:

4600011236 – Contract Target Value: $12M; Completed Date: 31 Dec 2023.

4600009645 – Contract Target Value: $55K; Completed Date: 31 Dec 2021.

14.	201807240027161	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572	All motor vehicles (as defined in the Personal Property Securities Act and Regulations) rented leased, bailed, supplied on consignment or sold subject to conditional sale agreement including retention of title or otherwise made available to the grantor by the secured party.

						Amount secured: See
						above Westrac entry [13]
						for values.
15.	201902280012732	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	METSO AUSTRALIA LIMITED ACN 000 197 428

All goods, equipment and/or other tangible property (including any accessions to those goods,

equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
						Supply of Mills components contract - Purchasing Document 4600008327 Completion date was for 11 March 2022 (this works are ongoing). Value: $5,747,555
16.	201904160032141	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

Amount secured: under $5,000,000

17.	201904160046593	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559	1 x 1300 series feedframe coupled with 1 x 110kw power pack, rod handler and LM DCi plus all associated running equipment including Sea Container, pumps and running gear.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
						Amount secured: Value per above HMR entry [8].
18.	201904160056103	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559

1 X 700 Series Feedframe coupled with a 90kw Power Pack identified with serial no. LM-90-2007-012 ASSET No. DD0030 including all equipment required to complete the drilling program. Including sea containers, pumps and drilling equipment for HMR Drilling. Serial no. LM90-2007-012

						Amount secured: Value per
						above HMR entry [8].
19.	201904160056436	No	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	HMR DRILLING SERVICES PTY LTD ACN 133 922 559	1 X 700 Series feedframe coupled with a 90kw power pack DCi Serial No. LM90-2017-026 HMR Asset No.: D0035 including all relevant drilling equipment. Sea containers, pumps and all relevant equipment.
						Amount secured: Value per above HMR entry [8].
20.	201910010015640	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171

All goods, equipment and/or other tangible property (including any accessions to those goods,

equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
						Amount secured: under $5,000,000
21.	202008270014464	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

						Amount secured: under
						$5,000,000
22.	202011250009949	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	All goods, equipment
				ACN 083 171 546; COBAR		and/or other tangible
				MANAGEMENT PTY. LIMITED		property (including any
						accessions to those goods,
						equipment and/or property)
						sold, leased, hired, rented,
						bailed, supplied on
						consignment, sold subject
						to a conditional sale
						agreement including
						retention of title or
						otherwise made available by the secured party to the grantor.

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
						Amount secured: under $5,000,000
23.	202012220042280	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	PJL GROUP PTY LTD ACN 151 805 408	ATLAS COPCO MT6020 SERIAL NUMBER - AV0 08X 424 ARR# 8997 2067 00

						Amount secured: under
						$5,000,000
24.	202110070010464	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	All goods, equipment and/or other tangible property (including any
						accessions to those goods,
						equipment and/or property)
						sold, leased, hired, rented,
						bailed, supplied on
						consignment, sold subject
						to a conditional sale
						agreement including
						retention of title or
						otherwise made available
						by the secured party to the
						grantor.

						Amount secured: under
						$5,000,000
25.	202112240064035	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
26.	202112240065170	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
27.	202112240065664	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
28.	202112240065981	No	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	AUSTRALIAN TRUCK & 4WD RENTALS PTY LTD ACN 056 422 309	Amount secured: under $5,000,000
29.	202202030022654	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572	Amount secured: Value per above Westrac entry [13].
30.	202202170002442	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	RICOH AUSTRALIA PTY LTD ACN 000 593 171	All goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor.

						Amount secured: under
						$5,000,000
31.	202203280004151	Yes	Motor Vehicle	COBAR MANAGEMENT PTY. LIMITED ACN 083 171 546; COBAR MANAGEMENT PTY. LIMITED	WESTRAC PTY LTD ACN 009 342 572	Amount secured: Value per above Westrac entry [13].

No.	PPSR Number	PMSI	Collateral Class	Grantor	Secured Party Group	Collateral Description Amount secured
32.	202205040057935	Yes	Other Goods	COBAR MANAGEMENT PTY. LIMITED	C J D EQUIPMENT PTY LTD ACN 008 754 523	All goods, equipment
				ACN 00 083 171 546; COBAR		and/or other tangible
				MANAGEMENT PTY. LIMITED		property (including any
accessions to those goods,
equipment and/or property)
sold, leased, hired, rented,
bailed, supplied on
consignment, sold subject
to a conditional sale
agreement (including
retention of title) or otherwise made available by the secured party to the grantor, including but not limited to construction equipment, parts, spares and service.

Amount secured: under $5,000,000

Schedule 9

FORM OF CONFIDENTIALITY UNDERTAKING

[LMA CONFIDENTIALITY LETTER (SELLER). A SEPARATE LMA CONFIDENTIALITY LETTER IS AVAILABLE FOR USE BETWEEN A SELLER'S AGENT/BROKER AND A PURCHASER'S AGENT/BROKER]

[Letterhead of Seller]

Date:      [            ]

To:         [insert name of Potential Purchaser]

Re:         The Agreement

Company:	Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)(the "Company")

Date:

Amount:

Agent:

Dear [          ]

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

                We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub- paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	BAIL-IN

It is agreed that, notwithstanding any other term of any agreement, arrangement or understanding between us, each of us acknowledges and accepts that any liability either of us has to the other under or in connection with this letter may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of this letter to the extent necessary to give effect to any Bail- In Action in relation to any such liability.

13.	DEFINITIONS AND CONSTRUCTION

13.1	In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms (as amended or re- enacted).

"Bail-In Action" means the exercise of any Write-down and Conversion Powers. "Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time[; and

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation].

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule[;

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.]

13.2	Any reference to a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:      [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

Schedule 10

Timetables

PART I

Loans

Part I - Loans	Loans in US dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 12.1 (Selection of Interest Periods))	5 Business Days before the Utilisation Date

Part II

Letters of Credit

Part II - Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	5 Business Days before the Utilisation Date

Delivery of a duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	5 Business Days before the Utilisation Date

Schedule 11

FORM OF LETTER OF CREDIT

DEED OF SECURITY DEPOSIT BOND

THIS DEED OF SECURITY DEPOSIT BOND is made on the Date specified below.

RECITALS

A.	[Name and ABN of holder of Authorisation] (hereinafter called "the Holder") is the holder of Authorisation under the Mining Act 1992 (NSW) and is required by a Security Deposit Condition in the Authorisation to provide a Security Deposit acceptable to the Decision-maker under the terms of the legislation in relation to the Holder's obligations (including future obligations) as a Condition of the Authorisation.

B.	[Name of Financial Institution and ACN] (hereinafter called "the Financial Institution") is prudentially supervised by the Australian Prudential Regulation Authority (APRA).

C.	The Financial Institution has agreed to provide an unconditional Bond (in place of the Holder providing a Cash Deposit in the same amount) and to enter into this Deed in order to satisfy the Holder's obligations as required by the Security Deposit Condition and the provisions of the legislation.

OPERATIVE PROVISIONS

1.	By this Deed the Financial Institution unconditionally undertakes and covenants to pay on demand any sum or sums which may from time to time be demanded by the Minister for the time being responsible for the administration of the Mining Act 1992 (or any replacement or successor legislation) or by any properly authorised official in relation to the administration of such legislation (hereinafter called "Official"), to a maximum aggregate sum of [amount in words and figures].

2.	In the event that the Financial Institution is notified in writing by the Minister or Official that he or she requires payment to be made of the whole or any part or parts of the said sum, the Financial Institution unconditionally agrees that such payment or payments shall be made to the Minister or Official (or as directed by them) forthwith without any further reference to the Holder and notwithstanding any notice given by the Holder to the Financial Institution not to pay the same.

3.	The Financial Institution's liability under this Deed shall continue until notification in writing from the Minister that the Financial Institution's liability is released, provided that the Financial Institution may at any time without being required so to do pay to the Minister the said sum of [amount of Bond] less any amount or amounts it may previously have paid under this Deed or such lesser sum as may be specified by the Minister in writing as representing full satisfaction for the undertaking and covenant herein and thereupon the liability of the Financial Institution hereunder shall be discharged.

4.	The liability of the Financial Institution under this Deed shall not in any way be discharged or impaired by reason of any amendment or repeal of the Mining Act 1992 or the enactment or repeal of any other legislation; nor by any variation or variations (with or without the knowledge or consent of the Financial Institution) in any of the obligations of the Holder under the Authorisation or by reason of any breach or breaches (wilful or otherwise) of the said obligations committed (with or without the knowledge or consent of the Financial Institution) by or on behalf of the Holder with or without the knowledge or consent of the Minister or of any Official, agent or servant of the Crown, or by the granting by the Minister, or by others on behalf of the Minister or otherwise, of any time credit forbearance or indulgence to the Holder or any person who may have contracted with the Holder.

5.	The Financial Institution shall obtain for itself on its own responsibility and at its own expense its own information on all matters affecting the obligations of the Holder under the Authorisation and any variation thereof (including any failure by the Holder to fulfil the said obligations) and neither the Minister, nor any Official nor the State of New South Wales shall be under any obligation to the Financial Institution to have communicated to or at any time hereafter to communicate to the Financial Institution any such matter as aforesaid or any facts relating to such matters (whether within the knowledge of the Minister or any Official or any agent or servant of the Crown or not) and none of them shall be under any liability in relation thereto.

6.	Unless directed otherwise by the Minister or an Official, any payment required to be or that may be made by the Financial Institution hereunder shall be made to the Secretary of the Department of Regional New South Wales, and the official receipt of the Department shall be a full discharge to the Financial Institution for the amount so paid.

7.	Any demand notice or communication required or that may be given by the Minister to the Financial Institution under this Deed shall be sufficiently given or served if signed by the Minister or an Official and if left at or sent by post to the address to a principal or other place of business of the Financial Institution in New South Wales or elsewhere or as otherwise provided for the service of documents on a company by s109X of the Corporations Act 2001 (Cth) or similar law. Any demand notice or communication sent by post shall be deemed to have been given or served when it would in the ordinary course of post have been delivered

8.	The benefit of this Deed is not assignable by the Minister.

9.	This Deed shall be governed by and construed in accordance with the laws for the time being of the State of New South Wales.

Dated the XX                    day of XX                          20 [XX]

EXECUTED AS A DEED

EXECUTED BY [Full name of Financial Institution and ACN]

[The Deed should be executed as such by the Financial Institution in accordance with s127 of the Corporations Act 2001(Cth) or in the name of the Financial Institution by a person acting under a power of attorney on behalf of the Financial Institution.]

SCHEDULE

The authority granted in satisfaction of [Insert Title/s]

Schedule 12

[NOT USED]

Schedule 13

Compounded Rate Terms

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Interest Zero Floor

If the aggregate of the Daily Rate and the Credit Adjustment Spread for any RFR Banking Day is less than zero, the Daily Rate for that RFR Banking Day shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	an amount reasonably determined by a Lender to be incurred because of the liquidation or re-employment of deposits or other funds acquired or contracted for by that Lender to fund or maintain any Loan or amount (including loss of margin) and because of the reversing or termination of any agreement or arrangement entered into by that Lender to hedge, fix or limit its effective cost of funding or maintaining any Loan or amount.

Business Day Conventions (definition of "Month" and Clause 12.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to a relevant Central Bank Rate prevailing at close of business on any relevant RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the relevant RFR is available.

Central Bank Rate Spread:	The Central Bank Rate Spread means, in relation to any relevant RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of:

(a)	the relevant RFR for that relevant RFR Banking Day; and

(b)	the relevant Central Bank Rate prevailing at the close of business on that RFR Banking Day (relevant to that RFR).

Credit Adjustment Spread:	The Credit Adjustment Spread for each available Interest Period for a Loan shall be that which is set out in respect of that currency and the relevant period in the table below.

USD

Funding Period	Credit Adjustment Spread
1 month	0.11448
3 months	0.26161
6 months	0.42826

If a Funding Period is not 1, 3 or 6 Months (a Standard Duration), the Credit Adjustment Spread shall be the rate for the Interest Period with the next longest Standard Duration.

The Credit Adjustment Spread is fixed and shall apply for the term of the Facilities.

The Credit Adjustment Spread applicable on each day of a relevant Interest Period shall be that which applies from the commencement of that Interest Period, and shall not be affected by any intra-period prepayment (or other intra-period occurrence, including the delivery of a selection notice or changes to the Interest Period).

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

(a)	the RFR for that RFR Banking Day; or

(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment; or

(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places but subject to the Interest Zero Floor.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a)	the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b)	the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing in USD collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period before the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a)	a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 13.2 (Market disruption)	Close of business in Sydney on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.3 (Cost of funds)	Close of business on the date falling 3 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Schedule 14

Daily Non-Cumulative Compounded RFR Rate

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 5 decimal places) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period; "Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period before that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and "tni" has the meaning given to that term above.

Schedule 15

Cumulative Compounded RFR Rate

The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 14 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

"d0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period before that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days during that Interest Period.

Schedule 16 Tenements

No.	Tenement	Holder	Expiration
1.	Consolidated Mining Lease No 5 (1992)	Target	24 June 2028
2.	Exploration Licence 5693 (1992)	Target	7 February 2027
3.	Exploration Licence 5983 (1992)	Target	30 August 2027
4.	Exploration Licence 6223 (1992)	Target has 0% legal interest and 90% beneficial interest.	5 April 2023
5.	Exploration Licence 6907 (1992)	Target has 100% legal interest and 90% beneficial interest.	11 October 2027
6.	Mining Purpose Lease 1093 (1906)	Target	5 February 2029
7.	Mining Purpose Lease 1094 (1906)	Target	5 February 2029
8.	Exploration Lease (Application) 6565 (and any resulting tenement arising from it)	Target	As applicable

Schedule 17

Real Property

Part I

Freehold Property

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
1.	Lot 2 in Deposited Plan 247893 2/247893 16 Monaghan Street, Cobar	Target
2.	Lot 399 in Deposited Plan 43571 399/43571 49 Elizabeth Crescent, Cobar	Target
3.	Lot 48 in Deposited Plan 220704 48/220704 49 Elizabeth Crescent, Cobar	Target
4.	Lot 49 in Deposited Plan 220704 49/220704 49 Elizabeth Crescent, Cobar	Target
5.	Lot 1 of Section 15 in Deposited Plan 758254 1/15/758254 51 Elizabeth Crescent, Cobar	Target
6.	Lot 16 in Deposited Plan 792294 16/792294 26 Jones Drive, Cobar	Target
7.	Lot 13 in Deposited Plan 793808 13/793808 25 Bathurst Street, Cobar	Target
8.	Lot 70 in Deposited Plan 860711 70/860711 13 Wood Street, Cobar	Target
9.	Lot 60 in Deposited Plan 860711 60/860711 8 Wood Street, Cobar	Target
10.	Lot 8 in Deposited Plan 260360 8/260360 2 Rosewood Place, Cobar	Target
11.	Lot 42 in Deposited Plan 792294 42/792294 5 Jandra Crescent, Cobar	Target

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
12.	Lot 2 in Deposited Plan 262665 2/262665 18 Belagoy Street, Cobar	Target
13.	Lot 22 in Deposited Plan 806636 22/806636 17 Acacia Drive, Cobar	Target
14.	Lot 10 in Deposited Plan 792294 10/792294 21 Jones Drive, Cobar	Target
15.	Lot 56 in Deposited Plan 863149 56/863149 4 Bilby Close, Cobar	Target
16.	Lot 16 in Deposited Plan 806636 16/806636 24 Acacia Drive, Cobar	Target
17.	Lot 35 in Deposited Plan 261594 35/261594 7 Brigalow Place, Cobar	Target
18.	Lot 10 in Deposited Plan 860711 10/860711 15 Bannister Court, Cobar	Target
19.	Lot 9 in Deposited Plan 860711 9/860711 15 Bannister Court, Cobar	Target
20.	Lot 1 in Deposited Plan 1115073 1/1115073 2 Duffy Drive, Cobar	Target
21.	Lot 10 in Deposited Plan 1115073 10/1115073 10 Clifton Place, Cobar	Target
22.	Lot 2 in Deposited Plan 1115073 2/1115073 4 Duffy Drive, Cobar	Target
23.	Lot 31 in Deposited Plan 1115073 31/1115073 3 Duffy Drive, Cobar	Target
24.	Lot 32 in Deposited Plan 1115073 32/1115073 5 Duffy Drive, Cobar	Target

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
25.	Lot 33 in Deposited Plan 1115073 33/1115073 7 Duffy Drive, Cobar	Target
26.	Lot 36 in Deposited Plan 1115073 36/1115073 13 Duffy Drive Cobar	Target
27.	Lot 7 in Deposited Plan 1115073 7/1115073 4 Clifton Place, Cobar	Target
28.	Lot 46 in Deposited Plan 1115073 46/1115073 33 Duffy Drive, Cobar	Target
29.	Lot 6 in Deposited Plan 860711 6/860711 12 Bannister Court, Cobar	Target
30.	Lot 38 in Deposited Plan 220704 38/220704 36 Elizabeth Crescent, Cobar	Target
31.	Lot 5 in Deposited Plan 860711 5/860711 10 Bannister Court, Cobar	Target
32.	Lot 43 in Deposited Plan 860711 43/860711 27 Nullamut Street, Cobar	Target
33.	Lot 42 in Deposited Plan 860711 42/860711 25 Nullamut Street, Cobar	Target
34.	Lot 122 in Deposited Plan 1057930 122/1057930 28 Prince Street, Cobar	Target
35.	Lot 123 in Deposited Plan 1057930 123/1057930 26 Prince Street, Cobar	Target
36.	Lot 41 in Deposited Plan 847169 41/847169 11 Acacia Drive, Cobar	Target
37.	Lot 33 in Deposited Plan 129492 33/129492 57 Morrison Street, Cobar	Target

Part II

Project Leases

No.	Property Details (Land, Certificate of Title, Address)	Registered Proprietor
1.	Lease 3667 located on the whole of Lot 1 in Deposited Plan 1186316 (Perpetual lease) 1/1186316 565 Kidman Way, Cobar	Target
2.	Lease 9565 located on the whole of Lot 4277 in Deposited Plan 766965 (Perpetual lease) 4277/766965 465 CSA Access Road, Cobar	Target
3.	Lease 731 located on the whole of Lot 6336 in Deposited Plan 769222 6336/769222 465 CSA Access Road, Cobar	Target
4.	Lease 14587 located on the whole of Lot 1 in Deposited Plan 1105750 1/1105750 465 CSA Access Road, Cobar	Target

Part III

Water Licences

No.	Licence Details	Registered Proprietor
1.	Water Access Licence 28539;	Target as holder
2.	Water Access Licence 28887;	Target as holder
3.	Water Access Licence 36334;	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Target in 13560/41500 share as tenants in common.
4.	Water Access Licence 36336;	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Target in 13560/41500 share as tenants in common.
5.	Water Access Licence 36335; and	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Target in 13560/41500 share as tenants in common.

No.	Licence Details	Registered Proprietor
6.	Water Access Licence 36337.	Cobar Operations Pty Ltd in 16050/41500 share Peak Gold Mines Pty Ltd in 11890/41500 share Target in 13560/41500 share as tenants in common.

The Agent

SIGNED by	/s/ Alok Jhingan

Signature

by CITISECURITIES LIMITED as
Agent by its duly authorised	Alok Jhingan
signatories
Name

/s/ Rod Hill

Signature

Rod Hill

Name

The Arrangers

SIGNED by	)	/s/ Jeremy Beadow
Jeremy Beadow
	)	Director

as for BMO HARRIS BANK N.A.	)

in the presence of:	)

	)	/s/ Grace Chan
Grace Chan

Signature of witness	)

)

Name of witness (block letters))

)

)

SIGNED for and on behalf of

CITIBANK, N.A., SYDNEY BRANCH

(ABN 34 072 814 058) by its authorised signatories:

/s/ Rod Hill	/s/ Brian Nash
Signature of Authorised Signatory	Signature of Authorised Signatory

Rod Hill	Brian Nash
Name of Authorised Signatory	Name of Authorised Signatory

The Initial Account Bank

SIGNED for and on behalf of

CITIBANK, N.A., SYDNEY BRANCH

(ABN 34 072 814 058) by its authorised signatories:

/s/ Rod Hill	/s/ Brian Nash
Signature of Authorised Signatory	Signature of Authorised Signatory

Rod Hill	Brian Nash
Name of Authorised Signatory	Name of Authorised Signatory

Original Lenders

SIGNED by	)	/s/ Grace Chan
Grace Chan
	)	Director

as for BMO HARRIS BANK N.A.	)

in the presence of:	)

	)	Jeremy Beadow

Signature of witness	)	/s/ Jeremy Beadow

)

Name of witness (block letters))

)

)

SIGNED for and on behalf of

CITIBANK, N.A., SYDNEY BRANCH

(ABN 34 072 814 058) by its authorised signatories:

/s/ Rod Hill	/s/ Brian Nash
Signature of Authorised Signatory	Signature of Authorised Signatory

Rod Hill	Brian Nash
Name of Authorised Signatory	Name of Authorised Signatory

SIGNED for and on behalf of

The Bank of Nova Scotia, Australia Branch

/s/ Jay Hipolito
Attorney / Authorised Signatory

Jay Hipolito
Name

SIGNED for and on behalf of National Bank of

Canada by its authorised signatories:

/s/ Allan Fordyce	/s/ David Torrey
Authorised Signatory	Authorised Signatory

Allan Fordyce, Manage Director	David Torrey, Managing Director & Head
Name	Name

The Borrower

EXECUTED by METALS	)
ACQUISITION CORP. (AUSTRALIA))
PTY LTD (ACN 657 799 758) in	)
accordance with section 127(1) of the	)
Corporations Act 2001 (Cth) by authority	)
of its directors:	)
)
)
/s/ Michael McMullen	)	/s/ Marthinus J. Crouse
Signature of director	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Michael McMullen	)	Marthinus J. Crouse
Name of director (block letters))		Name of director/company secretary*
	)	(block letters)
	)	*delete whichever is not applicable

The Original Guarantors/the Company

EXECUTED for METALS ACQUISITION CORP by:

/s/ Michael McMullen
Signature of director

Michael McMullen
Name of director (block letters)

EXECUTED for METALS ACQUISITION LIMITED by:

/s/ Michael McMullen
Signature of director

Michael McMullen
Name of director (block letters)